Exhibit 10.1

Execution Copy

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

FC DOMINO INVESTORS, LLC
Dated as of July 1, 2015

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7.11.	Intentionally Omitted	27
7.12.	REIT Compliance	27
7.13.	Leasing of the Properties	29
7.14.	Event of Default	29
7.15.	Intentionally Omitted	29

Article 8. BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR		30
8.01.	Books of Account	30
8.02.	Fiscal Year	30
8.03.	Bank Accounts	30
8.04.	Financial Statements	31
8.05.	Tax Returns; Tax Matters Partner	32
8.06.	Tax Elections	33
8.07.	Venture Liabilities	33

Article 9. TRANSFERS AND PLEDGES OF INTERESTS		33
9.01.	Restrictions on Transfers and Pledges of Interests	33
9.02.	Conditions Applicable to All Transfers	35
9.03.	Admission of Transferee	36
9.04.	Right of First Offer	36

Article 10. SALE OF PURCHASER		38
10.01.	Sale of Purchaser	38

Article 11. DISSOLUTION AND LIQUIDATION		38
11.01.	Events Causing Dissolution	38
11.02.	Right to Continue Business of the Venture	38
11.03.	Distributions Upon Dissolution	38

Article 12. Intentionally Omitted		39

Article 13. REPRESENTATIONS AND WARRANTIES		39
13.01.	Representations and Warranties of the Members	39
13.02.	Representations and Warranties by the Formation Member	40

Article 14. MISCELLANEOUS PROVISIONS		41
14.01.	Compliance with LLC Act	41
14.02.	Additional Actions and Documents	41
14.03.	Notices	41
14.04.	Expenses	42
14.05.	Exculpation	42
14.06.	Intentionally Omitted	43
14.07.	Ownership of Venture Assets	43
14.08.	Status Reports	43

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14.09.	Survival	43
14.10.	Waivers	43
14.11.	Exercise of Rights	43
14.12.	Binding Effect	44
14.13.	Limitation on Benefits of this Agreement	44
14.14.	Severability	44
14.15.	Amendment Procedure	44
14.16.	Entire Agreement	44
14.17.	Headings	44
14.18.	Governing Law	44
14.19.	Execution in Counterparts	44
14.20.	Consents and Approvals	45
14.21.	Indemnification	45
14.22.	Business Day Extension	45
14.23.	Consent to Jurisdiction	46
14.24.	No Presumption	46
14.25.	Press Releases; Confidentiality	46
14.26.	Cooperation of Managing Member	47
14.27.	Subsidiaries	47
14.28.	Brokerage	47
14.29.	Usury Savings	48

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EXHIBITS

Exhibit A    Certificate of Formation
Exhibit B-1    List of Properties and Owners
Exhibit B-2    Organization Structure
Exhibit C    Capital Contributions and Percentage Interests
Exhibit D    Reporting
Exhibit E    Sources and Uses Statement
Exhibit F    Organization Chart of Formation Member
Exhibit G    List of Formation Affiliates
Exhibit H    Authorized Signatories

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THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) of FC DOMINO INVESTORS, LLC, a Delaware limited liability company (the “Venture”), is entered into as of July 1, 2015, by and between Domino MI6 Investors, LLC, a Delaware limited liability company (together with its permitted successors and assigns in its capacity as a Member, the “Formation Member”) and Domino Holdings NT-HCI, LLC, a Delaware limited liability company (together with its permitted successors and assigns in its capacity as a Member, the “NorthStar Member”).
W I T N E S S E T H:
WHEREAS, the Venture was formed pursuant to the provisions of the Limited Liability Company Act of the State of Delaware (as amended from time to time, the “LLC Act”) by the filing of the Certificate of Formation of the Venture (as the same may be amended, supplemented or modified from time to time in accordance with the provisions of this Agreement, the “Certificate”) with the Delaware Secretary of State on February 19, 2015, a copy of which Certificate is attached hereto as Exhibit A and pursuant to the terms of that certain Limited Liability Company Operating Agreement, dated as of February 19, 2015 (the “Initial Agreement”), by the Formation Member;
WHEREAS, as of the date hereof, the Venture owns 53.33% of the partnership interests (the “Partnership Interest”) in Safanad Senior Care Investment Partnership VI, LP, a Delaware limited partnership (together with each of its wholly owned subsidiaries, the “Investment Partnership”) pursuant to the terms of that certain Amended and Restated Agreement of Limited Partnership of the Investment Partnership, dated as of the date hereof (as may be amended, supplemented, restated or otherwise modified from time to time, the “Investment Partnership Agreement”);
WHEREAS, as of the date hereof, the Investment Partnership owns, directly or indirectly, 100% of the limited liability company interest in FC Domino Acquisition, LLC, a Delaware limited liability company (the “Purchaser”).
WHEREAS, the Purchaser and Extendicare International Inc. entered into that certain Share Purchase Agreement, dated as of November 7, 2014 (as may be amended or restated from time to time, the “Conveyance Agreement”);
WHEREAS, upon the closing of transactions contemplated by the Conveyance Agreement, the Purchaser shall own, directly or indirectly, 100% of the limited liability company interest in each of the newly formed or existing entities listed on Exhibit B-1 (each, an “Owner”), and each Owner shall own fee or leasehold title to the property listed opposite such Owner’s name on Exhibit B-1 (each, a “Property,” and collectively, the “Properties”), and as further shown on the organizational structure chart attached hereto as Exhibit B-2;
WHEREAS, the Formation Member desires to admit the NorthStar Member to the Venture as a Member, and the NorthStar Member desires to be so admitted, and each of the NorthStar Member and the Formation Member desire to amend and restate the Initial Agreement in its entirety; and

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WHEREAS, the parties hereto desire to operate the Venture as a limited liability company under the LLC Act and to set forth their respective rights and obligations vis-à-vis the Venture.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereto hereby set forth their agreement as follows:
ARTICLE 1.
DEFINITIONS
1.01.    Defined Terms. Unless the context otherwise specifies or requires, capitalized terms used herein shall have the following respective meanings:
“Acquiring Party” is defined in Section 7.13.
“Additional Properties” is defined in Section 7.13.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account, as of a specified time, after giving effect to the following adjustments:
(a)    credit to such Capital Account any amounts that such Member is obligated to restore or deemed obligated to restore pursuant to Regulations Section 1.704‑1(b)(2)(ii)(c) and the penultimate sentences of Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5); and
(b)    debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, when used with reference to a specified Person, (a) any member, partner, shareholder, director, officer or employee of such Person, or (b) any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the specified Person. For the purposes of this Agreement, (i) Lavie Care Centers LLC and its subsidiaries, (ii) National Home Care Holdings, LLC and its subsidiaries, (iii) Genesis Healthcare, Inc. and its subsidiaries, (iv) FC PAC Holdings, LLC and its subsidiaries, (v) FC Eclipse Investment, LLC, (vi) FC Portland Investments, LLC and (vii) provided the Formation Member’s and/or the Key Principals’ direct or indirect interest and control is disclosed to the NorthStar Member in advance of the Venture entering into any agreement with such Person, any similar operating companies affiliated with the Formation Member and/or the Key Principals that enter into an agreement with the Venture or any Subsidiary after the date hereof, in each case, shall not be deemed “Affiliates” of the Formation Member, except in each case with respect to Section 0 and Section 7.06(b).

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“Affiliate Agreement” means any agreement or contract between the Venture or any Subsidiary, on the one hand, and either Member or any Affiliate of either Member, on the other hand.
“Agreement” is defined in the Preamble to this Agreement.
“Annual Report” is defined in Section 8.04(a).
“Authorized Signatories” is defined in Section 7.01(c).
“Bank Account” is defined in Section 8.03.
“Bankrupt” means, and a Person shall be deemed “Bankrupt” upon: (i) the entry of a final, nonappealable decree or order for relief of the Person by a court of competent jurisdiction in any involuntary case involving the Person under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for the Person or for all or substantially all of the Person’s assets or property which appointment is not discharged within 90 days; (iii) the ordering of the winding up or liquidation of the Person’s affairs; (iv) the filing with respect to the Person of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 90 days; (v) the commencement by the Person of a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect; (vi) the consent by the Person to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent for the Person or for all or substantially all of the Person’s assets or property; (vii) the making by the Person of any general assignment for the benefit of creditors; or (viii) the admission in writing by the Person of its inability to pay its debts as such debts become due.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Book Value” means, with respect to any asset of the Venture, such asset’s adjusted basis for federal income tax purposes, except that, in accordance with the rules set forth in Regulations Section 1.704-1(b)(iv):
(a)    the initial Book Value of any asset of the Venture as of the date of its contribution (or deemed contribution) shall be its gross fair market value at such time as determined by the Managing Member;
(b)    the Book Value of any asset distributed or deemed distributed by the Venture to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value at such time (taking into account Section 7701(g) of the Code) as determined by the Managing Member;
(c)    the Book Values of all Venture assets may be adjusted to equal their respective gross fair market values (taking into account Section 7701(g) of the Code), as determined by the Managing Member, as of:

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(i)    the date of the acquisition of an additional Interest in the Venture by any new or existing Member in exchange for a more than de minimis contribution to the capital of the Venture; or
(ii)    upon any distribution in liquidation of the Venture, or the distribution by the Venture to a retiring or continuing Member of money or other assets of the Venture in reduction of such Member’s Interest in the Venture;
(d)    the Book Values of all Venture assets shall be adjusted to reflect any adjustments to the adjusted basis of any assets of the Venture pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided that Book Values shall not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (c) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)    if the Book Value of an asset has been determined pursuant to clause (a), (c) or (d) above, such Book Value shall thereafter be adjusted for depreciation, amortization or other cost recovery deductions based on such asset’s Book Value as so determined, and not on such asset’s adjusted tax basis.
The foregoing definition of Book Value is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States and any other day on which banks in the State of New York are required or permitted to be closed shall not be regarded as a business day.
“Capital Account” means, with respect to any Member, the capital account of such Member maintained pursuant to Section 6.01, including all additions thereto and subtractions therefrom pursuant to this Agreement.
“Capital Call” is defined in Section 5.02(a).
“Capital Contribution” means any property (including cash) contributed (or deemed contributed) to the Venture by or on behalf of a Member.
“Certificate” is defined in the Recitals to this Agreement.
“Charges” means all costs and expenses of maintaining, operating and administering the Venture, including legal and accounting fees and expenses and costs and expenses incurred in preparing tax returns, taxes (if any) and other governmental charges levied against the Venture, indemnification obligations and costs and expenses incurred in connection with the performance of any obligations of the Venture, but specifically excluding (a) any expenses, obligations or liabilities incurred by a Member (or its Affiliates) in connection with the formation of the Venture

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and the entering into of this Agreement which are specifically stated to be those of such Member or its Affiliates (rather than the Venture) under this Agreement or (b) any expenses, obligations or liabilities incurred by the Investment Partnership or other Subsidiary or otherwise under the Investment Partnership, the Investment Committee Agreement or the Investment Management Agreements, which shall be paid by the Investment Partnership or other Subsidiary.
“Code” means the Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
“Confidential Information” is defined in Section 14.25(b).
“Contributing Member” is defined in Section 5.03(a).
“Control,” “Controls” and “Controlled by” means the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being the general partner, manager, managing member, asset manager, officer or director of the Person in question), to (i) direct or cause the direction of the management and policies of a Person or (ii) conduct the day-to-day business operations of a Person including the making of certain discretionary investments (and, for the avoidance of doubt and solely for purposes hereof, the Members acknowledge that NorthStar Asset Management Group Inc. and its Affiliates shall be deemed to have Control of a Person if NorthStar Asset Management Group Inc. or its Affiliates is a sponsor or co-sponsor of such Person or Controls such Person pursuant to a management agreement or similar arrangement, notwithstanding that such Person may have an independent board or other governing body that has ultimate approval over decisions and policies of such Person); provided, that solely for the purpose of determining whether a particular contract constitutes an Affiliate Agreement, “Control” (as such term is used in the definition of “Affiliate”) shall be deemed to include, with reference to a Person, the ownership, directly or indirectly through one or more intermediaries, of 10% or more of the equity interests in such Person.
“Control and Ownership Requirement” is defined in Section 9.01(b)(ii).
“Conveyance Agreement” is defined in the Recitals to this Agreement.
“Cram-Down Contribution” is defined in Section 5.03(a)(iii).
“Default Contribution Amount” is defined in Section 5.03(a)(iii).
“Default Date” is defined in Section 5.03(a).
“Default Rate” means the lesser of (a) 20% per annum, compounded monthly, and (b) the maximum interest rate permitted by law.
“Default Third Party Issuance” is defined in Section 5.03(a)(iv).

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“Distributable Proceeds” means, for any period for which such amount is being computed, (a) all sums distributed by the Investment Partnership to the Venture during such period, less (b) any amounts used to pay Charges during such period, less (c) any increases in the reserves of the Venture during such period, as determined by the Managing Member and which reserves shall be subject to the approval of the NorthStar Member (if any) plus (d) any decrease in the reserves of the Venture during such period (if any), as determined by the Managing Member and which reserves shall be subject to the approval of the NorthStar Member.
“Distributions” means distributions of Distributable Proceeds to a Member pursuant to Section 6.05(a) or Section 11.03.
“Due Care” means to act in good faith and exercising the usual and customary standard of care, skill, prudence and diligence of an experienced and prudent real estate professional in the conduct of a real estate joint venture enterprise of a like character and with similar goals and objectives as the Venture, taking into account the expected risks and rewards of investing in real estate projects comparable to the Properties and general market or economic conditions that may affect the Properties at the time in question.
“Event of Default” means, subject to the cure rights described below, the occurrence of any of the following events:

(a)	fraud by the Formation Member, the FC Manager, the Key Principals or any of their Affiliates, in each case related to or in connection with this Agreement, the Venture, any Subsidiary or any Property;

(b)
gross negligence, willful misconduct, willful breach, misappropriation or misapplication of Venture or Subsidiary funds by the Formation Member, the FC Manager, the Key Principals or any of their Affiliates, in each case related to or in connection with this Agreement, the Venture, any Subsidiary or any Property;

(c)
the Formation Member, the FC Manager or any Key Principal enters a plea of no contest or is convicted of any crime (i) involving fraud, theft, larceny, embezzlement or conversion, bribery, forgery, making or filing knowingly false statements, perjury, counterfeiting, murder, manslaughter, rape, spousal abuse, child abuse, kidnapping or robbery, or aiding and abetting any of the foregoing, and such crime, whether or not a felony, is committed against or with respect to the NorthStar Member, NorthStar Corporate Parent or any subsidiary of NorthStar Corporate Parent, the Venture or any Subsidiary, or (ii) involving fraud, theft, larceny, embezzlement or conversion, bribery, forgery, making or filing knowingly false statements, perjury, counterfeiting, murder, manslaughter, rape, spousal abuse, child abuse, kidnapping or robbery, or aiding and abetting any of the foregoing, and such crime is a felony;

(d)	the Formation Member or the FC Manager becomes Bankrupt;

(e)	a Transfer by, or with respect to, the Formation Member’s direct or indirect Interests in violation of Article 9, or any Transfer or assignment in violation of Section 7.03;

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(f)	the failure of the Formation Member to satisfy the Control and Ownership Requirement at any time;

(g)
the failure of the Formation Member or the FC Manager to perform any of its material obligations under this Agreement or the breach by the Formation Member or the FC Manager of any of the terms, conditions, representations, warranties or covenants of this Agreement (other than the failure to fund any Subsequent Contribution) and a continuation of such failure or breach for more than thirty (30) days after notice from the NorthStar Member; provided, that if such failure or breach is of the nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, such period shall be extended so long as the Formation Member, in good faith, commences all reasonable curative efforts within ten (10) days of its receipt of such notice and diligently continues its curative efforts to completion; or

(h)
any willful misconduct or wrongful omission (i.e., where there is an obligation to act) of the Formation Member, the FC Manager, the Key Principals or any of their Affiliates that causes an “event of default” under and as defined in any Loan Document; provided, that failing to approve a Major Decision shall not constitute willful misconduct or a wrongful omission for purposes of this clause (h).

For purposes of any of the acts or events described in clause (a), (b), (c) or (h) of this definition, such act or event shall not constitute an “Event of Default” if (1) such act or event is the result of an action or inaction of any person other than a Key Principal and does not trigger liability under any guaranty, (2) no Key Principal had any actual knowledge of the occurrence thereof until after the occurrence thereof, (3) notice of such act or event shall have been delivered to the NorthStar Member promptly after a Key Principal learns of such act or event, (4) the Key Principals and the Formation Member pay over to the Venture or the NorthStar Member, within fifteen (15) Business Days after delivering the notice described in clause (3) above, an amount equal to all of the losses, damages and out-of pocket expenses sustained by the Venture or the NorthStar Member by virtue thereof (including reasonable and actual attorneys’ fees and costs), and (5) such person’s employment with the Formation Member, the Key Principals and their Affiliates is either (i) terminated or (ii) with respect to any person other than Arnold Whitman and Steven Fishman, transferred to an area of business that is unrelated to the Venture, any Subsidiary or any Property.
“Exculpated Party” is defined in Section 14.05.
“Family Member” means, with respect to any Person, (a) the spouse, former spouse, child, step-child, sibling, niece, nephew, parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person, or a parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person’s spouse, (b) any corporation, partnership or limited liability company all or substantially all of the equity interests in which are owned by a person described in clause (a) above, or (c) a trust, custodial account or guardianship administered primarily for the benefit of a person described in clause (a) above.
“FC Committee Members” is defined in the Investment Committee Agreement.

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“FC Manager” is defined in the Investment Committee Agreement.
“Fiscal Year” is defined in Section 8.02.
“Formation Member” is defined in the Preamble to this Agreement.
“GAAP” means generally accepted accounting principles in the United States consistently applied.
“Incentive Distributions” is defined in the Investment Partnership Agreement.
“Indemnitee” is defined in Section 14.21(a).
“Indemnity Laws” is defined in Section 14.21(d).
“Initial Agreement” is defined in the Recitals to this Agreement.
“Initial Capital Contribution” is defined in Section 5.01.
“Interest” means, as to any Member, all of the interest of that Member in the Venture, including, without limitation, such Member’s (a) right to a distributive share of the income, gain, losses and deductions of the Venture in accordance with this Agreement, and (b) right to a distributive share of Venture Assets.
“Investment Committee” is defined in the Investment Committee Agreement.
“Investment Committee Agreement” means that certain Investment Committee Agreement, dated as of the date hereof, by and between the FC Manager and Safanad SSCIP VI Management, LLC, as the same may be amended, restated, modified or supplemented from time to time in accordance with the provisions hereof or thereof, a copy of which has been provided to the Members.
“Investment Management Agreements” is defined in the Investment Committee Agreement.
“Investment Partnership Call Notice” is defined in Section 5.02(a).
“Investment Partnership GP” means FC Domino GP, or any successor general partner of the Investment Partnership.
“Investment Partnership” is defined in the Recitals to this Agreement.
“Investment Partnership Agreement” is defined in the Recitals to this Agreement.
“Key Principals” means Arnold Whitman, Steven Fishman and Brian Beckwith.
“LLC Act” is defined in the Recitals to this Agreement.
“Loan Documents” mean any loan agreement, promissory note or other evidence of indebtedness evidencing all mortgages and security agreements, assignments, financing statements,

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pledges, collateral security agreements, and any replacement, renewal, extension, substitution, addition, supplement, amendment or modification of any of the foregoing to which any of the Venture, any Subsidiary and/or any Property are subject.
“Lockout Period” is defined in the Investment Partnership Agreement.
“Major Decisions” is defined in Section 7.02.
“Managing Member” is defined in Section 7.01(a).
“Member” means, at any time, any Person admitted and remaining as a member of the Venture pursuant to the terms of this Agreement. As of the date of this Agreement, the Members of the Venture are the NorthStar Member and the Formation Member.
“Member Loan” is defined in Section 5.03(a)(ii).
“Net Income” and “Net Loss” means, respectively, for each taxable year, or portion thereof, the taxable income and taxable loss of the Venture for such period as determined for U.S. federal income tax purposes (inclusive of items required to be separately accounted for under Section 703(a) of the Code); provided, that for purposes of determining Net Income and Net Loss and each item thereof (and not for income tax purposes), without duplication, (a) there shall be taken into account any tax exempt income of the Venture, (b) any expenditures of the Venture which are described in Section 705(a)(2)(B) of the Code or which are deemed to be described in Section 705(a)(2)(B) of the Code pursuant to Regulations under Section 704(b) of the Code shall be treated as deductible expenses, (c) if any asset of the Venture has a Book Value which differs from its adjusted tax basis as determined for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be computed based upon such asset’s Book Value rather than its adjusted tax basis, and (d) if the Book Value of any asset of the Venture is adjusted pursuant to clauses (b) or (c) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss for purposes of computing Net Income and Net Loss. Items of income, gain, deductions, and loss allocated pursuant to Section 6.03, including “nonrecourse deductions” and “partner nonrecourse deductions,” shall be excluded from the computation of Net Income and Net Loss.
“Non-Contributing Member” is defined in Section 5.03(a).
“Nonrecourse Liability” means nonrecourse indebtedness as defined in Treasury Regulation Section 1.752-1(a)(2).
“NorthStar Corporate Parent” means NorthStar Healthcare Income, Inc., a Maryland corporation and any successor thereto.
“NorthStar Healthcare Parent” means NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership, together with its successors and permitted assigns.
“NorthStar Member” is defined in the Preamble to this Agreement.
“OFAC Programs” is defined in Section 13.01(h).

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“Owner” is defined in the Recitals to this Agreement.
“Partnership Interest” is defined in the Recitals to this Agreement.
“Percentage Interest” means, with respect to any Member, initially, the Percentage Interest of such Member as set forth on Exhibit C attached hereto, as such amount may be adjusted from time to time pursuant to Section 5.03. No adjustment shall be made in Percentage Interests on account of any Distributions notwithstanding that the same may reduce or constitute a full or partial return of such Member’s Capital Contribution.
“Permanent Major Decisions” means the Significant Decisions listed in Sections 2.5(7), (10), (12), (15) and (22) of the Investment Committee Agreement (but with respect to Section 2.5(22) solely to the extent such transaction is not on market terms at the time such decision is made).
“Permitted Capital Call” has the meaning set forth in the Investment Committee Agreement.
“Permitted Capital Call Contributing Member” has the meaning given to such term in Section 5.03(b).
“Permitted Capital Call Cram-Down Contribution” has the meaning given to such term in Section 5.03(b).
“Permitted Capital Call Non-Contributing Member” has the meaning given to such term in Section 5.03(b).
“Permitted Investment Management Fee Capital Call” has the meaning set forth in the Investment Partnership Agreement.
“Permitted NorthStar Member Affiliate” is defined in Section 9.01(b)(i).
“Person” means any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate or other entity or organization.
“Pledge” is defined in Section 9.01(a).
“Promote Loss Event” means the occurrence of an Event of Default with respect to the Formation Member or FC Manager pursuant to one or more of clauses (a), (b) (but in the case of clause (b), other than if resulting solely from gross negligence) and (c) (but in the case of clause (c), only to the extent relating to this Agreement, the Venture, any Subsidiary or any Property).
“Property” and “Properties” is defined in the Recitals to this Agreement, together with any other real property acquired by the Venture or any Subsidiary after the date hereof in accordance with the terms of this Agreement, or any one of them, so long as such Property continues to be owned by the Venture or any Subsidiary.
“Purchaser” is defined in the Recitals to this Agreement.

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“Purchaser LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of Purchaser, dated as of the date hereof, by FC Domino Holdco I, LLC.
“Quarterly Report” is defined in Section 8.04(b).
“Receiving Member” is defined in Section 9.04(a).
“Regulations” means the regulations issued by the United States Department of the Treasury under the Code as now in effect and as they may be amended from time to time, and any successor regulations.
“Regulatory Allocations” is defined in Section 6.03(d).
“REIT” is defined in Section 7.12(a).
“REIT Failure” is defined in Section 7.01(c).
“Removal Date” is defined in Section 7.01(c).
“Removal Event” means (a) the occurrence of any Event of Default, (b) the Formation Member becoming a Non-Contributing Member or a Permitted Capital Call Non-Contributing Member, or (c) a breach or failure to comply by the Formation Member with any of its obligations or requirements under Section 7.12 (subject, for this purpose, to the provisions of Section 7.05(e)).
“Removal Liabilities” is defined in Section 7.01(c).
“Restricted Member” is defined in Section 6.03(c).
“ROFO Closing” is defined in Section 9.04(b).
“ROFO Election Notice” is defined in Section 9.04(b).
“ROFO Interests” is defined in Section 9.04(a).
“ROFO Notice” is defined in Section 9.04(a).
“ROFO Price” is defined in Section 9.04(a).
“ROFO Right” is defined in Section 9.04(b).
“Safanad” means SSCIP VI Splitter, LLC, a Delaware limited liability company, and a limited partner in the Investment Partnership.
“Subsequent Contribution” is defined in Section 5.02(a).
“Subsidiary” means the Investment Partnership and/or any direct or indirect wholly owned subsidiary thereof.

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“Transfer” is defined in Section 9.01(a).
“Upper Tier Transfer” is defined in Section 9.01(a).
“Venture” is defined in the Preamble to this Agreement.
“Venture Accountants” means any so-called “Big 4” accounting firm or BDO Seidman, or such other nationally recognized firm of independent certified public accountants selected by the Managing Member with the consent of the NorthStar Member, which consent shall not be unreasonably withheld.
“Venture Assets” means all assets and property, whether tangible or intangible and whether real, personal or mixed including, but not limited to the Partnership Interest, at any time owned by or held for the benefit of the Venture.
“Venture Attorneys” means (a) Skadden, Arps, Slate, Meagher & Flom LLP, (b) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (c) Arnall Golden Gregory LLP, or (d) such other law firm or law firms selected by the Managing Member to provide legal services to the Venture or any Subsidiary.
1.02.    Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this Agreement; (d) the term “Section” or “Article” refers to the specified Section or Article of this Agreement; and (e) the word “or” is not exclusive, and the phrases “include” and “including” shall mean “include, without limitation”, and “including, without limitation”.
ARTICLE 2.
FILING; NAME; PLACE OF BUSINESS
2.01.    Filing. The Members shall execute and acknowledge, and the Managing Member shall promptly file or record with the proper offices in each jurisdiction and political subdivision in which the Venture does business and, if necessary or desirable, cause to be published, such certificates or amended certificates, if any, as are required or permitted by the LLC Act, or any fictitious name act, or act relating to qualification to do business, or similar statute or any rule or regulation in effect in such jurisdiction or political subdivision. The Members shall further execute and acknowledge and the Managing Member shall promptly file or record such amended certificates or additional certificates or instruments of whatever nature as may from time to time be called for or required by such statutes, rules or regulations to permit the continued existence and operation of the Venture.
2.02.    Name of Venture. The name under which the Venture shall conduct its business is FC Domino Investors, LLC or such other name as the Members may jointly select; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.”

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2.03.    Place of Business. The location of the principal place of business of the Venture shall be c/o Formation Capital LLC, 3820 Mansell Road, Suite 280, Alpharetta, GA 30022. The principal place of business of the Venture shall be changed to such other place or places within the continental United States as the Managing Member may from time to time determine; provided, that if necessary, the Members shall amend the Certificate in accordance with the applicable requirements of the LLC Act. The Managing Member may establish and maintain such other offices and additional places of business of the Venture as the Managing Member shall approve.
2.04.    Registered Office and Registered Agent. The street address of the initial registered office of the Venture shall be The Corporation Trust Company, Corporation Trust Center and the Venture’s registered agent at such address shall be 1209 Orange Street, Wilmington, DE 19801. The Managing Member may hereafter change the registered agent and registered office and, if necessary, the Members shall amend the Certificate in accordance with the applicable requirements of the LLC Act to reflect such change.
ARTICLE 3.
PURPOSES AND POWERS OF THE VENTURE
3.01.    Purposes. The purposes of the Venture shall be to (a) own, hold, finance, manage, operate, sell and otherwise dispose or deal with and exercise any rights it may have with respect to the Investment Partnership, the Investment Partnership’s direct and indirect subsidiaries and any other Venture Assets and (b) do all other things reasonably incident thereto, in accordance with the terms of this Agreement.
3.02.    Powers. The Venture shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Venture, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Venture, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the LLC Act.
ARTICLE 4.
TERM OF VENTURE
The existence of the Venture commenced on the date upon which the Certificate was duly filed with the office of the Secretary of State of the State of Delaware and shall continue until terminated in accordance with the provisions of Article 11.
ARTICLE 5.
CAPITAL CONTRIBUTIONS
5.01.    Initial Capital Contributions. As of the date hereof, each Member has made a Capital Contribution in the amount specified on Exhibit C hereto as such Member’s initial Capital Contribution to the Venture (such Capital Contribution being referred to in this Agreement as such Member’s “Initial Capital Contribution”).

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5.02.    Subsequent Contributions. (a) Subsequent Contributions. In the event that the Investment Partnership issues a request for capital pursuant to Section 5.2 of the Investment Partnership Agreement (the “Investment Partnership Call Notice”), subject to the further provisions of this Section 5.02 and the provisions of Section 5.03, each Member shall be required to make a Capital Contribution to the Venture in an amount in cash (by wire transfer of immediately available funds) equal to the product of such Member’s Percentage Interest and the aggregate amount required to be contributed by the Venture to the Investment Partnership pursuant to the Investment Partnership Call Notice (in each case, a “Subsequent Contribution”). All or any portion of each Member’s Subsequent Contribution shall be payable upon not less than ten (10) Business Days’ prior written notice (a “Capital Call”) from the Managing Member in accordance with Section 5.02(b). No Member shall have any right to make any Capital Contribution that has not been called by the Managing Member pursuant to this Section 5.02. Other than with respect to amounts required to be funded by the Venture pursuant to an Investment Partnership Call Notice, the Managing Member shall not be permitted to make any Capital Calls without the prior written consent of the NorthStar Member.
(b)    Procedure for Capital Calls. A Capital Call shall be in the form of a written notice to all Members (x) specifying (a) if the Capital Call is in connection with a Permitted Capital Call, a Permitted Investment Management Fee Capital Call, or otherwise, (b) the general purpose of such Capital Call; (c) the aggregate dollar amount; and (d) the date on which payment shall be due, which date shall be no less than ten (10) Business Days after the date of receipt of such notice and (y) including a copy of the Investment Partnership Call Notice to which such Capital Call relates. The Managing Member shall deliver a Capital Call notice to all Members on the same date as the Investment Partnership Call Notice to which such Capital Call relates is received by the Venture. Subject to the provisions of Section 5.03, each Member shall be required to contribute an amount equal to the product of its Percentage Interest multiplied by the aggregate amount of such Capital Call. The Managing Member may, subject to compliance with the above advance notice requirements, amend, delay or rescind Capital Calls at any time prior to the payment due date thereof. The amendment, delay or rescission of a Capital Call shall not affect or abridge the right of the Managing Member to make any subsequent Capital Call.
(c)    Interest. No Member shall be entitled to receive any interest on any Capital Contributions to the Venture.
5.03.    Failure to Fund. (a) If a Member fails to pay when due any Subsequent Contribution (or portion thereof) that is not in connection with a Permitted Capital Call (a “Non-Contributing Member”) (the due date of any such Subsequent Contribution hereinafter referred to as the “Default Date”), any Member that has timely contributed its corresponding Subsequent Contribution (each, a “Contributing Member”) shall have the option, by delivering written notice to the Non-Contributing Member of such election (which shall be made on or before the date that is thirty (30) days after the applicable Default Date) to either:
(i)    require the Venture to return the Subsequent Contribution in question made by the Contributing Member;

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(ii)    advance to the Venture all or any portion of the Non-Contributing Member’s Subsequent Contribution (or portion thereof) that such Non-Contributing Member shall have failed to make (the “Default Contribution Amount”), which advance shall be treated as a loan by the Contributing Member making such advance to the Non-Contributing Member (a “Member Loan”), which Member Loan will earn interest thereon at the Default Rate, and a Subsequent Contribution by the Non-Contributing Member. So long as a Member Loan is outstanding, the Non-Contributing Member shall have the right to repay the Member Loan (together with all accrued and unpaid interest thereon), in whole or in part;
(iii)    contribute to the Venture all or any portion of the Default Contribution Amount in the form of a Capital Contribution (a “Cram-Down Contribution”), in which case the Contributing Member’s Capital Account shall be increased by an amount equal to the Cram-Down Contribution. At the time of a Cram-Down Contribution, (A) the Percentage Interest of the Non-Contributing Member shall be decreased by an amount equal to the percentage (rounded to the nearest one hundred thousandth of one percent) determined by dividing (x) the Cram-Down Contribution multiplied by 150% by (y) the total Capital Contributions made by all of the Members to the Venture on or prior to such date (including the Cram-Down Contribution) (provided, that the Non-Contributing Member’s Percentage Interest shall not be reduced below zero) and (B) the Percentage Interest of the Contributing Member shall be increased by the percentage determined under clause (A) of this Section 5.03(a)(iii); or
(iv)    issue additional equity interests of the Venture, on terms and conditions to be determined by such Contributing Member to a party that is not an Affiliate of any Member (“Default Third Party Issuance”); provided, that such Default Third Party Issuance shall not (x) adversely affect any Member in a manner materially disproportionate to the adverse effect of such issuance on the Contributing Member and (y) include any rights to vote with respect to any matters relating to the Venture, the Investment Partnership, any direct or indirect Subsidiary thereof or any Property. Notwithstanding any other provision hereof but subject to the foregoing limitations, the Contributing Member is hereby authorized and directed to take any actions, including amending this Agreement, in order to effect such Default Third Party Issuances.
(b)    If a Member fails to pay when due any Subsequent Contribution (or portion thereof) in connection with a Permitted Capital Call (a “Permitted Capital Call Non-Contributing Member”), the other Member (if it funded its corresponding Subsequent Contribution) (a “Permitted Capital Call Contributing Member”) shall have the option to (1) fund the portion of the Permitted Capital Call Non-Contributing Member’s Subsequent Contribution that it failed to fund in the form of a Capital Contribution (each, a “Permitted Capital Call Cram-Down Contribution”), which Capital Contribution shall be deemed made as of the date on which it is funded by such Member(s) and (2) the Permitted Capital Call Contributing Member’s Capital Account shall be increased by an amount equal to the Permitted Capital Call Cram-Down Contribution. At the time of a Permitted Capital Call Cram-Down Contribution, (A) the Percentage Interest of the Permitted Capital Call Non-Contributing Member shall be decreased by an amount equal to the percentage (rounded to the

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nearest one hundred thousandth of one percent) determined by dividing (x) the Permitted Capital Call Cram-Down Contribution by (y) the total Capital Contributions made by all of the Members to the Venture on or prior to such date (including the Permitted Capital Call Cram-Down Contribution) (provided, that the Permitted Capital Call Non- Contributing Member’s Percentage Interest shall not be reduced below zero) and (B) the Percentage Interest of the Permitted Capital Call Contributing Member shall be increased by the percentage determined under clause (A) of this Section 5.03(b).
(c)    Upon the making (or deemed making) of any Capital Contributions after the date hereof, the Managing Member shall update Exhibit C to reflect such Capital Contributions (and the recomputed Percentage Interests of the Members, if applicable) and shall deliver notice and a copy thereof to each Member. Except as set forth in Section 5.02 and this Section 5.03, no Member shall be required or permitted to make any Capital Contribution or other payment to the Venture in excess of such Member’s Initial Capital Contributions made on the date hereof.
(d)    Intentionally Omitted.
(e)    In addition to the rights and remedies specified in Section 5.03, a Non-Contributing Member or Permitted Capital Call Non-Contributing Member shall forfeit any rights to cast a vote on any matter to which it would otherwise be entitled other than the Permanent Major Decisions. Except in connection with a Permitted Investment Partnership Management Fee Capital Call, any actions taken by the Managing Member or the Venture (which may be taken by the Contributing Member on behalf of the Venture) pursuant to this Section 5.03 shall be in addition to, and not in limitation of, any other rights or remedies that the Managing Member or the Venture (which rights or remedies may be pursued by the Contributing Member on behalf of the Venture) may have against the Non-Contributing Member or Permitted Capital Call Non-Contributing Member, as applicable, including the right to hold the Non-Contributing Member or Permitted Capital Call Non-Contributing Member responsible for any damages or liabilities (including reasonable attorneys’ fees and expenses) to which the Managing Member or Venture may be subjected (in whole or in part) as a result of the default by the Non-Contributing Member or Permitted Capital Call Non-Contributing Member.
(f)    The rights and remedies set forth in Section 5.03(a) shall be cumulative and non-exclusive with respect to each other; provided, that such rights and remedies in the aggregate and the Contributing Member’s right under Section 5.03(e) on behalf of the Venture shall constitute the Contributing Member’s sole and exclusive remedies with respect to the Non-Contributing Member’s failure to make such Subsequent Contribution.
5.04.    Liability of Members. Except as otherwise provided in the LLC Act or this Agreement, the debts, obligations and liabilities of the Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Venture, and no Member or Affiliate of any Member shall be obligated personally for any such debt, obligation or liability of the Venture solely by reason of being a Member or Affiliate of a Member. The failure of the Venture to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the LLC Act or this Agreement shall not be grounds for imposing

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personal liability on the Members or their respective Affiliates for debts, obligations and liabilities of the Venture.
5.05.    Return of Capital. Except as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the Venture, and no time has been agreed upon for (and neither the Venture, any Member, nor any Affiliate of any Member is guaranteeing) the return of any Member’s Capital Contributions or any return thereon or the repayment of any Member Loan. No Member or any direct or indirect member, partner, shareholder or other constituent owner of any Member, and no other Person, shall have any personal liability with respect to the return of any Member’s Capital Contributions or any return thereon or the repayment of any Member Loan.
5.06.    Sole Benefit. It is expressly acknowledged and agreed that the provisions of this Agreement relating to the rights and obligations of the Members to make any Capital Contributions to the Venture are for the sole benefit of the Venture and the Members, and may not be exercised on behalf of the Members or invoked or enforced for any other purpose by any other Person, including without limitation, by any lender or any trustee in a bankruptcy proceeding. In addition, no third party or any creditor of the Venture, shall have any right to require either Member to cause a Capital Call to be issued to the Members or to enforce the obligations of the Members to make any Capital Contribution, loan or other advance to the Venture.
ARTICLE 6.
ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS
6.01.    Capital Accounts. (a) Each Member shall have a Capital Account which shall be maintained in accordance with Regulations Section 1.704-1(b)(2)(iv).
(b)    The Capital Account of each Member shall be increased (i) by the amount of cash and the fair market value of any other property (net of any liability secured by such property that the Venture is considered to assume, or take subject to, under Section 752 of the Code) contributed by such Member to the Venture and (ii) by any Net Income allocated to such Member pursuant to Section 6.02 and any item in the nature of income or gain specially allocated to such Member pursuant to Section 6.03.
(c)    The Capital Account of each Member shall be reduced by (i) the amount of cash and the fair market value of any property (net of any liability secured by such property that the Member is considered to assume, or take subject to, under Section 752 of the Code) distributed to such Member and (ii) by any Net Loss allocated to such Member pursuant to Section 6.02 and any item in the nature of loss or expense specially allocated to such Member pursuant to Section 6.03.
(d)    In the event that all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

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(e)    The Capital Account of each Member shall be adjusted to reflect any adjustment to the Book Value of assets of the Venture attributable to the application of Section 734 or Section 743 of the Code to the extent required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).
(f)    Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member, the Capital Account of such Member shall be determined after giving effect to the allocations of Net Income, Net Loss and other items realized prior or concurrently to such time (including, without limitation, any Net Income and Net Losses attributable to adjustments to Book Values with respect to any concurrent distribution), and all contributions and distributions made prior or concurrently to the time as of which such determination is to be made.
(g)    Except as expressly required herein, no Member shall be required to restore any negative balance in its Capital Account. No allocation to any Member of any loss or deduction, whether attributable to depreciation or otherwise, shall create any obligation of that Member to the Venture or any other Member, even if the allocation reduces such Member’s Capital Account or creates or increases a deficit in its Capital Account. No Member shall be obligated to pay any deficit in its Capital Account to or for the account of the Venture or any creditor of the Venture.
6.02.    Income Allocations. After the application of Section 6.03, Net Income and Net Loss for any taxable year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 11.03 (taking into account Section 6.05) if the Venture were dissolved, its affairs wound up and its assets sold for cash equal to their adjusted tax basis (or adjusted Book Value if applicable), all Venture liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted tax basis (or adjusted Book Value if applicable) of the assets securing such liability), and the net assets of the Venture were distributed in accordance with Section 11.03 to the Members immediately after making such allocation, minus (ii) such Member’s share of partnership minimum gain and partner nonrecourse debt minimum gain determined pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets; provided, that in applying this Section 6.02, any allocations of Net Income or Net Loss that are necessary to account for the difference between the amount of any Cram-Down Contribution and the Capital Contribution credit given for such Cram-Down Contribution will be made only in the taxable year(s) in which the Venture dissolves pursuant to Section 11.03, and in such year(s) such allocation may include items comprising Net Income or Net Loss (including items of gross income). Subject to the other provisions of this Article 6, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.
6.03.    Special Allocations. (a) Notwithstanding any other provision of this Agreement, “partner nonrecourse deductions” (as defined in Regulations Section 1.704-2(i)), if any, of the Venture shall be allocated to the Member who bears the economic risk of loss with respect to the debt to which such deductions are attributable in accordance with Regulations Sections 1.704‑2(i),

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and “nonrecourse deductions” (as defined in Regulations Section 1.704‑2(b)(1)) of the Venture shall be allocated to the Members in accordance with their respective Percentage Interests.
(b)    This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of income, gain, loss, and deduction shall be allocated to the Members to the extent and in the manner required by such provisions.
(c)    To the extent that any loss or deduction otherwise allocable to a Member (the “Restricted Member”) hereunder would cause such Member to have an Adjusted Capital Account Deficit as of the end of the taxable period to which such loss or deduction relates (after taking into account the allocation of all items of income and gain for such taxable period), such loss or deduction shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 6.02 as if the Restricted Member were not a Member.
(d)    Any allocations required to be made pursuant to Section 6.03(a), Section 6.03(b) and Section 6.03(c) (the “Regulatory Allocations”) shall be taken into account, to the extent permitted by the Regulations, in computing subsequent and concurrent allocations of income, gain, loss or deduction pursuant to Section 6.02 so that the net amount of any items so allocated and all other items allocated to such Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 6.02 had such Regulatory Allocations under this Section 6.03 not occurred.
(e)    Intentionally Omitted.
(f)    It is intended that prior to a distribution of the proceeds from a liquidation of the Venture pursuant to the provisions of Section 11.03, the positive Capital Account balance of each Member shall be equal to the amount of liquidation proceeds that such Member is entitled to receive in accordance with the provisions of Section 11.03. Accordingly, notwithstanding anything to the contrary in this Article 6, to the extent necessary and permissible or required under Section 704(b) of the Code and the Regulations promulgated thereunder, items of gross income and gross deductions of the Venture for the year of liquidation of the Venture (and to the extent necessary, in the immediately preceding taxable year) shall be allocated among the Members so as to bring the positive Capital Account balance of each Member as close as possible to the amount that such Member is entitled to receive in connection with such liquidation in accordance with the provisions of Section 11.03.
(g)    The Members intend for the allocation provisions contained in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder, and the allocation provisions herein shall be interpreted and applied in a manner consistent therewith.
6.04.    Tax Allocations; Allocation of Income and Loss. (a) For federal income tax purposes, except as otherwise provided in Section 6.04(b), each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to this Article 6.

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(b)    In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any asset contributed (or deemed contributed) to the capital of the Venture shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value upon its contribution (or deemed contribution); and the Venture shall account for such variation under the “traditional method” as described in Regulations Section 1.704-3(b). If the Book Value of any asset of the Venture is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Book Value of such asset in the same manner prescribed under Sections 704(b) and 704(c) of the Code and the Regulations thereunder. Any elections or decisions relating to such allocations shall be made by the Managing Member in a manner that reasonably reflects the intent of this Agreement. Allocations pursuant to this Section 6.04(b) are solely for tax purposes and shall not affect any Member’s Capital Account.
(c)    If any Member acquires an Interest or transfers an Interest during any taxable year in accordance with this Agreement, the Net Income or Net Loss (and other items referred to in Section 6.03) attributable to such Interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Venture as of the date of the transfer, or by any other method permitted under Section 706 of the Code and the Regulations thereunder and agreed to by the Members, including the transferor and the transferee.
6.05.    Distributions of Distributable Proceeds.
(a)    Distributions of Distributable Proceeds. The Managing Member shall calculate Distributable Proceeds as of the end of each calendar quarter on a cumulative calendar year-to-date basis and apply and distribute Distributable Proceeds on or before the 5th day following receipt of the same from the Investment Partnership to the NorthStar Member and the Formation Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution.
(b)    Intentionally Omitted.
(c)    Reconciliation of Distributions. Notwithstanding the foregoing, which is intended to permit interim distributions of Distributable Proceeds, the Managing Member shall calculate Distributable Proceeds on an annual basis, and if the annual audited report of the Venture should show that there was any over-distribution of Distributable Proceeds to a Member, such Member shall repay the over-distribution within 30 days after receipt of such report. If such annual audited report should show that there was an under-distribution of Distributable Proceeds to a Member, such under-distribution shall be paid to such Member within 30 days after receipt of such report or as promptly thereafter as there is sufficient Distributable Proceeds.
(d)    Intentionally Omitted.
(e)    Repayment of Member Loans. Notwithstanding the foregoing provisions of Section 6.05(a) or the provisions of Section 11.03, the amount of any Distributable Proceeds that is distributable to (and would but for this Section 6.05(e) otherwise be paid to) any Non-Contributing

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Member under this Section 6.05 or Section 11.03 shall instead be paid over to any Contributing Member in repayment in whole or in part as the case may be of any Member Loans made by such Contributing Member to such Non-Contributing Member, together with any interest thereon, to be applied first to accrued and unpaid interest thereon and then to the principal balance thereof, in the order in which such Member Loans were made, so that the Member Loan longest outstanding is fully repaid prior to the payment of interest or principal on any Member Loan made after the date on which the longest outstanding Member Loan was made. Any such payment that would otherwise be distributed hereunder to a Non-Contributing Member that is made to the Contributing Member who has made a Member Loan shall be treated for all purposes of this Agreement as having been distributed to the Non-Contributing Member.
(f)    Confirmation of Managing Member. The Members shall have the right to review and confirm the calculations by the Managing Member of the Distributable Proceeds from time to time upon reasonable advance notice thereof.
(g)    No Restoration of Funds. Except as provided in Section 6.05(c), no Member shall be required to restore to the Venture any funds properly distributed to such Member pursuant to any of the provisions of this Section 6.05 or Section 11.03 unless required by applicable law.
(h)    Limitation on Distributions. Except as provided in this Section 6.05 and Section 11.03, no Member shall be entitled to (i) receive any distribution from the Venture (including a withdrawal of any of such Member’s capital), (ii) receive interest from the Venture upon any capital contributed to the Venture, or (iii) receive property other than cash in return for such Member’s Capital Contributions.
(i)    Intentionally Omitted.
6.06.    Withholding Taxes. If the Venture is directly or indirectly required by applicable federal, state, local or foreign tax laws to withhold any portion of any distribution or allocation to a Member, the Venture shall withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.06 shall nonetheless be deemed distributed or allocated (as the case may be) to the Member in question for all purposes under this Agreement. If the Venture itself pays or incurs any tax (including penalties or interest) or similar charge directly or indirectly on behalf of any Member as required by applicable law (other than on account of all Members), that is not withheld from actual distributions to the Member, then the Venture may, at the option of the Managing Member, either (i) require the Member to reimburse the Venture for such payment or (ii) reduce any subsequent distributions to such Member by the amount of such payment. The obligation of a Member to reimburse the Venture for taxes that were paid or incurred shall continue after such Member Transfers its interest in the Venture, after a withdrawal by such Member or the dissolution of the Venture. Each Member agrees to furnish the Venture with any representations and forms as shall reasonably be requested by the Managing Member to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. Each Member agrees to indemnify and hold harmless the Venture and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Member. Any amount payable as an indemnity hereunder by a

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Member will be paid promptly to the Venture, and, if not so paid, the Venture will be entitled to retain any distributions due to such Member for all such amounts.
ARTICLE 7.
MANAGEMENT
7.01.    Management. (a) Subject to the terms and conditions of this Agreement, the full and exclusive right, power, authority and discretion to conduct the business and affairs of the Venture, and to do all things necessary to carry on the business of the Venture, shall be vested in the Formation Member or, upon and following the occurrence of a Removal Event, the NorthStar Member (in such capacity, the “Managing Member”) who shall have all of the power and authority of a manager (as defined in Section 18-101(10) of the LLC Act) within the meaning of and pursuant to the LLC Act; provided, that, subject to Section 5.03(e), the Major Decisions shall require the written consent of both the NorthStar Member and the Formation Member; provided, that (i) on and after the occurrence of an Event of Default, the Formation Member being a Non-Contributing Member or a Permitted Capital Call Non-Contributing Member or a breach or failure to comply by the Formation Member with any of its obligations or requirements under Section 7.12, the Formation Member’s written consent shall not be required for any Major Decisions other than the Permanent Major Decisions and (ii) upon the NorthStar Member being a Non-Contributing Member or a Permitted Capital Call Non-Contributing Member, the NorthStar Member’s written consent shall not be required for any Major Decisions other than the Permanent Major Decisions. Without limiting the generality of the foregoing, the Managing Member is hereby authorized to execute and deliver on behalf of the Venture any and all documents, contracts, certificates, agreements and instruments, and to take any action of any kind and to do anything and everything the Managing Member deems necessary, desirable or appropriate in accordance with the provisions of this Agreement and the LLC Act.
(b)    The Managing Member, in its capacity as such, shall at all times perform its rights, duties, obligations and responsibilities with Due Care in accordance with all applicable laws and this Agreement; provided, to the fullest extent permitted by law (including the LLC Act), (i) the Managing Member shall not be bound by any fiduciary duty to the Venture or the Members and (ii) each Member hereby fully, unconditionally and irrevocably waives any right to assert or bring any claim or action against the Managing Member for breach of fiduciary duty; provided, that (A) the Managing Member acknowledges and agrees that it shall be bound by, and shall comply with, the covenant of good faith and fair dealing implied in every contract (including this Agreement) and (B) nothing contained in this Agreement shall release the Managing Member from, or be deemed to limit the Managing Member’s liability for, or result in the waiver of any rights by the Venture or the Members with respect to, the Managing Member’s fraud, bad faith, willful misconduct, gross negligence or breach of this Agreement in the conduct of its rights or obligations under this Agreement.
(c)    The Managing Member shall be entitled to appoint one or more (but not more than three) “Authorized Signatories” of the Venture, and, subject to the same limitations on authority of a Member as are set forth in this Agreement, any such Authorized Signatory shall have full authority to execute on behalf of the Venture any and all documents, contracts, certificates, agreements and

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instruments. As of the date hereof, the Authorized Signatories appointed by the Managing Member are set forth on Exhibit H attached hereto. The Managing Member shall have the right to remove and replace, from time to time, one or more of the Authorized Signatories appointed by it. Following the occurrence of a Removal Event and the removal of the Formation Member as the Managing Member pursuant to Section 7.05, each Authorized Signatory of the Venture that was appointed by the Formation Member shall be deemed automatically removed from such office as an Authorized Signatory and shall have no further right to act in such capacity.
7.02.    Major Decisions.
(a)    The “Major Decisions,” with respect to the Venture or any Subsidiary, shall be those decisions, actions, expenditures or incurrences of obligations specified as “Significant Decisions” pursuant to Section 2.5 of the Investment Committee Agreement or the exercise of any voting or other rights of the Venture as a limited partner of the Investment Partnership. Each of the Members shall have the consent rights over Major Decisions as specified in the Investment Committee Agreement and in the Limited Liability Company Operating Agreement of the Purchaser. Following the occurrence of a Removal Event and the removal of Formation Member as the Managing Member pursuant to Section 7.05, the NorthStar Member shall become the Managing Member of the Venture but as it relates to the Investment Partnership will only be entitled to (i) the consent rights expressly set forth in the Investment Committee Agreement, and (ii) exercise any voting or other rights of the Venture as a limited partner of the Investment Partnership.
(b)    None of the Venture, the Managing Member or the FC Manager shall effect any Transfer or any take any other action contemplated by Section 12.3(b) of the Investment Partnership Agreement without the prior written consent of the NorthStar Member.
7.03.    FC Manager. The FC Manager shall provide the NorthStar Member with copies of (or provide access to copies of) all books and records of the Investment Partnership GP. The FC Manager shall promptly deliver to the NorthStar Member copies of all notices or other information received or delivered by the FC Manager or its Affiliates pursuant to the Investment Partnership Agreement (including tax returns, tax information and tax elections furnished pursuant to Section 3.8 of the Investment Partnership Agreement), the limited liability company agreement of the Investment Partnership GP, the Investment Committee Agreement or the Investment Management Agreements (collectively, the “FC Manager Agreements”).
7.04.    Intentionally Omitted.
7.05.    Removal of the Managing Member. (a). Process. Following the occurrence of a Removal Event (subject, in the case of a Removal Event described in clause (c) of the definition thereof, to the provisions of Section 7.05(e)), but in any event within three (3) months after the later of %4. the occurrence of such Removal Event or %4. the NorthStar Member first obtaining actual knowledge of the occurrence of such Removal Event, the NorthStar Member may remove the Formation Member as the Managing Member of the Venture (in which event the Formation Member shall be deemed to be a Member that is not the Managing Member for all purposes hereunder) by written notice to the Managing Member, which removal shall be effective as of the date of such notice (such date, the “Removal Date”). If the Formation Member is removed as the Managing

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Member of the Venture, in addition to its rights and obligations under Section 7.05(d), the NorthStar Member shall, as of the Removal Date, become the new Managing Member.
(b)    Loss of Incentive Distribution. If the Formation Member is removed as the Managing Member by reason of an Event of Default that is also a Promote Loss Event, from and after the Removal Date, the Formation Member shall not be entitled to any Incentive Distributions pursuant to Section 8.1(a) of the Investment Partnership Agreement and the NorthStar Member shall instruct the Investment Partnership and Safanad to thereafter distribute the portion of the Incentive Distributions to which the Formation Member, or its applicable Affiliate, may be entitled, to the Venture and the Venture shall thereafter distribute such Incentive Distributions to the Members, pro rata in accordance with their Percentage Interests.
(c)    Arbitration. In the event of any dispute between Members under Section 7.05 with respect to whether or not a Removal Event or a Promote Loss Event has occurred or the amount of Removal Liabilities associated therewith, such dispute shall be submitted to final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures in effect at that time. The Members shall cooperate with JAMS and with each other in scheduling the arbitration proceedings so that a final non-appealable award is rendered within sixty (60) calendar days after submission to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by the JAMS arbitrator in its discretion. The non-prevailing party in such arbitration shall pay all fees and disbursements due to JAMS and the JAMS arbitrator. The JAMS arbitrator shall be (i) a disinterested and impartial person and (ii) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. The JAMS arbitrator shall be bound by the provisions of this Agreement and by applicable law and shall not have the power to add to, subtract from, or otherwise modify such provisions. Any decision rendered by the JAMS arbitrator shall be final, conclusive and binding upon the Venture and the Members and may be entered and enforced in any court having jurisdiction. Notwithstanding anything to the contrary contained herein, during the pendency of any arbitration proceeding under this Section 7.05(c), the Managing Member shall not take any action on behalf of the Venture or any Subsidiary (including with respect to the day-to-day management of the Venture or any Subsidiary) without the consent of NorthStar Member.
(d)    Effect of Removal. If the NorthStar Member elects to remove the Formation Member as the Managing Member in accordance with this Section 7.05:
(i)    from and after the Removal Date, the Formation Member shall hold its Interest in the Venture as a non-managing and non-administrative Member and shall have, subject to clause (ii) below and Section 7.05(b), the same rights to distributions and allocations as it would have had as the Managing Member;
(ii)    from and after the Removal Date, the NorthStar Member shall have the unilateral right to terminate any Affiliate Agreements without penalty;

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(iii)    as of the Removal Date, the Formation Member shall have no further approval rights over any actions taken by the NorthStar Member, the Venture or any Subsidiary except with respect to Permanent Major Decisions;
(iv)    the Formation Member shall have no further duties or obligations as Managing Member under this Agreement;
(v)    all bank accounts contracts, deposits, accounts or other evidences of any rights of the Venture and its Subsidiaries shall be transferred to the name or control of such Person as the NorthStar Member shall direct and the Formation Member shall promptly execute such instruments and take such actions as the NorthStar Member may request to effect such transfer; and
(vi)    any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever sustained by the Venture, any Subsidiary or the NorthStar Member (the “Removal Liabilities”) on account of the Removal Event that gave rise to such removal, as determined in accordance with Section 7.05(c) to the extent the Members cannot agree on the aggregate amount of the Removal Liabilities after good faith negotiations for fifteen (15) days, shall be offset against any Distributions that would otherwise be made to the Formation Member pursuant to Section 6.05 or Section 11.03; provided, that in the case of a Removal Event described in clause (c) of the definition of Removal Event, the aggregate Removal Liabilities related solely to such Removal Event for which the Formation Member shall be responsible pursuant to this paragraph or otherwise shall not exceed the amount distributable to the Formation Member as Incentive Distributions calculated as of the Removal Date based on a deemed liquidation of the Venture Assets as of such date at the values determined in accordance with Section 7.05(c), and shall be paid by the Formation Member as and when Incentive Distributions under the Investment Partnership Agreement are made to the Formation Member or its applicable Affiliate.
(e)    Special Cure Period for REIT Removal Events. Following the occurrence of a Removal Event described in clause (c) of the definition of Removal Event, if such Removal Event is capable of being cured without affecting the qualification of the NorthStar Member or any direct or indirect member of the NorthStar Member as a REIT, then the NorthStar Member shall provide written notice to the Managing Member of the circumstances giving rise to such Removal Event and the Managing Member shall have the right, but not the obligation, under this Section 7.05(e) to cure such Removal Event in accordance with the provisions hereof. For the avoidance of doubt, in connection with any such cure, the Managing Member shall be required to pay to the NorthStar Member or any direct or indirect member of the NorthStar Member any financial losses sustained by such Person as a result of the Removal Event described in clause (c) of the definition of Removal Event. If the Managing Member does not cure any such Removal Event within thirty (30) days (or, in the case of a Removal Event that has not yet, but could, result in the failure of the NorthStar Member or any direct or indirect member of the NorthStar Member to qualify as a REIT (a “REIT Failure”), at least five (5) Business Days prior to the date such REIT Failure would occur), then the NorthStar Member may remove the Formation Member as the Managing Member of the Venture (in which event the Formation Member shall be deemed to be a Member that is not the Managing Member for all purposes hereunder) by written notice to the Managing Member, which removal

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shall be effective as of the Removal Date; provided, that if such Removal Event is of the nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, such period shall be extended so long as the Managing Member, in good faith, diligently continues its reasonable curative efforts to completion; provided, further, that in the case of a Removal Event that has not yet, but could, otherwise result in a REIT Failure, such period shall only be extended until five (5) Business Days prior to the date such REIT Failure would occur).
7.06.    Goods and Services from Affiliates and Professionals.
(a)    Neither Member shall cause or permit the Venture or any Subsidiary to enter into any Affiliate Agreement (or permit any property manager, managing agent or other agent of the Venture or any Subsidiary to enter into any Affiliate Agreement) unless such agreement or arrangement has been approved by the Member that is not an Affiliate of the counterparty to such Affiliate Agreement after the nature of the relationship or affiliation and the terms of such agreement or arrangement have been fully disclosed in writing.
(b)    Each Member shall have the unilateral right (but not the obligation) to exercise, on behalf of the Venture, all rights of the Venture or any Subsidiary, as applicable, to enforce or exercise any right, remedy or option under any Affiliate Agreement with an Affiliate of the other Member (including, without limitation, the terminating of, or the bringing of any summary proceeding, litigation, suit or other action to enforce, such Affiliate Agreement pursuant to the terms thereof), and the right to execute documents on behalf of the Venture or cause the Venture to execute documents on behalf of any Subsidiary in connection therewith.
(c)    The Managing Member shall employ, on behalf of the Venture, the Venture Attorneys and the Venture Accountants.
(d)    The NorthStar Member acknowledges and agrees that neither the Venture nor the NorthStar Member has any right or claim to any fees due and payable to the Formation Member or Safanad and/or any of their respective Affiliates pursuant to any of the Investment Partnership Agreement, Investment Management Agreements or Investment Committee Agreement, the terms of each of the foregoing as in effect on the date hereof which are approved by the NorthStar Member.
7.07.    Intentionally Omitted.
7.08.    Compensation; Reimbursement for Expenses; Other Expenses. (i)(a) Except as provided under Section 7.06(d), no Member and no employee of any Member, as such, shall be entitled to any salary or other compensation for any services rendered or to be rendered by it to the Venture; provided, that the reasonable out-of-pocket expenses incurred by the Members in connection with the performance of their respective duties hereunder shall be reimbursed by the Venture.
(b)    Subject to Section 7.08(c), all fees and disbursements of third-party accountants, attorneys and consultants (including environmental, engineering and appraisal consultants, Venture

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Attorneys and Venture Accountants) retained by the Venture (but not the Members) after the date hereof and incurred in connection with the Venture shall be paid by the Venture.
(c)    Without duplication of any amounts paid by the Venture pursuant to Section 7.08(b), but subject to Section 7.08(d), the Venture shall reimburse each of the NorthStar Member and the Formation Member for all out-of-pocket expenses incurred by such party in connection with the transactions contemplated by this Agreement (it being understood that any due diligence costs, travel costs, costs of third party environmental, engineering, appraisal and other consultants and attorneys and other closing costs incurred in connection with any investments or other activities by the Investment Partnership or any Subsidiary shall be paid by the Investment Partnership in accordance with the Investment Partnership Agreement) as set forth on the final sources and uses statement attached hereto as Exhibit E.
(d)    The Managing Member shall cause the Investment Partnership to pay, or reimburse the Members for, their respective attorneys’ fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of the Conveyance Agreement (including all tax and other structuring advice related thereto and to the preparation and negotiation of this Agreement).
7.09.    Intentionally Omitted.
7.10.    Other Business Ventures. Subject to the provisions of this Section 7.10, the Venture and the Members: (a) recognize that the Members and their Affiliates, and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, have or may in the future have other business interests, activities and investments, independently or with others, some of which may be in conflict or competition with the business of the Venture; (b) agree that the Members and their Affiliates, and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, are entitled to carry on such other business interests, activities and investments; (c) agree that neither the Venture, the other Members, nor any of their respective members, partners, shareholders, officers, directors, employees, agents or representatives, shall have any right, by virtue of this Agreement or otherwise, in or to such business interests, activities and investments, any interests therein or the income or profits derived therefrom; and (d) agree that the pursuit of such business interests, activities and investments, even if competitive with the business of the Venture, shall not be deemed wrongful or improper.
7.11.    Intentionally Omitted.
7.12.    REIT Compliance. (a) The Managing Member acknowledges that, as of the date hereof, the NorthStar Member or certain direct or indirect members of the NorthStar Member are qualified or intend to qualify as a real estate investment trust as defined in Section 856 of the Code (a “REIT”). Accordingly, to the extent of its authority hereunder and the availability of Venture funds (provided that, the Managing Member shall promptly provide notice of any unavailability of Venture funds to the NorthStar Member), the Managing Member shall use commercially reasonable efforts (i) to manage and operate the Venture and the Subsidiaries such that the nature of its assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Venture to qualify as a REIT under Section 856 of the Code, and (ii) to cause the Venture to avoid any “income from foreclosure property” within the meaning of Section 857(b)(4) of the

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Code and any “net income from prohibited transactions” under Section 857(b)(6) of the Code (in the case of the Venture, determined as if the Venture were a REIT but without regard to Sections 856(c)(6) and (7) of the Code). The Managing Member shall take or refrain from taking, as the case may be, such actions as are reasonably requested by the NorthStar Member to protect the status of the NorthStar Member or the direct or indirect owner or owners of the NorthStar Member as a REIT, but the Managing Member shall not be charged with making independent determinations as to the qualification or status of the NorthStar Member or the direct or indirect owners thereof as a REIT. In furtherance of the foregoing, the Managing Member shall use commercially reasonable efforts to not cause the Venture or any of its Subsidiaries to: (A) invest any excess funds in any investment that would not be treated as cash, cash items, or government securities for purposes of Section 856(c) of the Code; (B) enter into any lease with any person that will result in a rental payment to the lessor that is dependent in whole or in part on (x) the net income or profits of any lessee or sublessee or (y) the lessee’s or sublessee’s receipts or sales in excess of determinable dollar amounts; (C) enter into any lease for any Property or any portion thereof pursuant to which any rents attributable to personal property constitute more than 15% of the aggregate rents received in connection with such lease within the meaning of Section 856(d)(1)(C) of the Code; (D) enter into any lease, contract, agreement, or other arrangement with any person pursuant to which the Venture provides to a tenant of a Property services other than those usually or customarily rendered in connection with the rental of space for occupancy only within the meaning of Regulations Section 1.512(b)-1(c)(5); or (E) enter into any agreement under which the Venture or any Subsidiary would receive, directly or indirectly, any income from the manager of a Property. Moreover, the Managing Member shall manage and operate the Venture and the Subsidiaries in such a manner that: (1) the Venture and the Subsidiaries will not be treated as operating or managing a lodging facility or a health care facility within the meaning of Section 856(l)(3) of the Code and (2) any health care facility (within the meaning of Section 856(l)(3) of the Code) that is leased to a Subsidiary is operated and managed by an eligible independent contractor within the meaning of Section 856(d)(9) of the Code. In addition, notwithstanding anything herein to the contrary, the Venture shall distribute to the Members in each calendar year an amount equal to no less than 90% of its “real estate investment trust taxable income” (as defined in Section 857 of the Code) for such calendar year, determined as if the Venture were a REIT. Notwithstanding the foregoing, the Managing Member shall not be deemed to have breached the foregoing provisions of this Section 7.12(a) (and shall have no liability or be subject to any remedy under this Agreement) with respect to any specific actions taken by the Managing Member at the written direction of, or with the prior written approval of, the NorthStar Member.
(b)    If there shall be an amendment or modification to Code or other relevant rules after the date of this Agreement that adversely impacts the NorthStar Member’s status as a REIT as a result of the activities of the Venture and the Subsidiaries or any Member’s ownership of an Interest, then (i) the Managing Member shall cooperate reasonably with the NorthStar Member and shall exercise reasonable efforts to effectuate solutions or “workarounds” to address any REIT qualification concerns under the Code of the NorthStar Member and its affiliates arising out of any such amendment or modification following notification by the NorthStar Member, and (ii) the NorthStar Member shall use reasonable efforts to ensure that any such solutions or “workarounds”, to the extent practicable, have no material adverse effect on the Managing Member.

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(c)    The Managing Member on behalf of the Venture shall provide all information reasonably requested by the NorthStar Member related to the business and operation of the Venture, any Subsidiary or any Owner, including such information as the NorthStar Member may request in order to determine its (or its direct or indirect holders) qualification as a REIT.
(d)    Each year, the Formation Member shall use its commercially reasonable efforts to cause the Purchaser to obtain a written opinion by nationally recognized counsel that (i) the Purchaser is organized in conformity with the requirements for qualification and taxation as a REIT for such year and (ii) that based on the Purchaser's proposed method of operation, the Purchaser will meet the requirements for qualification and taxation as a REIT for the next year.  Formation Member's obligation to use such commercially reasonable efforts shall be conditioned upon (x) the NorthStar Member and Safanad approving any actions requested by the Formation Member that are reasonably required for such opinion to be obtainable, (y) Purchaser having sufficient funds to take the actions necessary in order to obtain such an opinion, and (z) the NorthStar Member and Safanad cooperating with Formation Member in connection with such efforts, which cooperation shall include the execution and delivery of certificates as reasonably required. Formation Member's inability to obtain such an opinion shall not be a violation of Formation Member's obligations under this Section 7.12(d).
(e)    At all times during the term of this Agreement, the Formation Member shall be a separate legal entity for state law purposes and federal income tax purposes from any Affiliate of the Formation Member that may be serving as a property manager with respect to any Property and not a direct or indirect subsidiary of any such Affiliated property manager, and the Formation Member shall maintain and control, separate from any such Affiliated property manager, its own bank account, books and records and employees.
7.13.    Leasing of the Properties. Each of the Members acknowledges that each Property is leased on a “triple net” basis to a third party by the Subsidiary which owns it. With respect to any additional property (if any, the “Additional Properties”) acquired by the Venture or any Subsidiary (as applicable, the “Acquiring Party”), Managing Member agrees to cause the Acquiring Party to enter into a lease whereby the Acquiring Party shall lease the property to a third party on a “triple net” basis.
7.14.    Event of Default. If an Event of Default occurs with respect to the Formation Member, the NorthStar Member shall have the right to pursue or cause the Venture to pursue any available remedy at law or in equity against the Formation Member or to enforce the performance of any provision of this Agreement. No remedy is exclusive of any other remedy. All available remedies are cumulative (to the extent permitted by law).
7.15.    Intentionally Omitted.

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ARTICLE 8.
BANK ACCOUNTS; BOOKS AND RECORDS;
STATEMENTS; TAXES; FISCAL YEAR
8.01.    Books of Account. At all times during the existence of the Venture, the books of account of the Venture shall be prepared and kept by the Managing Member in accordance with GAAP, which shall be appropriate and adequate for the business of the Properties, the Venture and the Subsidiaries, and which books of account shall be maintained at the principal place of business of the Venture. There shall be maintained at the principal place of business of the Venture (a) copies of the Venture’s federal, state and local income tax returns and reports (including all reporting work papers and documentation), if any, for the six (6) most recent years, (b) a copy of this Agreement and all amendments thereto and of any financial statements of the Venture (including all reporting work papers and documentation) for the six (6) most recent years and (c) copies of all Loan Documents, leases to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound, brokerage agreements to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound, property management agreements, contracts to which the Venture is a party, all permits and licenses relating to any of the Properties (other than to the extent the same are required to be kept at the applicable Properties), all easements and other recorded and unrecorded agreements affecting any of the Properties or to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound and other Venture records. Any Member or its duly authorized representatives shall have the right at any time to inspect and copy such books of account during normal business hours upon reasonable notice. Any Member and its duly authorized representatives shall have the right to examine (and copy) or conduct an audit of the Venture’s books and records at any time during normal business hours and upon reasonable notice at the Venture’s principal place of business. Any such examination or special audit (i.e., audits other than the annual audits for the Venture which shall be conducted as of December 31 at the Venture’s sole cost and expense) shall be performed at such Member’s sole cost and expense. The Managing Member shall promptly deliver to all Members copies of all notices and other deliveries received by or on behalf of the Venture from the Investment Partnership. Any Member shall have the right to exercise, on behalf of the Venture (or to require the Managing Member to so exercise), any rights that the Venture has to the books and records of the Investment Partnership and its Subsidiaries (including pursuant to Sections 3.1 and 3.2 of the Investment Partnership Agreement).
8.02.    Fiscal Year. Unless the Members shall agree otherwise, the fiscal year of the Venture for financial, accounting, federal, state and local income tax purposes (the “Fiscal Year”) shall be the calendar year (except that the first Fiscal Year of the Venture (for financial and accounting purposes) shall begin on the date hereof and the last Fiscal Year of the Venture shall end on the last day of the term of this Agreement), unless another taxable year shall be otherwise required by the Code for federal income tax purposes.
8.03.    Bank Accounts. Subject to the requirements of any applicable Loan Documents, all funds of the Venture shall be deposited in the Venture’s name in one or more separate bank accounts (each, a “Bank Account”) at a bank selected by the Managing Member, and representatives of the Managing Member may, at its election, be authorized signatories of any such account. As of the

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date hereof, the Managing Member has approved the establishment of Bank Accounts at PrivateBank. Each such Bank Account shall be used exclusively for the Venture’s funds, and no other funds shall be commingled therein. Withdrawals may be made from such Bank Account only for purposes authorized under this Agreement. All withdrawals from a Bank Account in excess of $25,000 shall be made only upon the signature of an authorized signatory of the Managing Member which authorized signatory shall be any Key Principal or such other individuals as may be designated by the Managing Member. As of the date hereof, the Managing Member has approved Scott Brown as an authorized signatory of the Managing Member for purposes of this Section.
8.04.    Financial Statements. (a) Commencing after the conclusion of the 2015 calendar year, within 15 Business Days after the end of each Fiscal Year, the Managing Member shall prepare and deliver to the Members draft financial statements of the Venture on a consolidated basis for such Fiscal Year, within 60 days after the end of each Fiscal Year, the Managing Member shall prepare and deliver to the Members final financial statements of the Venture on a consolidated basis for such Fiscal Year together with a certification from the Managing Member to the NorthStar Member and within 120 days (or such short time period as may be required by any Lender) after the end of each Fiscal Year, the Managing Member shall prepare and deliver to the Members final audited financial statements of the Venture on a consolidated basis for such Fiscal Year which shall be audited by the Venture Accountants in accordance with generally accepted auditing standards (the “Annual Report”); in each case, along with, to the extent not included as part of such draft, final or final audited financial statements, a balance sheet, an income statement, statements of cash flow (including Distributable Proceeds), a trial balance and a debt summary, all of which (except for the reports of Distributable Proceeds and other reports prepared on a cash basis) shall be prepared in accordance with GAAP and shall present fairly and accurately the financial position and operating results of the Venture and any Subsidiaries.
(b)    Within 10 days after the end of each calendar quarter, the Managing Member shall prepare and deliver to the Members an unaudited financial report for the Venture and any Subsidiaries for such calendar quarter (the “Quarterly Report”). The Quarterly Report shall include the following: a balance sheet, income statement, statement of cash flows (including Distributable Proceeds), a trial balance, statements of the Members’ equity in the Venture (which shall include information regarding the Members' Capital Accounts, Capital Contributions, Distributions and Percentage Interests), a debt summary and statements of capital expenditures, all of which (except for the reports of Distributable Proceeds and other reports prepared on a cash basis) shall be prepared in accordance with GAAP and shall present fairly and accurately the financial position and operating results of the Venture and the Subsidiaries.
(c)    Within ten (10) calendar days after the end of each calendar month, the General Partner shall mail to each Limited Partner monthly reports containing the information set forth on Exhibit D. The Managing Member shall cause the Venture to deliver to the NorthStar Member such additional reports or other information that is within the possession or control of the Managing Member, and at such times, as the NorthStar Member shall request in order for any direct or indirect owner of the NorthStar Member to continue to qualify as, and to determine whether it will or will continue to qualify as, a REIT for federal income tax purposes.

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(d)    In addition to the foregoing, the Managing Member shall deliver to each Member a copy of each such financial statement and other periodic report required to be delivered to the lender pursuant to the terms of any Loan Documents, simultaneously with the delivery of such statement or other report to the lender under such Loan Documents.
8.05.    Tax Returns; Tax Matters Partner. (a) The Managing Member shall cause all tax returns of the Venture and its Subsidiaries to be timely prepared so that they may be filed with the applicable government authorities within allowable time periods, including extensions and shall provide to any Member such other information as may be reasonably requested by such Member relating to the Venture’s tax matters. In addition, the Managing Member shall cause to be provided to the Members: (1) within 25 days after the end of each calendar quarter, an estimate of the Venture’s gross assets as of such quarter-end and gross income for the year through such quarter-end as determined for purposes of Section 856(c) of the Code, (2) at least 5 Business Days prior to each quarterly estimated tax payment date for calendar year corporations, an estimate of each Member’s share of the Venture’s taxable income or loss with respect to such calendar quarter, and (3) within 25 days after the end of each taxable year, estimated information necessary for such Member to prepare any required 1099-DIV forms. Notwithstanding the above, the Managing Member will cause to be provided to each Member (i) estimates of its IRS Schedule K-1 items with respect to each taxable year within 20 days after the end of such taxable year and (ii) a final IRS Schedule K-1 with respect to each taxable year no later than June 15th following such taxable year; provided, that for the 2015 taxable year such final IRS Schedule K-1 shall be due no later than July 15, 2016. In addition, the Managing Member shall deliver to the NorthStar Member at least twenty (20) days prior to filing any tax returns and material elections of or with respect to the Venture, Investment Partnership or its Subsidiaries for the NorthStar Member’s review and approval which approval shall be subject to Safanad’s approval rights under Section 3.7 of the Investment Partnership Agreement; provided, however, that the Managing Member shall file any such tax returns by the applicable due date, even if the NorthStar Member has not approved such tax return by such date. The Members shall cooperate in good faith to resolve any disputes relating to the propriety of such returns such that all returns shall be filed in a timely manner.  If the Members shall be unable to resolve any such dispute, either Member may elect, by written notice to the other Member, to submit such dispute for resolution by a “big four” accounting firm or other national accounting firm acceptable to both of the Members in the exercise of their reasonable judgment; provided, however, that the accounting firm resolving such dispute shall not be the principal accounting firm of the Member that shall elect to submit such dispute for resolution.  The decision of such accounting firm with respect to a dispute shall be binding upon the Members.  If the accounting firm has not rendered its decision by the fully extended due date of the applicable tax return, the Managing Member shall file such tax return by such due date; provided, however, that the Managing Member shall file an amended tax return upon subsequent receipt of the accounting firm’s decision if necessary to make the tax return consistent with the accounting firm’s decision.
(b)    The Managing Member shall be the tax matters partner (as described in Section 6231(a)(7) of the Code and similar provisions of state and local tax law) of the Venture. In the event the Venture shall be the subject of an income tax audit by any U.S. federal, state, or local authority, to the extent the Venture is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the tax matters partner shall be authorized to act for, and its decision

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shall be final and binding upon, the Venture and each Member thereof. Moreover, each Member agrees that without the prior written consent of the NorthStar Member, it will not act independently with respect to any tax audit or proceeding related to the Venture, including any administrative or judicial review, involving any U.S. federal, state, or local or non-U.S. tax authority; any settlement, closing, or similar agreement entered into by the Venture in respect of the Venture with any such authority; and any voluntary disclosure made by the Venture to any such authority.
8.06.    Tax Elections. Subject to Section 8.05 and this Section 8.06, all elections required or permitted to be made under the Code or any successor thereto and under any state, local or non-U.S. tax law, shall be made by the Managing Member in its sole discretion. Notwithstanding the foregoing the Venture is intended to be treated as a partnership for federal income tax purposes and no Member shall make any election (for tax purposes or otherwise) inconsistent with such treatment.
8.07.    Venture Liabilities. Except as otherwise set forth herein or as may be agreed to by the Members, no Member shall (a) acquire (or permit any Person related to such Member to acquire) any liability of the Venture or any Subsidiary, or (b) enter into (or permit any Person related to such Member to enter into) any arrangement with respect to any liability of the Venture or any Subsidiary, that would, in either case, result in such Member (or a Person related to such Member under Regulations Section 1.752-4(b)) bearing the economic risk of loss (within the meaning of Regulations Section 1.752-2) with respect to such liability of the Venture or any Subsidiary. This Section 8.07 shall not prohibit (i) any Member or any Person related to a Member from making a loan authorized by the Members or (ii) the Venture or any Subsidiary from becoming indebted to a Member or any Person related to a Member for services rendered to the Venture or any Subsidiary or for expenditures incurred on behalf of the Venture or any Subsidiary in the ordinary course of business.
ARTICLE 9.
TRANSFERS AND PLEDGES OF INTERESTS
9.01.    Restrictions on Transfers and Pledges of Interests. (a) Except as specifically permitted in this Section 9.01, no Member shall, directly or indirectly, sell, assign, transfer or otherwise dispose of (each such transaction being herein called a “Transfer”), or pledge, collaterally assign (including any assignment of income or profits) or otherwise hypothecate or create or permit to exist a lien against (each such transaction being herein called a “Pledge”), all or any part of such Member’s Interest without the prior written consent of the other Members and Safanad to the extent Safanad’s consent is required pursuant to the terms of the Investment Partnership Agreement, and any such Transfer or Pledge made in violation of the foregoing shall be void ab initio. Any of the following (each, an “Upper Tier Transfer”), whether accomplished directly or indirectly, by contract, operation of law, voluntarily or involuntarily, shall be deemed a Transfer or Pledge, as applicable, for purposes hereof:
(i)    any Transfer or Pledge of (A) any partnership interest in any Member that is a partnership, (B) any limited liability company interest in any Member that is a limited liability company, (C) any stock in any Member that is a corporation or (D) any legal or beneficial interest in any Member that is a trust or other entity;

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(ii)    the (A) admission of any additional partner to any Member that is a partnership, (B) admission of any additional member to any Member that is a limited liability company, (C) issuance of additional stock in any Member that is a corporation, or (D) issuance of any additional legal or beneficial interest in any Member that is a trust or other entity; and
(iii)    the occurrence of any of the transactions described in Section 9.01(a)(i) or Section 9.01(a)(ii) with respect to any partnership, limited liability company, corporation, trust or other entity that is itself an owner of any direct or indirect interest in a Member, or any other transaction, howsoever effected, which changes the beneficial ownership of a Member from that existing on the date hereof.
(b)    Notwithstanding the foregoing, the following Transfers, Pledges and Upper Tier Transfers shall be permitted by or in respect of each Member without the consent of the other Members:
(i)    with respect to the NorthStar Member: (A) any Transfer or Pledge of all or a portion of the NorthStar Member’s Interest to any entity in which the managing member, general partner or similar governing body is, directly or indirectly, Controlled by or under common Control with NorthStar Healthcare Parent or any Affiliate thereof, or any Person Controlled by, NorthStar Asset Management Group Inc. or any Affiliate thereof (any of the foregoing permitted NorthStar Member transferees or pledgees being referred to herein as a “Permitted NorthStar Member Affiliate”); (B) any Upper Tier Transfer in respect of the NorthStar Member as to any Person among the existing holders of the partnership, limited liability company, stock or other legal or beneficial ownership interests in such Person or as to any other Person so long as, after giving effect to such Upper Tier Transfer, the NorthStar Member is, directly or indirectly, Controlled by a Permitted NorthStar Member Affiliate; (C) the Transfer by the direct or indirect members, partners, shareholders or other beneficial owners of the NorthStar Member of any of their respective direct or indirect beneficial ownership interests in the NorthStar Member among themselves; and (D) (x) any Transfer of direct or indirect ownership interests in NorthStar Healthcare Parent or NorthStar Corporate Parent, or (y) a Transfer as part of a merger, consolidation, spin-off, sale of all or substantially all of the assets of, or similar transaction involving NorthStar Healthcare Parent or NorthStar Corporate Parent; provided, that except with respect to any Transfer under the foregoing clause (D)(x) to the extent such Transfer does not relate to a Controlling interest therein, the NorthStar Member shall provide ten (10) days prior written notice of such Transfers (including relevant identity information with respect to the transferee to ensure such Transfer does not require any advance notice to governmental authorities) unless a longer time period is required to address regulatory requirements in which case the NorthStar Member shall provide sufficient notice to address the same. To the extent a Transfer under the foregoing clause (D)(y) occurs, the NorthStar Member shall provide notice to the Members concurrent with the consummation of the same and thereafter the Members acknowledge and agree that the Formation Member shall have the right to trigger the sale process as described in, and in accordance with, Sections 12.1(g) and 12.4 of the Investment Partnership Agreement.
(ii)    with respect to the Formation Member: subject to Section 9.01, (x) any Upper Tier Transfer in respect of the Formation Member so long as, after giving effect to such Upper Tier Transfer: (A) the Key Principals possess sole control of the policies and management of Formation

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Member, and are responsible for the day-to-day management of the same; (B) (i) the Key Principals and/or employees of Formation Capital LLC, shall at all times beneficially own, directly or indirectly, at least five percent (5%) of the equity and other ownership interests in the Venture, and (ii) the Formation Member, shall at all times beneficially own, directly or indirectly, at least twenty percent (20%) of the equity and other ownership interests in the Venture (clauses (A) and (B) collectively, the “Control and Ownership Requirement”); and (C) such Upper Tier Transfer is not made to a Person who is, or is an Affiliate of, a competitor to the NorthStar Member or its direct or indirect subsidiaries.
9.02.    Conditions Applicable to All Transfers. (a) Notwithstanding anything to the contrary contained in this Agreement, any Transfer of any Interest by a Member or any Upper Tier Transfer with respect to a Member shall be made in full compliance with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having jurisdiction over the Venture or any applicable Subsidiary. In the event that any filing, application, approval or consent is required in connection with any such transfer, the transferring member shall promptly make such filing or application or obtain such approval or consent, at its sole expense, and shall reimburse the other Member for any costs or expenses (including attorneys’ fees) incurred by such Member in connection with any filing, application, approval or consent.
(b)    Notwithstanding anything to the contrary contained in this Agreement, no transfer of an Interest (including any Upper Tier Transfer) shall be binding upon the other Member unless (i) such transfer will not be subject to, or such transfer, when aggregated with prior transfers in accordance with applicable law, will not result in the imposition of, any state, city or local transfer taxes to the Venture, any Subsidiary or the non-transferring Member (except to the extent it is specifically provided herein that the non-transferring Member is obligated to pay all or a portion of such taxes), unless the transferring Member agrees to pay, and actually pays, such transfer tax and to indemnify the non-transferring Member, (ii) in the case of a transfer of a direct Interest, such transfer shall be a transfer of the transferring Member’s entire Interest (rather than a portion thereof), and the transferee shall have delivered to such other Member an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferor accruing from and after the date of such transfer under, and agrees to be bound by all the provisions of, this Agreement (or, in the case where the transferee is an Affiliate of the transferor, from and after the date of this Agreement), subject to the limitations of liabilities set forth herein, and (iii) in the case of the transfer of a direct Interest, the transferee shall have executed, acknowledged and delivered any instruments required under the LLC Act to effect such transfer and its admission to the Venture. Notwithstanding anything in this Agreement to the contrary, in no event shall an Interest be transferred to a Person who is the subject of any pending bankruptcy proceedings, or to a Person who is a minor or who otherwise lacks legal capacity, and any attempt to effect a transfer to such a Person shall be void and of no effect and shall not bind the Venture.
(c)    Notwithstanding any transfer made pursuant to this Article 9, the transferring Member shall remain liable for all of the obligations and liabilities of the transferring Member under this Agreement, whether accruing prior to, on or from and after the date of such transfer; provided, that the transferring Member shall be relieved of any such obligations and liabilities accruing from

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and after the date of such transfer (other than a transfer to an Affiliate of the transferring Member) if the transferee shall have delivered to the other Member an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferring Member accruing from and after the date of such transfer under, and agrees to be bound by all the provisions of, this Agreement. In connection with any transfer permitted under this Article 9, each Member hereby consents to the withdrawal of the transferring Member as a Member and the admission of the transferee as a Member with the rights of the transferring Member hereunder.
(d)    The Venture, each Member and any other Person or Persons having business with the Venture, need deal only with Members who are admitted as Members or as substituted Members of the Venture, and they shall not be required to deal with any other Person by reason of transfer by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided herein) of a Member for a transferring or a deceased Member, any payment to a Member or to a Member’s executors or administrators shall acquit the Venture and the Members of all liability to any other Persons who may be interested in such payment by reason of an assignment by, or the death of, such Member.
(e)    Without the consent of the NorthStar Member, no Transfer shall be permitted if the Transfer would (i) cause the Venture to terminate under Section 708(b) of the Code; (ii) cause the Venture to fail to qualify from the “private placement safe harbor” from being treated as a “publicly traded partnership” under Regulations Section 1.7704-1(h); (iii) cause any direct or indirect owner of the NorthStar Member to fail to qualify as a REIT; or (iv) cause the assets of the Venture to be deemed “plan assets” of any Person subject to ERISA which may own any direct or indirect interest in the Venture.
9.03.    Admission of Transferee. Any Person who becomes a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Venture prior to the date of its membership in the Venture and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been properly executed and delivered on behalf of the Venture in accordance with this Agreement prior to said date and which are in force and effect on said date. Unless and until a transferee is admitted as a substituted Member, the transferee shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Venture, shall not be entitled to inspect the books or records of the Venture, and shall not have no right to exercise any of the powers, rights, and privileges of a Member hereunder.
9.04.    Right of First Offer. (a) Process. If, at any time, the Formation Member desires to permit an Upper Tier Transfer pursuant to Section 9.01(b)(ii) (x) to a Person who is not (A) a Key Principal, (B) a Family Member of any Key Principal or (C) an officer, director or employee of the Formation Member or its Affiliates or (y) that is not among any of the Persons described in clause (A), (B) or (C) above, the Formation Member shall first deliver notice (a “ROFO Notice”) to the NorthStar Member (together with any of its designees, the “Receiving Member”), which ROFO Notice shall set forth (i) all of the material terms of the proposed Transfer, (ii) the Formation Member’s reasonable determination of the portion of Interests held by the Formation Member that

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hold the same economic value as the ownership interests in the Formation Member proposed to be transferred (and such equivalent amount of Interests shall constitute the “ROFO Interests” being offered to the Receiving Member in the ROFO Notice), and (iii) the price payable in cash (which price shall be payable only in cash) at which the Formation Member is willing to sell such ownership interests in the Formation Member (the “ROFO Price”).
(b)    Exercise of ROFO. Upon receipt of the ROFO Notice, the Receiving Member shall have the right to purchase all, but not less than all, of the ROFO Interests proposed to be so transferred by the Formation Member on the terms set forth in the ROFO Notice (the “ROFO Right”), which right may only be exercised with respect to all of the ROFO Interests being offered pursuant to the ROFO Notice, exercisable by: (i) delivering notice thereof to the Formation Member (the “ROFO Election Notice”) within thirty (30) days after receipt of the ROFO Notice; and (ii) closing the purchase of such ROFO Interests within ninety (90) days after delivery of the ROFO Election Notice to the Formation Member (the “ROFO Closing”), subject to receipt of applicable regulatory approvals, if any. If the Receiving Member validly and timely delivers a ROFO Election Notice, the closing of the purchase of such ROFO Interests shall be on a date which is not more than sixty (60) days after the delivery of the ROFO Election Notice to the Formation Member, subject to receipt of applicable regulatory approvals, if any. At the ROFO Closing, the following transactions shall occur:
(i)    the Receiving Member shall pay or cause to be paid (or tender) to the Formation Member the ROFO Price for the ROFO Interest being purchased;
(ii)    the Receiving Member shall take title to the ROFO Interests free and clear of all liens and encumbrances;
(iii)    the Formation Member and the Receiving Member shall each pay a portion of the transfer, stamp or similar taxes due in connection with the conveyance of the ROFO Interest in such allocations as is customary in the applicable jurisdiction where such transfer, stamp or similar taxes may be due; and
(iv)    the Formation Member shall deliver to the Receiving Member appropriate assignment documents assigning the ROFO Interests, without covenants, representations or warranties of any kind (other than that the Formation Member’s ROFO Interest is owned free and clear of all liens and encumbrances).
(c)    Sale to Third Party. If the Receiving Member elects not to purchase the ROFO Interests or fails to timely and validly deliver the ROFO Election Notice, the Receiving Member shall have been deemed to have waived the ROFO Right with respect to the ROFO Interests being offered under the applicable ROFO Notice, and any portion of the ownership interests proposed to be sold in such ROFO Notice may be sold by the Formation Member at a price equal to or greater than ninety-five percent (95%) of the ROFO Price and otherwise on terms not materially more favorable to the purchaser than those offered to the Receiving Member in the ROFO Notice, at any time during the ninety (90) day period subsequent to such waiver or deemed waiver by the Receiving Member.

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(d)    Consents. Any sale pursuant to this Section 9.04 shall be subject to the consent of Safanad to the extent required pursuant to the terms of the Investment Partnership Agreement, including, without limitation, if such sale will result in the Formation Member no longer satisfying the Control and Ownership Requirement.
ARTICLE 10.
SALE OF PURCHASER
10.01.    Sale of Purchaser. If at any time after the expiration of the Lockout Period, Safanad desires to sell the Purchaser and/or its assets, the Members acknowledge and agree that any such sale will be governed in accordance with the procedures set forth in Section 12.4 of the Investment Partnership Agreement. The Members acknowledge and confirm that the NorthStar Member is a third-party beneficiary of Section 12.4 of the Investment Partnership Agreement. In furtherance of the foregoing, the Venture shall not take any actions pursuant to Section 12.4 without the prior consent of the NorthStar Member, and the Venture shall provide the NorthStar Member with reasonable advance notice and an opportunity to participate in all negotiations and discussions related thereto.
ARTICLE 11.
DISSOLUTION AND LIQUIDATION
11.01.    Events Causing Dissolution. The Venture shall be dissolved and its affairs wound up upon the occurrence of any of the following:
(a)    the Members consent in writing to such dissolution;
(b)    the sale or other disposition (voluntarily or involuntarily) by the Venture of all or substantially all of the Venture Assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the Venture under any promissory notes or other evidences of indebtedness taken by the Venture (unless the Members shall elect to distribute such indebtedness to the Members in liquidation), and the satisfaction of contingent liabilities of the Venture in connection with such sale or other disposition; or
(c)    the occurrence of any event that, under the LLC Act, would cause the dissolution of the Venture or that would make it unlawful for the business of the Venture to be continued.
11.02.    Right to Continue Business of the Venture. Upon an event described in Section 11.01(c) (but not an event that makes it unlawful for the business of the Venture to be continued), the Venture thereafter shall be dissolved and liquidated unless, within 90 days after such event, an election to continue the business of the Venture shall be made in writing by all remaining Members. If such an election to continue the Venture is made, then the Venture shall continue until another event causing dissolution in accordance with this Article 11 shall occur.
11.03.    Distributions Upon Dissolution. (a) Upon the dissolution of the Venture, the Managing Member (or any other Person responsible for winding up the affairs of the Venture) shall

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proceed without any unnecessary delay to sell or otherwise liquidate the Venture Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the Venture.
(b)    The net liquidation proceeds and any other liquid assets of the Venture after the payment of all debts, liabilities and obligations of the Venture (including, without limitation, all amounts owing to the Members under this Agreement), the payment of expenses of liquidation of the Venture, and the establishment of a reasonable reserve in an amount estimated by the Managing Member to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the Venture, shall be distributed to the Members in accordance with the provisions of Section 6.05(a).
(c)    Each of the Members shall be furnished with a statement prepared by, or under the supervision of, the Venture Accountants, the Managing Member and any other person or entity responsible for winding up the affairs of the Venture which shall set forth the assets and liabilities of the Venture as of the date of complete liquidation. Upon dissolution and liquidation of the Venture, the Members shall execute, acknowledge and cause to be filed any notice or certificate required by law to reflect the termination of the Venture.
ARTICLE 12.
INTENTIONALLY OMITTED
ARTICLE 13.
REPRESENTATIONS AND WARRANTIES
13.01.    Representations and Warranties of the Members. Each Member hereby represents and warrants to the other Member, as of the date hereof that:
(a)    Such Member is duly organized, validly existing and (to the extent such concept is relevant under its jurisdiction of incorporation or formation) in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to enter into and perform this Agreement.
(b)    This Agreement has been duly authorized, executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms.
(c)    No consents or approvals are required from any governmental authority or other Person for such Member to enter into this Agreement and form the Venture. All limited liability company, corporate, partnership or trust action on the part of such Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.
(d)    Neither the execution and delivery of this Agreement by such Member, nor the consummation of the transactions contemplated hereby, conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it is or its properties are bound, or any law, rule, regulation, order or decree to which it or its properties are subject.

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(e)    Such Member acknowledges that (i) the Interest issued to such Member has not been registered under the Securities Act of 1933, as amended, or state securities laws, (ii) the Interest, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (iii) there is no public market for the Interest, and (iv) neither the Venture nor any other Member has any obligation or intention to register the Interest for resale under the Securities Act of 1933, as amended, or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws.
(f)    Such Member hereby acknowledges that because of the restrictions on transfer or assignment of the Interest which are set forth in this Agreement, such Member may have to bear the economic risk of its investment in the Venture for an indefinite period of time.
(g)    On behalf of itself and each assignee or transferee of it, such Member is acquiring its Interest for its own account for investment and not with a view to the distribution or resale thereof, or with the present intention of distributing or reselling such Interest, and that it will not transfer or attempt to transfer its Interest in violation of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable federal, state or local securities law. Nothing herein shall be construed to create or impose on the Venture or any Member an obligation to register any transfer of any Interest or any portion thereof.
(h)    To the best of its knowledge: (i) the Capital Contributions contributed by such Member to the Venture were not and are not directly or indirectly derived from activities that may contravene applicable federal, state or international laws and regulations, including anti-money laundering laws and regulations; and (ii) none of (A) such Member, (B) any person Controlling or Controlled by such Member, (C) if such Member is a privately held entity, any person having a beneficial interest in such Member, or (D) any person for whom such Member is acting as agent or nominee in connection with this investment, is a country, territory, individual or entity named on an OFAC list, nor is a person or entity prohibited under the OFAC Programs. As used herein, “OFAC Programs” mean the programs administered by U.S. Treasury Department’s Office of Foreign Assets Control that prohibit dealings with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.
(i)    Such Member is not a “benefit plan investor” (within the meaning of the U.S. Department of Labor Regulation § 2510.3-101).
(j)    As of the date hereof and at all times during the term of this Agreement, each Member will be a U.S. person (or disregarded subsidiary of a U.S. Person) for U.S. federal income tax purposes and not a foreign person within the meaning of Section 1445 of the Code and the regulations thereunder.
13.02.    Representations and Warranties by the Formation Member. In addition to the representations and warranties made elsewhere in this Agreement (including Section 13.01), the Formation Member hereby represents and warrants to the NorthStar Member as of the date hereof that:

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(a)    Capitalization of the Formation Member. The Formation Member satisfies the Control and Ownership Requirement. The Formation Member shall, on the date hereof, disclose to NorthStar Member in writing all of the material terms and conditions relating to the organizational structure and governance of, and equity interests held in, the Formation Member, including providing NorthStar Member with a copy of the operating agreement of (and all side letters with respect to) Formation Member and the direct or indirect entities holding interests therein. Attached hereto as Exhibit F is a true, correct and accurate structure chart that shows all persons holding an interest in the Formation Member equal to or greater than five percent (5%).
(b)    Affiliates. Following the consummation of the transactions contemplated by the Conveyance Agreement, except as expressly provided in this Agreement, the Investment Management Agreements, the Investment Partnership Agreement and the Investment Committee Agreement or as set forth on Exhibit G attached hereto, neither the Formation Member, the Key Principals nor any of their Affiliates shall own, directly or indirectly through one or more intermediaries, 5% or more of the equity interests in any Person that owns any tenant, manager or operator of any Property or otherwise is entitled to any promote, fees, distributions or other payments with respect to any Property.
ARTICLE 14.
MISCELLANEOUS PROVISIONS
14.01.    Compliance with LLC Act. Each Member agrees not to take any action or fail to take any action which, considered alone or in the aggregate with other actions or events, would result in the termination of the Venture under the LLC Act. No Member shall file for, pursue or seek any partition of any Venture Assets.
14.02.    Additional Actions and Documents. Each of the Members hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use commercially reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
14.03.    Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, delivered, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) sent by nationally recognized overnight courier, (c) delivered by hand delivery (including delivery by nationally recognized courier), or (d) sent by emailed Adobe® portable document format (.pdf) document (with a copy contemporaneously delivered by one of the other permitted methods of delivery), addressed as follows:

To Formation Member	Formation Capital LLC 3820 Mansell Road, Suite 280 Alpharetta, GA 30022 Attention: Christina Firth Email: cfirth@formationcapital.com

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with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: Neil L. Rock, Esq. Email: nrock@skadden.com

To NorthStar Member:	c/o NorthStar Healthcare Operating Partnership, LP 399 Park Avenue New York, New York 10022 Attention: Ronald J. Lieberman Email: legal@nsamgroup.com

with a copy to:	NorthStar Healthcare Operating Partnership, LP 399 Park Avenue New York, New York 10022 Attention: Robert Gatenio Email: gatenio@nsamgroup.com

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Harris B. Friedus Email: hfreidus@paulweiss.com
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, delivered or sent. Each notice, demand, request, or communication which shall be mailed, sent, delivered or transmitted in the manner described above shall be deemed, given, served or delivered at such time as it is received by the addressee upon presentation (or, if received on a day that is not a Business Day or after 5:00 p.m. on a Business Day, on the next succeeding Business Day) or at such times as delivery is attempted in the case of any change in address as to which notice was not given to the other party as required hereunder or in the case of a refusal to accept delivery.
14.04.    Expenses. In the event of any dispute which results in legal proceedings between the Members, all reasonable legal fees, court costs and disbursements incurred in connection with such action by the party prevailing in such legal proceedings after a final nonappealable judgment of a court of competent jurisdiction has been entered shall be paid by the party not prevailing in such action within 10 days after demand therefor.
14.05.    Exculpation. Except as otherwise expressly provided in this Agreement, the NorthStar Member and the Formation Member acknowledge and agree that the obligations of each Member under this Agreement or any other document or instrument executed pursuant to this Agreement are the respective obligations of such Member only, and not any direct or indirect member, manager, partner, shareholder, director, officer, employee or agent of such Member or any of such Member’s Affiliates, or of the Person executing this Agreement on behalf of such Member

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or any of such Person’s Affiliates (each, an “Exculpated Party”), and each Member shall not bring any action against any such Exculpated Party in respect of the obligations of the other Members under this Agreement.
14.06.    Intentionally Omitted.
14.07.    Ownership of Venture Assets. The Interest of each Member shall be personal property for all purposes. All real and other property owned by the Venture shall be deemed owned by the Venture as Venture property. No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Venture or the Subsidiaries, as applicable.
14.08.    Status Reports. Recognizing that each Member may find it necessary from time to time to establish to third parties, such as accountants, banks, mortgagees, investors, prospective transferees of its Interest, or the like, the then current status of performance of the Venture and the Interests, each Member shall, within a reasonable period of time (but no more than fifteen (15) Business Days) following the written request of either Member (provided, that any such written request is not made more than twice in any 12-month period), furnish a written statement on the status of the following: (a) that this Agreement is unmodified (or if there have been modifications, stating the modifications) and, to the certifying Member’s knowledge, is in full force and effect; (b) stating whether or not to its knowledge an Event of Default has occurred; and (c) if the Managing Member is the certifying Member, stating, to the best knowledge of the Managing Member, the Capital Contributions and Percentage Interests of the Members. Such statement may be relied upon (and shall state that it may be relied upon) by the other Member, but no such statement shall operate as a waiver as to any default or other matter as to which the Member executing it did not have actual knowledge.
14.09.    Survival. It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.
14.10.    Waivers. Neither the waiver by the Venture or either Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of the Venture or either Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder. Each Member hereby waives the right to trial by jury in connection with any legal proceeding between the Members with respect to this Agreement or the Venture.
14.11.    Exercise of Rights. No failure or delay on the part of either Member or the Venture in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the Venture shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein expressly provided are cumulative and not exclusive of

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any other rights or remedies which either Member or the Venture would otherwise have at law or in equity or otherwise.
14.12.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of each of the Members and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.
14.13.    Limitation on Benefits of this Agreement. Except for any Indemnitee, to the extent that such Indemnitee is expressly granted certain rights of defense and indemnification in this Agreement, this Agreement shall not confer any rights or remedies upon any party other than the Members (and their respective successors and assigns as permitted hereunder) and the Venture.
14.14.    Severability. The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.
14.15.    Amendment Procedure. Other than amendments in connection with Default Third Party Issuances pursuant to Section 5.03(a)(iv), which shall require only the written consent of the applicable Contributing Member(s) to the extent such amendments are limited solely to what is expressly permitted pursuant to Section 5.03(a)(iv), this Agreement may only be modified or amended by the unanimous written consent of the Members (which may be evidenced by their execution and delivery of the applicable amendment or other modification).
14.16.    Entire Agreement. This Agreement and any other agreements executed contemporaneously herewith contain the entire agreement between the Members with respect to the matters contemplated herein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.
14.17.    Headings. Article, Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
14.18.    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Delaware (but not including the choice of law rules thereof).
14.19.    Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts.

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All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic email transmission (including via.pdf files) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.
14.20.    Consents and Approvals. No consent or approval requested of either Member shall be effective unless such consent or approval shall be delivered by such Member in a written instrument in advance of the action with respect to which such consent or approval was requested.
14.21.    Indemnification.
(a)    The Venture shall indemnify and hold harmless each of the Members and their respective Affiliates (each, an “Indemnitee”) including, in the case of the Formation Member, or NorthStar Member, to the extent applicable, in each case in its capacity as Managing Member, from and against any and all claims, demands, losses, taxes, damages, liabilities, lawsuits and other proceedings, judgments, awards, costs and expenses (including reasonable attorneys’ fees, disbursements and court costs) to the extent the same arise directly or indirectly from the ownership, operation, use, maintenance or management of the Venture Assets or by reason of its acts or omissions which are for or on behalf of the Venture and taken in accordance, or believed in good faith to be in accordance, with such Member’s responsibilities and obligations under this Agreement; provided, that the foregoing indemnity shall not apply to the extent the same arise out of or result from the criminal conduct, fraud, gross negligence or willful misconduct of, or material breach of the terms of this Agreement by, such Indemnitee.
(b)    Except in the case of criminal conduct, fraud, gross negligence or willful misconduct of, or material breach of the terms of this Agreement by, a Member, neither Member shall be liable to the other Members or the Venture for (i) any act or omission performed or omitted in good faith, (ii) such Member’s failure or refusal to perform any act, except those required pursuant to the terms of this Agreement, or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Venture selected, engaged or retained in good faith and with reasonable prudence.
(c)    The Members shall be entitled to rely on the advice of counsel or public accountants experienced in the matter at issue and any act or omission of a Member pursuant to such advice shall in no event subject such Member to liability to the Venture or any other Member.
(d)    Without limiting the foregoing provisions of this Section 14.21, in any action brought against either Member pursuant to the LLC Act, the Member named as a defendant in such suit shall be entitled to be indemnified to the fullest extent permitted under Section 18-108 of the LLC Act or any other applicable law (the “Indemnity Laws”) and, to the fullest extent permitted under the Indemnity Laws, the Venture shall advance any expenses incurred by such defending Member in defending such action, subject to repayment.
14.22.    Business Day Extension. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed

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to end and such date shall be deemed to fall on the next succeeding Business Day, and performance hereunder may be made on such Business Day with the same force and effect as if made on such other day.
14.23.    Consent to Jurisdiction. Except as set forth in Section 9.05(b) herein, any legal suit, action or proceeding against either Member arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of New York, County of New York or in the United States federal courts sitting in the Southern District of New York, and each Member hereby accepts for itself, irrevocably and unconditionally, the exclusive jurisdiction of the aforesaid courts with respect thereto. Each Member hereby irrevocably consents to the service of process out of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Member at such Member’s address for notices set forth in Section 14.03. Each Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court and hereby irrevocably waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing contained in this Section 14.23 shall affect the right of either Member to serve process in any other manner permitted by applicable law.
14.24.    No Presumption. This Agreement shall be construed without regard to any presumption against the party causing this Agreement to be drafted.
14.25.    Press Releases; Confidentiality. (a) No Member shall issue any press releases or other announcements regarding the transactions contemplated hereby unless the Members first shall reasonably approve such release or announcement, in writing.
(b)    Each of the Members represents and warrants that prior to the date hereof it and its agents have not, except with the consent of the other Member, disclosed any of the terms, conditions, obligations or matters contained in or relating to this Agreement and the transactions contemplated herein other than to their respective investors and its and their respective counsel, accountants, underwriters and other advisors. Each of the Members covenants and agrees (and agrees to cause its employees, agents, or Affiliates) not to disclose the terms of this Agreement or any other information relating to this Agreement and the transactions contemplated hereunder which is of a confidential or proprietary nature provided by any Member to any other Member (collectively, the “Confidential Information”), except (i) to any lender providing financing to the Venture, subject to an appropriate confidentiality undertaking being received from such Person, (ii) to such Member’s or the Venture’s lenders, partners, accountants and attorneys, subject to an appropriate confidentiality undertaking being received from such Persons, (iii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official binding upon such Member, (iv) to one or more of its potential investors (subject to confidentiality undertakings by such potential investors), (v) deemed advisable pursuant to any applicable laws, rules, regulatory requirements or other governmental requirements (e.g., securities law requirements), or the requirements of any securities exchange, in either case that are binding upon such Member or its direct or indirect constituent investors, (vi) to the extent any such Confidential Information comes into the public domain other than as a result of disclosure by any of the Members or (vii) with the prior written consent of the

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other Member. In the event that any Member shall receive a request to disclose any Confidential Information under a subpoena or order, such Member shall (x) promptly notify the other Member and consult with such other Member regarding the advisability of taking steps to resist or narrow such request, (y) if disclosure is required or deemed advisable, furnish only such portion of the Confidential Information as such Member is advised by counsel is legally required or advisable to be disclosed and (z) if disclosure is required or deemed advisable, reasonably cooperate with the NorthStar Member (at no cost to such Member) in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded such Confidential Information, as the case may be, that is disclosed.
(c)    Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, each Member (and each employee, representative, or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Member’s investment in the Venture and the ownership of an Interest (including the tax treatment and tax structure of any Venture transactions) and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure. For purposes of this Section 14.25(c), “tax structure” means any facts relevant to understanding the purported or claimed federal income tax treatment of a Member’s investment in the Venture and the ownership of an Interest (including the tax treatment and tax structure of any Venture transactions).
14.26.    Cooperation of Managing Member. In the event of any proposed sale, assignment or other transfer of all or a portion of the Venture Assets or a transfer of an interest in any Member or a Transfer of any Member’s Interest in accordance with the terms hereof, the Managing Member shall, upon reasonable notice and during business hours, (a) make available to the prospective transferee at reasonable hours all books of account, leases, and all other agreements related to the Venture and any Subsidiary at the request and expense of the requesting Member, or copies thereof; and (b) cause the management personnel involved directly or indirectly in the affairs of the Venture to reasonably cooperate (taking into account general operational responsibilities and constraints) with the requesting Member and its proposed transferee or designees of either of them and furnish information in their possession as reasonably requested by such persons as to the status of the affairs of the Venture.
14.27.    Subsidiaries. The Venture shall not take any action or fail to take any action that would cause any of the Subsidiaries to violate any of the provisions of their respective operating agreements.
14.28.    Brokerage. Each Member represents and warrants to the other Member that it has not dealt with any broker in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby other than, in the case of the NorthStar Member, CS Capital Advisors LLC, the fees and expenses of which will be paid by the Investment Partnership in accordance with the Investment Partnership Agreement. The NorthStar Member shall indemnify the Formation Member and the Venture from any claims asserted against the Formation Member or the Venture by reason of any party claiming to have dealt with the NorthStar Member other than, in the case of the NorthStar Member, CS Capital Advisors LLC. The Formation

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Member shall indemnify the NorthStar Member and the Venture from any claims asserted against the NorthStar Member or the Venture by reason of any party claiming to have dealt with the Formation Member.
14.29.    Usury Savings . With respect to any Member Loan, if the fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by applicable usury law, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance, any Contributing Member shall have ever received interest or anything which might be deemed interest under applicable law which would exceed the higher of the maximum interest rate allowed by applicable United States federal, Delaware or New York law (each as amended from time to time and as in effect on the date for which a determination of interest accrued hereunder is made), such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Member Loan and not to the payment of interest.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

FORMATION MEMBER:	DOMINO MI6 INVESTORS, LLC,
a Delaware limited liability company

	By:	/s/ Christina K. Firth
Name: Christina K. Firth
Title: Authorized Signatory

NORTHSTAR MEMBER:	DOMINO HOLDINGS NT-HCI, LLC,
a Delaware limited liability company

	By:	/s/ Jenny B. Neslin
Name: Jenny B. Neslin
Title: Associate General Counsel and Assistant Secretary

Solely for purposes of Sections 7.02 and 7.03,

FORMATION CAPITAL ASSET MANAGEMENT III, LLC
a Delaware limited liability company

By:	/s/ Steven Fishman
Name: Steven Fishman
Title: President

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Execution Copy
SAFANAD SENIOR CARE INVESTMENT PARTNERSHIP VI, LP
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
THE PARTNERSHIP INTERESTS ISSUED PURSUANT TO THIS AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES OR “BLUE SKY” LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH PARTNERSHIP INTERESTS ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT OF LIMITED PARTNERSHIP.

1051492.09-NYCSR02A - MSW

SAFANAD SENIOR CARE INVESTMENT PARTNERSHIP VI, LP
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

i
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5.1	Capital Calls	24
5.2	Procedure for Capital Calls	24
5.3	Interest	25

ARTICLE VI DEFAULTING PARTNERS		25
6.1	Pledge of Investment Partnership Interests	25
6.2	Notice of Default and Interest	25
6.3	Feeder Fund Default	27
6.4	Additional Damages	27
6.5	Acknowledgment	27

ARTICLE VII CAPITAL ACCOUNTS AND ALLOCATIONS		28
7.1	Capital Accounts	28
7.2	Allocation of Net Income and Net Loss	29
7.3	Loss Limitation	30
7.4	Minimum Gain Chargebacks and Non-Recourse Deductions	30
7.5	Qualified Income Offset	30
7.6	Code Section 704(b) Compliance	30
7.7	Elections	31
7.8	Excess Non-Recourse Liabilities	31

ARTICLE VIII DISTRIBUTIONS		31
8.1	Distribution Priorities	31
8.2	Tax Distribution	32
8.3	Distributions in-Kind	33
8.4	Investments Held Through Blocker Corporations	33
8.5	Timing; Direction of Distribution Proceeds	34
8.6	No Deficit Restoration by Partners	34
8.7	Right of Set-Off	34
8.8	Withholding	34

ARTICLE IX MANAGEMENT		35
9.1	General Authority	35
9.2	Managers; Investment Partnership Management Fees; Acquisition Fees	35
9.3	Authority for Specific Actions	37
9.4	Investment Restrictions	40
9.5	Reliance by Third Parties; Authorized Signatories	40
9.6	Expense Reimbursement	40
9.7	Other Permitted Business	42
9.8	General Partner Guarantees	42
9.9	Key Person Event	43
9.10	ERISA Matters	44
9.11	Excess Conditions	45

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ARTICLE X NO REGISTRATION AS A BROKER, DEALER OR INVESTMENT ADVISOR		46
10.1	No Registration or Recommendation	46

ARTICLE XI INDEMNIFICATION		46
11.1	Exculpation	46
11.2	Indemnification	46
11.3	Payment of Indemnification Expenses	47

ARTICLE XII TRANSFERS OF LIMITED PARTNERSHIP INTERESTS		47
12.1	Assignability of Interests	47
12.2	Substitute Limited Partners	50
12.3	Fund Transfer	50
12.4	Sale of Interests in Purchaser	51
12.5	Obligations of Assignee	55
12.6	Allocation of Distributions Between Assignor and Assignee	55
12.7	Limited Partner Withdrawal Rights	55
12.8	Limited Partner Liability	55
12.9	SAFANAD Consent	56

ARTICLE XIII TRANSFER OF INVESTMENT PARTNERSHIP INTEREST BY GENERAL PARTNER; WITHDRAWAL		56
13.1	Single General Partner	56
13.2	Assignability of Interest	56
13.3	Voluntary Withdrawal	56
13.4	Involuntary Withdrawal	57
13.5	Removal of General Partner	57
13.6	Payment of Expenses to General Partner Upon Withdrawal	57
13.7	Further Consequences of Removal or Withdrawal	58
13.8	Continuation of Investment Partnership Business	58

ARTICLE XIV RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS		59
14.1	Limited Liability	59
14.2	Authority of Limited Partners	59
14.3	Confidentiality	59
14.4	Meetings of the Limited Partners	60

ARTICLE XV DURATION AND TERMINATION OF THE INVESTMENT PARTNERSHIP		60
15.1	Duration	60
15.2	Bankruptcy of Limited Partner	61

ARTICLE XVI LIQUIDATION OF THE INVESTMENT PARTNERSHIP		61

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16.1	General	61
16.2	Priority on Liquidation; Distributions	62
16.3	Orderly Liquidation	62
16.4	Source of Distributions	62
16.5	Statements on Termination	62
16.6	Special Limited Partners Clawback	62

ARTICLE XVII POWER OF ATTORNEY		63
17.1	General	63
17.2	Survival of Power of Attorney	63
17.3	Written Confirmation of Power of Attorney	64

ARTICLE XVIII MISCELLANEOUS		64
18.1	Further Assurances	64
18.2	Successors and Assigns	64
18.3	Applicable Law	64
18.4	Severability	64
18.5	Counterparts	64
18.6	Entire Agreement	64
18.7	Amendment	65
18.8	Construction	67
18.9	Force Majeure	67
18.10	Notices	67
18.11	Venue	68
18.12	No Right of Partition for Redemption	68
18.13	Third-Party Beneficiaries	68
18.14	General Partner as Limited Partner	68

Exhibits:

Exhibit A    Reporting Requirements

Schedules:

Schedule A    List of Partners

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SAFANAD SENIOR CARE INVESTMENT PARTNERSHIP VI, LP
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (as amended, modified or restated from time to time, this “Agreement”) of SAFANAD SENIOR CARE INVESTMENT PARTNERSHIP VI, LP (the “Investment Partnership”) is entered into as of July 1, 2015, by and among FC Domino General Partner, LLC, a Delaware limited liability company, as the sole general partner (with its permitted successors and assigns as general partner, the “General Partner”), the persons and entities listed on Schedule A hereto as “Special Limited Partners” (the “Special Limited Partners”), and those persons and entities listed on Schedule A hereto as “Limited Partners” (and those limited partners subsequently admitted pursuant to the terms of this Agreement, together with permitted successors and assigns, collectively, the “Limited Partners”).
WITNESSETH:
WHEREAS, the Investment Partnership was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (as in effect from time to time, the “Act”) (x) by the filing of a Certificate of Limited Partnership with the Office of the Secretary of State of the State of Delaware on November 3, 2014 (as it may be further amended or restated from time to time, the “Certificate”), and (y) pursuant to that certain agreement of limited partnership, dated as of February 19, 2015 (the “Initial Limited Partnership Agreement”), by and between the General Partner and FC Domino Investors, LLC (the “Initial Limited Partner”); and
WHEREAS, those persons and entities listed on Schedule A hereto wish to be admitted as Limited Partners or Special Limited Partners and the parties desire to amend and restate the Initial Limited Partnership Agreement in its entirety as follows.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
Capitalized terms used in this Agreement shall have the meanings set forth or referred to as follows:
“40 Act” has the meaning given to such term in Section 4.2.
“Act” has the meaning given to such term in the recitals.
“Adjusted Capital Account” means, with respect to any Partner, such Partner’s Capital Account as of the date of determination, after crediting to such Capital Account any amounts that the Partner is obligated to restore (to the extent recognized under Treasury Regulations Section

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1.704-1(b)(2)(ii)(c)) and debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.
“Affiliate” of any Person means any Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the Person specified.
“Agreement” has the meaning given to such term in the introductory paragraph.
“Alternative Investment Vehicle” has the meaning given to such term in Section 2.7.
“Alternative Investment Vehicle Agreement” has the meaning given to such term in Section 17.1.
“Assumed Tax Rate” means the highest statutory combined federal, state and local individual income tax rates for an individual resident in New York City, New York, after taking into account the deductibility of state and local income taxes for federal income tax purposes and the character of the income of the Investment Partnership.
“Business Day” means any day on which commercial banks located in the City of New York are open for business, other than a Saturday, Sunday or other day on which they are permitted to be closed for a federal or state declared holiday.
“Capital Account” has the meaning given to such term in Section 7.1(a).
“Capital Call” has the meaning given to such term in Section 5.1(b).
“Capital Contribution” means, as to each Partner, the amount actually contributed in cash, property or deemed to have been contributed under the terms of this Agreement to the Investment Partnership by such Partner as of the time the determination is made.
“Capital Proceeds” means the cash received by the Investment Partnership or any Subsidiary from a Capital Transaction in excess of the amount required to be used and actually used to repay Indebtedness secured by any of the Investment Partnership’s Investments, and the actual out-of-pocket expenses incurred in connection with such Capital Transaction.
“Capital Transaction” means a sale, exchange, transfer, assignment, redemption, repayment of principal or other disposition of all or any portion of an Investment, or any extraordinary dividend, recapitalization, refinancing, merger or restructuring transaction that the General Partner in its sole discretion designates as a Capital Transaction.
“Carry Distribution Tax Coverage Amount” means the cumulative amount of Special Tax Distributions to which a Special Limited Partner would be or would have been entitled assuming the Investment Partnership paid the maximum amount of Special Tax Distributions permitted under Section 8.2, calculated as if the Investment Partnership made no other distributions to such Special Limited Partner.

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“Certificate” has the meaning given to such term in the recitals.
“Closing” means the initial closing of the Investment Partnership at which Limited Partners were admitted to the Investment Partnership.
“Code” means the United States Internal Revenue Code of 1986, as from time to time amended, and any successor thereto.
“Compensatory Interest” has the meaning given to such term in Section 3.11(a).
“Confidential Information” has the meaning given to such term in Section 14.3(a).
“Contributing Partner” has the meaning given to such term in Section 6.2(b)(i).
“Control”, “Controls” and “Controlled by” means the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being the general partner, manager, managing member, asset manager, officer or director of the Person in question), to (i) direct or cause the direction of the management and policies of a Person or (ii) conduct the day-to-day business operations of a Person including the making of certain discretionary investments (and, for the avoidance of doubt and solely for purposes hereof, the Partners acknowledge that NorthStar Asset Management Group Inc. and its Affiliates shall be deemed to have Control of a Person if NorthStar Asset Management Group Inc. or its Affiliates is a sponsor or co-sponsor of such Person or Controls such Person pursuant to a management agreement or similar arrangement, notwithstanding that such Person may have an independent board or other governing body that has ultimate approval over decisions and policies of such Person).
“Cram-Down Contribution” has the meaning given to such term in Section 6.2(b)(ii).
“Custodial Activities” means the handling of funds and securities received from, or distributed to, the Limited Partners.
“Default Contribution Amount” has the meaning given to such term in Section 6.2(a).
“Default Date” has the meaning given to such term in Section 6.2(a).
“Default Third Party Issuance” has the meaning given to such term in Section 6.2(a).
“Defaulting Partner” has the meaning given to such term in Section 6.2(a).
“Designated Investment” means direct or indirect ownership in (i) entities that directly or indirectly hold interests in Senior Healthcare Properties; (ii) mezzanine debt or preferred equity issued by entities engaged in the management, operation or ownership of Senior Healthcare Properties; or (iii) debt secured by Senior Healthcare Properties.
“Designated Limited Partners” has the meaning given to such term in Section 9.2(a).

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“Distributable Proceeds” means, for any period for which such amount is being computed, cash of the Investment Partnership, net of all expenses, taxes and liabilities paid or due during such period, including reasonable reserves established by the General Partner, the determination of which reserves shall constitute a “Significant Decision” pursuant to the Investment Committee Agreement, and also including expenditures or fees paid directly or indirectly by the Investment Partnership to the General Partner or any Affiliate of the General Partner or to third parties.
“ECI” means income or gain which is effectively connected with the conduct of a trade or business within the United States within the meaning of Code Sections 871 and 882 as in effect on the date hereof.
“Economic Capital Account” means, with respect to any Partner, such Partner’s Capital Account as of the date of determination, after crediting to such Capital Account any amounts that the Partner is deemed obligated to restore under Treasury Regulations Section 1.704-2.
“Election Notice” has the meaning given to such term in Section 12.4(c).
“Equity Interest” means, with respect to any Partner, the entire right, title and interest of such Partner in the Investment Partnership and any appurtenant rights, including any voting rights and any right or obligation to contribute capital to the Investment Partnership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“ERISA Partner” means each Limited Partner or Feeder Fund Investor the assets of which constitute “plan assets” under ERISA.
“ERISA Withdrawal Date” has the meaning given to such term in Section 9.10(c).
“ERISA Withdrawal Notice” has the meaning given to such term in Section 9.10(c).
“Estimated Equity Interest Value” means, with respect to any Partner, the amount such Partner would receive in a hypothetical liquidation of the Investment Partnership following a hypothetical sale of all of the assets of the Investment Partnership at prices equal to their most recent valuations, and the distribution of the proceeds thereof to the Partners pursuant to this Agreement (after the hypothetical payment of all Investment Partnership Indebtedness and the satisfaction of all other liabilities of the Investment Partnership or related to the Investment Partnership’s assets, limited in the case of nonrecourse liabilities to the value of the collateral securing the liability).
“Event of Default” means, subject to the cure rights described below, the occurrence of any of the following events:

(a)
misappropriation of misapplication of Investment Partnership or Subsidiary funds by either Manager, a Key Person or any of their Affiliates, in each case related to or in connection with this Agreement, the Investment Partnership, any Subsidiary or any Property;

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(b)	either Manager becomes bankrupt;

(c)	a Transfer by, or with respect to, FC or SAFANAD’s direct or indirect interests in the Investment Partnership in violation of the terms of this Agreement;

(d)	the failure of the FC Management Team to satisfy the control and ownership requirements of Section 12.1(f) at any time;

(e)
the failure of either Manager or the General Partner to perform any of its material obligations under this Agreement or the breach by either Manager or the General Partner of any of the terms, conditions, representations, warranties or covenants of this Agreement (other than the failure to fund Capital Contributions) and a continuation of such failure or breach for more than thirty (30) days after notice; provided, that if such failure or breach is of the nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, such period shall be extended so long as the applicable Manager, in good faith, commences all reasonable curative efforts within ten (10) days of its receipt of such notice and diligently continues its curative efforts to completion; or

(f)
any willful misconduct or wrongful omission (i.e., where there is an obligation to act) of either Manager, any Key Person or any of their Affiliates that causes an “ event of default” under and as defined in any Loan Document; provided, that failing to approve a Significant Decision shall not constitute willful misconduct or a wrongful omission for purposes of this clause (f).

For purposes of any of the acts or events described in clause (a) or (f) of this definition, such act or event shall not constitute an “ Event of Default” if (1) such act or event is the result of an action or inaction of any person other than a Key Person, (2) no Key Person had any actual knowledge of the occurrence thereof until after the occurrence thereof, (3) notice of such act or event shall have been delivered to the Limited Partners promptly after a Key Person learns of such act or event, (4) the Key Persons and the applicable Manager pay over to the Investment Partnership, within fifteen (15) Business Days after delivering the notice described in clause (3) above, an amount equal to all of the losses, damages and out-of-pocket expenses sustained by the Investment Partnership by virtue thereof (including reasonable and actual attorneys’ fees and costs), and (5) such person’s employment with the applicable Manager is either (i) terminated, or (ii) with respect to any person other than Arnold Whitman and Steven Fishman, transferred to an area of business that is unrelated to the Investment Partnership, any Subsidiary or any Property.
“Excess Condition” has the meaning given to such term in Section 9.11.
“Family Member” means, with respect to any Person, (i) the spouse, former spouse, child, step-child, sibling, niece, nephew, parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person, or a parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person’s spouse, (ii) any corporation, partnership or limited liability company all or substantially all of the equity interests in which are owned by a person described in clause (i)

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above, or (iii) a trust, custodial account or guardianship administered primarily for the benefit of a person described in clause (i) above.
“FC” means FC Domino Investors, LLC, a Delaware limited liability company and an Affiliate of the General Partner.
“FC LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of FC, dated as of the date hereof.
“FC Management Team” means Arnold Whitman, Steven E. Fishman and Brian Beckwith and, in the event of the death or incapacity of all three such individuals, any other individual reasonably satisfactory to SAFANAD.
“FC Manager” means Formation Capital Asset Management III, LLC.
“FC Member” means Domino MI6 Investors, LLC, a member in FC.
“FC SLP” means FC SLP VI, LLC, a Delaware limited liability company.
“Feeder Fund” means a Limited Partner that is a special purpose vehicle (i) formed by a Manager, its Affiliate or the General Partner to accommodate a class of Persons with a more tax-efficient investment in the Investment Partnership, and (ii) designated on Schedule A hereto as being a Feeder Fund.
“Feeder Fund Investor” means any Person who shall have contributed capital directly or indirectly to a Feeder Fund.
“Fiscal Quarter” means each of the four three-month periods into which the Fiscal Year can be divided, which unless the Fiscal Year is changed otherwise pursuant to Section 3.9 and the Code, shall be the three-month periods beginning on January 1, April 1, July 1 and October 1 of each Fiscal Year.
“Fiscal Year” has the meaning given to such term in Section 3.9.
“Formation” means Formation Capital Asset Management III, LLC, a Delaware limited liability company.
“Fund” has the meaning given to such term in Section 12.3(a).
“General Partner” has the meaning given to such term in the introductory paragraph.
“Gross Asset Value” means, with respect to any asset of the Investment Partnership, the book value of such asset for purposes of, and as maintained pursuant to, the capital account maintenance provisions of Treasury Regulations Sections 1.704-1(b)(2)(iv).
“Incentive Distributions” has the meaning given to such term in Section 8.1(b).

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“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of assets, and all other obligations of such Person evidenced by a note, bond, debenture or similar instrument (but only to the extent disbursed with respect to lines of credit, construction loans or similar arrangements that, by their nature, are drawn upon); (ii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder; (iii) all capitalized leases; (iv) all net payment obligations of such Person under any rate hedging agreements; and (v) all liabilities of others of the kinds described in clauses (i) through (iv) above that such Person has guaranteed or, subject to the limitations of the following sentence, that are secured by a lien to which any assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by such Person or shall otherwise be such Person’s legal liability. If the obligations so secured have not been assumed by such Person or are not otherwise such Person’s legal liability, then the Indebtedness attributable to such obligations shall be deemed to be in an amount equal to the lesser of the full amount of such obligations or the fair market value of the assets of such Person by which such obligations are secured.
“Indemnified Party” has the meaning given to such term in Section 11.1.
“Initial Limited Partner” has the meaning given to such term in the recitals.
“Initial Limited Partnership Agreement” has the meaning given to such term in the recitals.
“Inside Blocker Corporation” has the meaning given to such term in Section 2.9(a).
“Inside Blocker Limited Partners” has the meaning given to such term in Section 2.9(a).
“Interest Closing Date” has the meaning given to such term in Section 12.4(e).
“Interest Purchase Deposit” has the meaning given to such term in Section 12.4(c).
“Interest Purchaser” has the meaning given to such term in Section 12.4(c).
“Interim Investments” means amounts which are held for future investment in Designated Investments or other Investment Partnership purposes and are invested in (i) direct obligations of, or obligations which are guaranteed by, the United States of America, or any agency, authority or instrumentality thereof; (ii) certificates of deposit, time deposits, demand deposits and bankers acceptances of banks or trust companies with aggregate capital, surplus, and undivided profits of at least $250,000,000; (iii) commercial paper or finance company paper which is rated not less than prime-one or A-1 or their equivalents by Moody’s Investor Service, Inc. or Standard & Poor’s Ratings Group or their successors; (iv) any repurchase agreement secured by any one or more of the foregoing; (v) similar liquid securities intended to provide for the preservation of principal; and (vi) mutual funds that invest primarily in one or more of the foregoing.
“Intermediate Entity” has the meaning given to such term in Section 2.9(a).
“Investment” means an asset constituting a Designated Investment.

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“Investment Committee” means that certain Investment Committee created pursuant to and in accordance with the Investment Committee Agreement.
“Investment Committee Agreement” means that certain Investment Committee Agreement by and between the Managers, dated of even date herewith.
“Investment Management Agreements” has the meaning given to such term in Section 9.1.
“Investment Partnership” has the meaning given to such term in the introductory paragraph.
“Investment Partnership Indebtedness” means all Indebtedness of the Investment Partnership.
“Investment Partnership Management Fee” has the meaning given to such term in Section 9.2(a).
“Investment Partnership Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2).
“Investment Partnership Nonrecourse Liability” means a nonrecourse liability as defined in Treasury Regulations Section 1.704-2(b)(3).
“Involuntary Withdrawal” has the meaning given to such term in Section 13.4.
“IPO” has the meaning given to such term in Section 12.3(b).
“IRS” means the United States Internal Revenue Service.
“Key Person” has the meaning given to such term in Section 9.9(a).
“Key Person Event” has the meaning given to such term in Section 9.9(a).
“Limited Partners” has the meaning given to such term in the introductory paragraph.
“Liquidating Agent” has the meaning given to such term in Section 16.1(a).
“Liquidity Notice” has the meaning given to such term in Section 12.1.
“Liquidity Notice Limitation” has the meaning given to such term in Section 12.4(a).
“Loan Documents” mean any loan agreement, promissory note or other evidence of indebtedness evidencing all mortgages and security agreements, assignments, financing statements, pledges, collateral security agreements, and any replacement, renewal, extension, substitution, addition, supplement, amendment or modification of any of the foregoing to which any of the Partnership, any Subsidiary and/or any Property are subject.

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“Lockout Period” has the meaning given to such term in the Investment Committee Agreement.
“Management Fee Side Letter” means that certain letter agreement, dated as of the date hereof, among the Managers, NorthStar and the Partnership.
“Managers” means the investment managers appointed pursuant to the Investment Management Agreements, which initially shall be Formation Capital Asset Management III, LLC and Safanad SSCIP VI Management, LLC, each a Delaware limited liability company, which are Affiliates of FC and SAFANAD, respectively.
“Negotiation Period” has the meaning given to such term in Section 12.4(a).
“NHI” means NorthStar Healthcare Income, Inc., a Maryland corporation.
“NorthStar” means Domino Holdings NT-HCI, LLC, a Delaware limited liability company, and a member in FC.
“Other Fees” has the meaning given to such term in Section 9.2(b).
“Other Partners” has the meaning given to such term in Section 2.9(a).
“Outside Blocker Corporation” has the meaning given to such term in Section 2.9(b).
“Outside Blocker Limited Partner” has the meaning given to such term in Section 2.9(b).
“Parallel Investment Vehicle” has the meaning given to such term in Section 2.8.
“Parallel Investment Vehicle Agreement” has the meaning given to such term in Section 17.1.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).
“Partners” means the General Partner, all Limited Partners and the Special Limited Partners.
“Percentage Interest” with respect to any Partner means the ratio that the Capital Contributions of such Partner bears to the aggregate Capital Contributions of all Partners (giving effect to any adjustments thereof pursuant to Section 6.2).
“Permitted Capital Call Contributing Partner” has the meaning given to such term in Section 6.2(c).
“Permitted Capital Call Cram-Down Contribution” has the meaning given to such term in Section 6.2(c).

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“Permitted Capital Call Defaulting Partner” has the meaning given to such term in Section 6.2(c).
“Permitted Capital Calls” has the meaning given to such term in the Investment Committee Agreement.
“Permitted Investment Partnership Management Fee Capital Call” has the meaning given to such term in Section 9.2(a)(ii).
“Permitted NHI Transfer” means any Transfer, or listing on a nationally recognized exchange, of shares of NHI.
“Person” means a corporation, association, retirement system, international organization, joint venture, partnership, limited liability company, trust or individual.
“Placement Fees” has the meaning given to such term in Section 9.2(c).
“Plan Asset Regulations” means the regulations of the U.S. Department of Labor included within 29 CFR Section 2510.3-101.
“Plan Assets” has the meaning set forth in Section 3(42) of ERISA.
“Price” has the meaning given to such term in Section 12.4(b).
“Priority Loan” has the meaning given to such term in Section 6.2(a).
“Post-Valuation Liquidity Notice” has the meaning given to such term in Section 12.4(c).
“Prohibited Acts” has the meaning given to such term in Section 9.8.
“Property” means individually and collectively the facilities owned by the Subsidiaries, including any personal property or equipment owned by the Subsidiaries and located therein or otherwise used in connection with the operation thereof.
“Proposed Rules” has the meaning given to such term in Section 3.11(a).
“Purchase Agreement” means that certain Share Purchase Agreement, dated November 7, 2014,  by and between Purchaser and Extendicare International, Inc., as amended, restated, supplemented or otherwise modified from time to time.
“Purchase Right” has the meaning given to such term in Section 12.4(c).
“Purchaser” means FC Domino Acquisition, LLC, a Delaware limited liability company.
“Purchaser LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of Purchaser, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

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“Quarterly Distribution Date” has the meaning given to such term in Section 8.5.
“REIT” has the meaning given to such term in Section 12.3(a).
“Related Blocker Limited Partner” has the meaning given to such term in Section 2.9(b).
“Removed” or “Removal” has the meaning given to such term in Section 13.5.
“Required Voting Threshold” has the meaning given to such term in Section 13.5.
“SAFANAD” means SSCIP VI Splitter, LLC, a Delaware limited liability company.
“SAFANAD Interest” has the meaning given to such term in Section 12.4(c).
“SAFANAD Interest Price” has the meaning given to such term in Section 12.1.
“SAFANAD SLP” means SSCIP VI SLP, LLC, a Delaware limited liability company.
“Safe Harbor Election” has the meaning given to such term in Section 3.11(a).
“Senior Healthcare Properties” means skilled nursing facilities, assisted living facilities, Alzheimer’s facilities and other senior healthcare related properties or facilities.
“Significant Decision” has the meaning given to such term in the Investment Committee Agreement.
“Single Issuer IPO” has the meaning given to such term in Section 8.3.
“Special Limited Partners” has the meaning given to such term in the introductory paragraph.
“Special Tax Distribution” has the meaning given to such term in Section 8.2.
“Subscription Agreement” means the form of subscription agreement used by the Investment Partnership pursuant to which Persons shall subscribe for limited partner interests in the Investment Partnership and shall make Capital Contributions.
“Subsequent Contribution” has the meaning given to such term in Section 5.1(b).
“Subsidiary” has the meaning given to such term in Section 9.3(l).
“Suspension Period” has the meaning given to such term in Section 9.9(a).
“Target Capital Account” means, with respect to any Partner for any taxable period, an amount (which may be either a positive or negative balance) equal to the hypothetical net distribution such Partner would receive or net contribution such Partner would be required to make if the Investment Partnership were liquidated at the close of such period (in the manner described below), the net assets of the Investment Partnership were distributed in full pursuant to Section 8.1, the

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Special Limited Partners made any contribution to the Investment Partnership required by Section 16.6, and the amounts so contributed by the Special Limited Partners were distributed to the Limited Partners in accordance with Section 16.6. The hypothetical distributions described in the immediately preceding sentence shall be determined by assuming that (i) all Investment Partnership assets were sold for cash equal to their Gross Asset Values; (ii) all Investment Partnership liabilities were satisfied to the extent required by their terms (limited, with respect to each Investment Partnership Nonrecourse Liability or Partner Nonrecourse Debt, to the Gross Asset Value of the assets securing each liability); and (iii) the net assets of the Investment Partnership remaining after such sale were distributed in full to the Partners pursuant to Section 8.1, all as of the last day of such taxable period.
“Targeted Investment” has the meaning given to such term in Section 4.2.
“Tax Liability” means, with respect to any calendar quarter, an amount, determined by the General Partner, that is equal to the excess of (i) the product of (x) the aggregate amount of taxable income or gain allocable to a Partner for the applicable quarter and (y) the Assumed Tax Rate, over (i) the foreign tax credits available for U.S. federal, state, and local income tax purposes that are allocable to such Partner from the Investment Partnership. Such amount shall be increased by any additional amount treated as a Tax Liability under Section 8.2.
“Transaction Fees” has the meaning given to such term in Section 9.2(c).
“Transfer” has the meaning given to such term in Section 12.1.
“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). Any reference in this Agreement to a provision of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future law or regulations.
“UBTI” means unrelated business taxable income, as such term is used in Code Sections 511 through 514.
“USRPI” has the meaning given to such term in Section 3.12(d).
“Voluntary Withdrawal” has the meaning given to such term in Section 13.3.
“Voting Limited Partners” means the Limited Partners, excluding any Limited Partner that does not vote on a matter within ten (10) Business Days of the date on which the Limited Partners were permitted or required to vote on such matter in accordance with this Agreement.
“Withdrawal” has the meaning given to such term in Section 13.6.
“Withholding Payment” has the meaning given to such term in Section 8.8(a).

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ARTICLE II
FORMATION OF LIMITED PARTNERSHIP
2.1    Organization. The General Partner and the Initial Limited Partner entered into the Initial Limited Partnership Agreement and formed the Investment Partnership as a limited partnership pursuant to the Act. The Partners hereby amend and restate the Initial Limited Partnership Agreement as set forth herein and elect to continue the Investment Partnership. The rights and liabilities of the Partners shall be as provided in the Act, except as otherwise herein expressly provided.
2.2    Investment Partnership Name. The name of the Investment Partnership shall be “Safanad Senior Care Investment Partnership VI, LP”. All business of the Investment Partnership shall be conducted under the Investment Partnership name.
2.3    Purposes and Business. The purpose of the Investment Partnership is to, directly or indirectly through one or more direct or indirect subsidiaries: acquire, own, operate, manage, trade, hold, sell, exchange, finance, restructure, securitize, hedge, pledge, hypothecate and otherwise deal in and with Investments in connection with the Properties, and to engage in any other activities necessary or related or incidental thereto.
2.4    Principal Business Office, Registered Office and Registered Agent. The principal business office of the Investment Partnership shall be located at 3820 Mansell Road, Suite 280, Alpharetta, Georgia 30022. The principal business office of the Investment Partnership may be changed from time to time by the General Partner. The General Partner shall promptly notify the Limited Partners of any change in such principal business office. The registered office of the Investment Partnership in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for service of process on the Investment Partnership pursuant to the Act shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent and registered office of the Investment Partnership may be changed by the General Partner from time to time. The General Partner shall promptly notify the Limited Partners of any such change.
2.5    Qualification in Other Jurisdictions. The General Partner may cause the Investment Partnership to be qualified or registered under applicable laws in such states as the General Partner determines appropriate to avoid any material adverse effect on the business of the Investment Partnership and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including the appointment of agents for service of process in such jurisdictions.
2.6    Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Investment Partnership shall have and may exercise all of the powers and rights that can be conferred upon limited partnerships formed pursuant to the Act.
2.7    Alternative Investment Vehicles. If the General Partner determines in its sole judgment that for legal, tax, regulatory or other reasons it is in the best interests of any or all of the

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Partners that all or a portion of an Investment be made (or held) through an alternative investment structure, the General Partner may structure the making of all or any portion of such Investment (or the holding thereof if after the initial consummation of the Investment) outside of the Investment Partnership by requiring any Partner or Partners to make such Investment either directly or indirectly through a limited liability entity (other than the Investment Partnership) that invests on a parallel basis with or in lieu of the Investment Partnership (or by transferring the Investment to such vehicle if after the initial consummation thereof) (any such structure or vehicle, an “Alternative Investment Vehicle”). The Partners will be required (and permitted) to make Capital Contributions directly to each such Alternative Investment Vehicle, to the same extent, for the same purposes and on substantially the same terms and conditions as Partners are required to make Capital Contributions to the Investment Partnership (including, without limitation, to perform such Alternative Investment Vehicle’s obligations under any guaranty, indebtedness or other obligation of such Alternative Investment Vehicle). Each Partner will have the same economic interest in Investments made through Alternative Investment Vehicles pursuant to this Section 2.7 as such Partner would have if such Investment had been made by the Investment Partnership. The Incentive Distributions payable to the Special Limited Partners in respect of Investments made through Alternative Investment Vehicles shall be calculated in the same manner as, and shall be no greater in amount than, the Incentive Distributions that would have been payable to the Special Limited Partners if such Investments had been made by the Investment Partnership; provided that the investment results of Alternative Investment Vehicles and the investment results of the Investment Partnership will be aggregated for purposes of calculating the Incentive Distributions unless the General Partner determines, in its sole discretion, and based on the advice of tax counsel, that such aggregation would increase the risk of adverse legal, tax, regulatory or other consequences. The other terms and conditions of each Alternative Investment Vehicle will be substantially similar to those of the Investment Partnership. Each Alternative Investment Vehicle shall provide for the limited liability of the Limited Partners, and the General Partner or an Affiliate thereof shall serve as the general partner or in some other similar fiduciary capacity with respect to such Alternative Investment Vehicle. The limited partnership agreement and/or other organizational documents of any Alternative Investment Vehicle may be executed on behalf of the Limited Partners by any officer or director of the General Partner pursuant to the power of attorney granted by each of the Limited Partners pursuant to ARTICLE XVII; provided that the General Partner will deliver to each Limited Partner that is to be admitted as a limited partner, member, stockholder or similar equity owner of an Alternative Investment Vehicle copies of the limited partnership agreement and/or other organizational documents thereof at least five (5) Business Days prior to such admission.
2.8    Parallel Investment Vehicles. In order to accommodate the legal, tax, regulatory or investment requirements of certain investors, the General Partner may organize one or more U.S. or non-U.S. partnerships or other vehicles or other similar arrangements (each a “Parallel Investment Vehicle”) for certain types of investors (which may include certain Limited Partners) to invest in certain types of Investments. Subject to legal, tax or regulatory considerations, or the investment guidelines of an investor, each Parallel Investment Vehicle will co-invest with the Investment Partnership on substantially the same terms as the Investment Partnership. Each Limited Partner hereby acknowledges and agrees that the General Partner and/or one or more of its Affiliates may form, and serve as a general partner, manager or similar controlling Person for, one or more Parallel Investment Vehicles. The Incentive Distributions payable to the Special Limited Partners

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in respect of Investments made through Parallel Investment Vehicles shall be calculated in the same manner as, and shall be no greater in amount than, the Incentive Distributions that would have been payable to the Special Limited Partners if such Investments had been made by the Investment Partnership; provided that the investment results of Parallel Investment Vehicles and the investment results of the Investment Partnership will be aggregated for purposes of calculating the Incentive Distributions unless the General Partner determines, in its sole discretion, and based on the advice of tax counsel, that such aggregation would increase the risk of adverse legal, tax, regulatory or other consequences. Each Parallel Investment Vehicle Agreement will contain a provision comparable to this Section 2.8.
2.9    Blocker Corporations. If the General Partner determines that an Investment is likely to give rise to the realization of UBTI by tax-exempt Limited Partners or ECI by non-U.S. Limited Partners if such Investment were held directly by the Investment Partnership, the General Partner may elect to take any or all of the following actions:
(a)    Inside Blocker Corporations. The General Partner, with the consent of all of the Partners, may structure such Investment so that (i) the Capital Contributions in respect of such Investment of those Limited Partners that so elect in writing (the “Inside Blocker Limited Partners”) are invested by the Investment Partnership in a blocker entity (or entities) taxable as a corporation for U.S. federal income tax purposes (an “Inside Blocker Corporation”) and the Inside Blocker Corporation invests such amounts in an entity (or entities) taxable as a partnership for U.S. federal income tax purposes (an “Intermediate Entity”), (ii) the Capital Contributions in respect of such Investment of the General Partner and those Limited Partners that have not so elected to invest through an inside blocker entity (the “Other Partners”) are invested directly in the Intermediate Entity, (iii) the Intermediate Entity invests the amounts received pursuant to clauses (i) and (ii) in such Investment, and (iv) under the terms of the limited liability company agreement (or other governing document) of the Intermediate Entity, (A) the Inside Blocker Corporation is entitled to receive distributions from the Intermediate Entity based on the distributions that the Inside Blocker Limited Partners would have received from the Investment Partnership if such Investment were held directly by the Investment Partnership (rather than through the Inside Blocker Corporation) and (B) the Investment Partnership is entitled to receive distributions from the Intermediate Entity (which shall be distributed to the Other Partners, including the General Partner) based on the distributions that the Other Partners (including the General Partner) would have received from the Investment Partnership if such Investment were held directly by the Investment Partnership (rather than through the Intermediate Entity).
(b)    Outside Blocker Corporations. The General Partner may permit those Limited Partners that so elect in writing (each an “Outside Blocker Limited Partner”) to make Capital Contributions with respect to the relevant Investment through a blocker entity (or entities) taxable as a corporation for U.S. federal income tax purposes (an “Outside Blocker Corporation”), in lieu of making Capital Contributions directly to the Investment Partnership with respect to the relevant Investment. Notwithstanding any other provision of this Agreement, the General Partner may admit the Outside Blocker Corporation as a limited partner of the Investment Partnership (each a “Related Blocker Limited Partner”). A Related Blocker Limited Partner shall be so admitted at the time that (a) this Agreement or a counterpart hereof is executed by or on behalf of such Person

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and (b) such Person is listed as a limited partner of the Investment Partnership on Schedule A. All Distributable Proceeds, income, gain or loss attributable to the relevant Investment that otherwise would have been distributed and/or allocated to the Outside Blocker Limited Partner instead shall be distributed and/or allocated to the applicable Related Blocker Limited Partner, and the Outside Blocker Limited Partner shall not be entitled to participate in any distributions or allocations with respect to the relevant Investment. Any default in a required capital contribution by a Related Blocker Limited Partner shall be treated as a default by the relevant Outside Blocker Limited Partner under ARTICLE VI of this Agreement, as well as a default by the Related Blocker Limited Partner. No Person shall be admitted as a Related Blocker Limited Partner except with the prior written consent of the General Partner.
(c)    Authority. The General Partner shall have full authority, without the consent of any other Person, including any Partner, to amend this Agreement as may be necessary or appropriate to facilitate the formation and operation of an Inside Blocker Corporation and Intermediate Entity contemplated by Section 2.9(a) and/or an Outside Blocker Corporation contemplated by Section 2.9(b), and to interpret in good faith any provision of this Agreement, whether or not amended, to give effect to the intent of the provisions of this Section 2.9 and Sections 7.2(c), and Section 8.4. The General Partner shall have no obligation to create Inside Blocker Corporations or Intermediate Entities or to structure Investments in the manner described in Section 2.9(a).
ARTICLE III
BOOKS AND RECORDS, TAX ELECTIONS AND REPORTS
3.1    Books and Accounts. Complete and accurate books and accounts shall be kept and maintained for the Investment Partnership at its principal business office. Such books and accounts shall be kept in accordance with generally accepted accounting principles consistently applied and the provisions of ARTICLE VII. Each Limited Partner or its duly authorized representative may, at its own expense, during ordinary business hours and upon reasonable prior written notice to the General Partner, have access to, inspect and make copies of such books and accounts. Except as specified in this Agreement, Limited Partners shall not have any other right to demand or receive any other information regarding the Investment Partnership without the consent of the General Partner. All funds received by the Investment Partnership other than those invested in Investments shall be deposited in the name of the Investment Partnership or a Subsidiary in such bank account or accounts, and all securities owned by the Investment Partnership or a Subsidiary may be deposited with such custodian, as the General Partner may designate from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Investment Partnership or the applicable Subsidiary as the General Partner may designate from time to time.
3.2    Records Available. The General Partner shall maintain at the Investment Partnership’s principal business office the following documents: (i) a current list of the full name, last known business address and Capital Contributions of each Limited Partner; (ii) a copy of the Certificate and all amendments thereto; (iii) copies of the Investment Partnership’s federal, state and local income tax returns and of any financial statements of the Investment Partnership for the

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three most recent Fiscal Years; and (iv) copies of this Agreement and all amendments hereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate or any such amendment has been executed. Except to the extent requested by a Limited Partner, the General Partner shall have no obligation to deliver or mail a copy of the Investment Partnership’s Certificate or any amendment thereto to the Limited Partners.
3.3    Annual Financial Statements and Valuation. The Investment Partnership shall engage a so-called “Big 4” accounting firm or BDO Seidman to act as the accountant for the Investment Partnership. As soon as practicable after the end of each Fiscal Year but in no event later than one hundred and twenty (120) calendar days after the end of each such Fiscal Year, the General Partner, at the Investment Partnership’s expense, shall prepare or cause to be prepared and mail to each Limited Partner and to each former Partner who withdrew during such Fiscal Year (or to such former Partner’s legal representative, as applicable) a balance sheet and schedule of Investments of the Investment Partnership as of the end of the Fiscal Year and statements of operations, Partners’ Equity Interests in the Investment Partnership and cash flow for such Fiscal Year, in each case, prepared in accordance with generally accepted accounting principles together with the auditors’ report thereon indicating that the audit was performed in accordance with generally accepted auditing standards. The General Partner shall provide the Partners with an annual capital statement on a fair value basis. Additionally, the Investment Partnership’s assets shall be valued annually on a fair value basis. Upon the request of a Limited Partner, the Investment Partnership shall provide to such Limited Partner a description of the methodology used to value all Investments in connection with the preparation of the annual valuation of such Investments. In addition, to the extent applicable, the General Partner shall provide to the Partners such information described on Exhibit A as being provided annually.
3.4    Quarterly Financial Statements. Within ten (10) calendar days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the General Partner shall mail to each Limited Partner unaudited balance sheets, an unaudited cash flow statement and an unaudited income statement of the Investment Partnership as at such quarter-end. The General Partner shall also provide the Partners with a quarterly capital statement on a fair value basis and a quarterly report of the Investment Partnership’s business and activities, including a statement of Capital Accounts and a summary of Investments and dispositions of Investments made during the prior quarter. In addition, to the extent applicable, the General Partner shall provide to the Partners such information described on Exhibit A as being provided quarterly.
3.5    Additional Reporting. Within ten (10) calendar days after the end of each calendar month, the General Partner shall mail to each Limited Partner monthly reports containing the information set forth on Exhibit A.
3.6    Reliance on Accountants. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the General Partner, to the extent consistent with the terms of this Agreement, in accordance with generally accepted accounting principles and procedures applied in a consistent manner. The General Partner may in good faith rely exclusively upon the advice of the Investment Partnership’s accountants as to whether such

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decisions are in accordance with generally accepted accounting principles and practices applied in a consistent manner.
3.7    Tax Matters Partner. FC SLP shall be the “tax matters partner” of the Investment Partnership within the meaning of Code Section 6231 and shall, at the Investment Partnership’s expense (including attorneys’ and accountants’ fees and disbursements), cause to be prepared and timely filed after the end of each Fiscal Year of the Investment Partnership all federal, state and local income tax returns required of the Investment Partnership for such Fiscal Year. FC SLP will promptly give notice to each of the Limited Partners of the contents of any material communication (oral or written) from the Internal Revenue Service or any state or local taxing authority within five (5) Business Days of receiving such communication. FC SLP will also promptly give notice to each of the Limited Partners of the commencement of any administrative or judicial proceedings involving the tax treatment of any items of Investment Partnership income, loss, deduction or credit, and will further keep each of the Limited Partners fully informed of, and provide each of the Limited Partners an opportunity to participate fully in (at each such Limited Partner’s expense), all material developments involved in such proceedings. In addition, FC SLP will give each of the Limited Partners prompt notice of, and provide each of the Limited Partners an opportunity to participate (at each such Limited Partner’s expense) in the preparation of, any material submission to the Internal Revenue Service, any state or local taxing authority, or to any court in connection with any such proceedings. FC SLP will also give notice to each of the Limited Partners of its intention to meet with any representative of the Internal Revenue Service or any state or local taxing authority at least 30 days prior to such meeting (or immediately upon arranging such meeting if such meeting is arranged fewer than 30 days prior to such meeting), and will provide each of the Limited Partners or its agents, legal counsel, employees or accountants with an opportunity to participate (at each such Limited Partner’s expense) in such meeting (and if any Limited Partner does not participate in the meeting, will inform such Limited Partner of the results of the meeting within five (5) Business Days after such meeting). FC SLP may not, without the consent of each of the Limited Partners, agree to extend any statute of limitations with respect to the Investment Partnership under Section 6229 of the Code, file a request for administrative adjustment (including a request for substituted return treatment) under Section 6227 of the Code, file a petition for judicial review, or any appeal with respect to any judicial determination, under Section 6226 or 6228 of the Code, take any action to consent to, or to refuse to consent to, a settlement reflected in a decision of a court, or enter into any tax settlement agreement affecting the Investment Partnership. Each of the Investment Partnership and the Partners shall reasonably cooperate with SAFANAD with respect to tax matters attributable to the interests of SAFANAD and its Affiliates in the Investment Partnership. FC SLP shall deliver to each of the Limited Partners, at least twenty (20) days prior to filing any tax returns and elections of or with respect to the Investment Partnership for the Limited Partners’ review and approval. The Limited Partners shall cooperate in good faith to resolve any disputes relating to the propriety of such returns such that all returns shall be filed in a timely manner.  If the Limited Partners shall be unable to resolve any such dispute, either Limited Partner may elect, by written notice to the other Partners, to submit such dispute for resolution by a “big four” accounting firm or other national accounting firm acceptable to the Partners in the exercise of their reasonable judgment; provided, however, that the accounting firm resolving such dispute shall not be the principal accounting firm of the Partner that shall elect to submit such dispute for resolution.  The decision of such accounting firm with respect to a dispute shall be binding upon the Partners.  If

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the accounting firm has not rendered its decision by the fully extended due date of the applicable tax return, FC SLP shall file such tax return by such due date; provided, however, that FC SLP shall file an amended tax return upon subsequent receipt of the accounting firm’s decision if necessary to make the tax return consistent with the accounting firm’s decision. Any notices required to be provided pursuant to this Section 3.7 shall be delivered to a representative of each Limited Partner as designated by such Limited Partner to FC SLP and may be provided via electronic mail. Notwithstanding the foregoing, SAFANAD shall have the sole approval right over the tax reporting relating to any (I) item or transaction that could reasonably be expected to increase the likelihood of the Investment Partnership or any of its direct or indirect Subsidiaries recognizing any gain from the disposition of a United States real property interest within the meaning of Code Section 897, (II) item or transaction that could reasonably be expected to increase the likelihood that the Purchaser will not be treated, at all times, as a domestically controlled qualified investment entity within the meaning of Code Section 897(h), and (III) other issue that could reasonably be expected to have an adverse impact on SAFANAD that is disproportionate to SAFANAD’s interest in the Investment Partnership.
3.8    Filing of Returns. Subject to the Investment Partnership’s receipt of all relevant information and documentation necessary therefor, the General Partner, at the Investment Partnership’s expense, shall use reasonable efforts to deliver to each Limited Partner (i) estimates of its IRS Schedule K-1 items with respect to each taxable year within 20 days after the end of each taxable year and (ii) a final IRS Schedule K-1 with respect to each taxable year no later than June 15th following such taxable year (except with respect to the 2015 taxable year with respect to which the final IRS Schedule K-1 will be provided no later than July 15, 2016). The General Partner shall promptly provide to each Limited Partner the information provided to the Investment Partnership pursuant to Section 6.3 of the FC LLC Agreement.
3.9    Fiscal Year. The fiscal year (the “Fiscal Year”) of the Investment Partnership shall be the same as its taxable year and shall be the period commencing on January 1 and ending on December 31 of each year, or such other taxable year as the Code may require or such other period as the General Partner may designate as the taxable year of the Investment Partnership, consistent with the requirements of the Code.
3.10    Investment Partnership Classification. The General Partner shall cause the Investment Partnership to be treated for federal income tax purposes as a partnership and not as an association or publicly traded partnership taxable as a corporation. The Investment Partnership shall not elect to be treated other than as a partnership for federal income tax purposes.
3.11    Safe Harbor Election and Forfeiture Allocations.
(a)    The General Partner is hereby authorized to cause the Investment Partnership to make an election to value the Special Limited Partner interest of the Special Limited Partners as compensation for services to the Investment Partnership (the “Compensatory Interest”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(1) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). The General Partner shall cause the Investment Partnership to make any allocations of items of income, gain, deduction, loss

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or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.
(b)    Any such Safe Harbor Election shall be binding on the Investment Partnership and on all of its Partners with respect to all transfers of the Compensatory Interest thereafter made by the Investment Partnership while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the General Partner as permitted by the Proposed Rules or any applicable rule.
(c)    Each Partner, by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to each Special Limited Partner’s Compensatory Interest while the Safe Harbor Election remains effective.
(d)    The General Partner shall file or cause the Investment Partnership to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of the Special Limited Partner’s Compensatory Interest.
(e)    The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Partner. Any undertakings by the Partners necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Partner, respectively; provided that such amendments are not reasonably likely to have a material adverse effect on the rights and obligations of the Limited Partners.
(f)    Each Partner agrees to cooperate with the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner.
(g)    No transfer, assignment or other disposition of any interest in the Investment Partnership by a Partner shall be effective unless prior to such transfer, assignment or disposition the transferee, assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of this Section 3.11, in form satisfactory to the General Partner.
3.12    Certain Tax Issues.
(a)    The Partners intend that the Purchaser will qualify, and maintain its status, as a domestically controlled qualified investment entity for purposes of Section 897(h) of the Code. The General Partner will use commercially reasonable efforts to ensure that the Purchaser so qualifies and maintains such qualification. The General Partner shall use commercially reasonable efforts to ensure that following the Closing no direct interest, or to the extent the General Partner has consent over such transfers, indirect interests, in the Purchaser (other than an interest held through SAFANAD) is acquired by any person that is not a U.S. person for purposes of determining whether the Purchaser qualifies as a domestically controlled qualified investment entity and, subject to the Permitted NHI Transfer which shall in no event require the consent of any Partner, the Transfer of

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any direct or indirect interest in the Purchaser (other than an interest held through SAFANAD) to any person that is not a U.S. person for purposes of determining whether the Purchaser qualifies as a domestically controlled qualified investment entity will require the prior written consent of SAFANAD (it being acknowledged and agreed that the foregoing shall not restrict the transferability of interest in the Purchaser in accordance with Section 12.4(g)). Notwithstanding the foregoing, the foregoing restrictions set forth in this Section 3.12 shall be subject to the fiduciary duties of NHI and its board of directors to its shareholders and to other constituencies.
(b)    Any Partner that becomes aware that the Purchaser is unable to maintain, or is expected to lose, for any reason, its status as a domestically controlled qualified investment entity, shall promptly notify SAFANAD and, in such case, notwithstanding anything to the contrary in this Agreement: (a) SAFANAD shall be permitted to Transfer all or part of its interest in the Investment Partnership to an Affiliate of SAFANAD to protect itself from any adverse impact relating to the same, and the transferee of such interest shall be admitted as a substituted Limited Partner and shall succeed to all the rights and obligations of SAFANAD under to this Agreement, and (b) the Parties shall negotiate in good faith to restructure the Purchaser and/or Investment Partnership or protect SAFANAD from any adverse impact relating to the same; in each case provided, that such Transfer or restructuring would not result in an adverse impact to either NorthStar or FC in any material respect.
(c)    Notwithstanding anything to the contrary in this Agreement, any election, approval, determination or other action required or permitted under the terms of this Agreement or the Investment Committee Agreement to be taken by the Investment Partnership or any party hereto with respect to or on behalf of the Purchaser, or any Subsidiary which is directly or indirectly owned by the Purchaser, shall be effected by the board of directors of the Purchaser (such board of directors, the “REIT Board”), and where the Investment Partnership or any party hereto is required take such action, or where any party hereto elects to take such action, each party hereto agrees to (and to cause its Affiliates and any individuals it designates to serve on the REIT Board pursuant to Section 3.12(f) to) execute and deliver such instruments and do such other acts and things as may be required, on its (or their) own behalf, on behalf of the Investment Partnership or otherwise, to cause such action to be taken.
(d)    Notwithstanding anything to the contrary herein, neither the Investment Partnership nor the General Partner shall cause the Purchaser, or any of its Subsidiaries, to dispose of any “United States real property interest” within the meaning of Code Section 897 (“USRPI”) without the prior written consent of the Investment Committee. The parties hereto agree that the disposition of the Property is intended to be effected by a sale of the common interests in the Purchaser.
(e)    Notwithstanding anything to the contrary herein, without the approval of the Investment Committee, in no event shall the Investment Partnership or any of its Subsidiaries (other than the Purchaser or any Subsidiaries of the Purchaser) acquire any asset (other than interests in the Purchaser) that would give rise to the realization of ECI by a foreign corporation or nonresident alien individual, within the meaning of Code Sections 881 and 871, respectively, were such asset

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held directly by such foreign corporation or nonresident alien individual, or that would constitute a USRPI.
ARTICLE IV
ADMISSION OF PARTNERS
4.1    Partner Interests. The names, addresses and Capital Contributions of the Limited Partners will be set forth on Schedule A to this Agreement, as such may be amended from time to time by the General Partner. A Person shall be admitted at the Closing as a limited partner of the Investment Partnership at the time that (a) this Agreement or a counterpart hereof and a Subscription Agreement or a counterpart thereof are executed by or on behalf of such Person; and (b) such Person is listed as a limited partner of the Investment Partnership on Schedule A attached hereto. After the Closing, Persons shall be admitted as limited partners of the Investment Partnership as provided in Section 4.4(a) and ARTICLE XIII.
4.2    Authority of General Partner to Admit New Limited Partners. Except as provided in Sections 3.12(b) and 4.4(a), no new Limited Partners will be admitted after the Closing. The admission of a Person as a Limited Partner that would cause (i) the Investment Partnership to be an investment company within the meaning of Section 3 of the Investment Company Act of 1940, as amended, (the “40 Act”); or (ii) any assets of the Investment Partnership to be deemed Plan Assets shall be void ab initio and shall not bind or be recognized by the Investment Partnership. In addition, notwithstanding any provision contained in this Agreement to the contrary, any Limited Partner shall withdraw, in whole or in part, from the Investment Partnership, immediately upon the demand of the General Partner, at any time if (A) all or a portion of the assets of the Investment Partnership could reasonably be deemed to be Plan Assets, wholly or partially due to such Limited Partner’s participation in the Investment Partnership; or (B) such Limited Partner’s continued participation in the Investment Partnership is prohibited by ERISA. Subject to the requirements and limitations of this ARTICLE IV, the General Partner may from time to time admit Limited Partners for the purpose of investing in a specific Investment (a “Targeted Investment”), due to legal, tax, regulatory or other concerns. The General Partner shall ensure that the Capital Account of any such Limited Partner shall be maintained and distributions are made to reflect the Limited Partner’s investment in the Targeted Investment. Furthermore, the General Partner shall redeem such Limited Partner’s interest in the Investment Partnership related to the Targeted Investment upon the sale or other disposition of the Investment Partnership’s entire interest in the Targeted Investment. In any such event, if the General Partner reasonably determines that the treatment of any such Limited Partner’s Capital Account, distributions, redemptions, or the like, is not accommodated by ARTICLE VII and ARTICLE VIII, then the General Partner shall put in place reasonable market-based accommodations to treat such matters.
4.3    Requirements for Admission as Limited Partner. Each Person desiring to become a Limited Partner shall execute and deliver to the General Partner a Subscription Agreement, which shall provide, among other things, certain representations, warranties and covenants required by the Investment Partnership, and such other documents as shall be deemed reasonably appropriate by the General Partner. Under the Subscription Agreement and such other documents, such

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subscriber shall, subject to acceptance of its subscription by the General Partner, execute and agree to be bound by this Agreement.
4.4    Admission of Limited Partners. To the extent the General Partner or any Affiliate of the General Partner acquires an interest in the Investment Partnership as a Limited Partner, such interest shall be treated as a Limited Partner interest in all respects, except as otherwise expressly specified in this Agreement or as required by law.
(a)    After the Closing, no new Limited Partners may be admitted to the Investment Partnership except (A) pursuant to ARTICLE VI; (B) as a substitute Limited Partner in accordance with ARTICLE XII, or (C) with the approval of the Investment Committee.
(b)    Each of the Limited Partners admitted at the Closing, shall make the Capital Contributions required to be made at the Closing. Any Limited Partner admitted following the Closing shall make such Capital Contribution as may be determined by the Investment Committee.
4.5    Feeder Funds.
(a)    For purposes of ARTICLE V and ARTICLE VI, and for purposes of any election, vote or consent required or permitted to be made or given pursuant to this Agreement or the Act, the interests in the Investment Partnership held by a Feeder Fund shall be treated as one or more separate Limited Partner interests in the Investment Partnership that are directly or indirectly held by each Feeder Fund Investor in a Feeder Fund. A Feeder Fund may make any election, or give or withhold any vote or consent, with respect to any such separate Limited Partner interest without prejudice to its right to take any other action with respect to the other interests held by it.
(b)    The provisions of ARTICLE VI and Sections 4.2 and 9.10 shall be applied as though the Feeder Fund Investors had made respective direct Capital Contributions to the Investment Partnership.
(c)    For purposes of voting on any matter requiring the vote of the Limited Partners under this Agreement or any law, a Feeder Fund may, but shall not be obligated to, cast a divided vote of its limited partner interest in the Investment Partnership in proportion to the votes on such matter of such Feeder Fund’s Feeder Fund Investors that are not Affiliates of the General Partner, based on their pro rata interest therein.
(d)    The General Partner may make any adjustments to a Feeder Fund’s Limited Partner interest in the Investment Partnership to accomplish the overall objectives of this Section 4.5, provided that nothing in this Section 4.5 shall be construed as making any Feeder Fund Investor a Limited Partner for any purpose.
4.6    Special Limited Partner Interests. The names, addresses and Capital Contributions of the Special Limited Partners will be set forth on Schedule A to this Agreement, as such may be amended from time to time by the General Partner. A Person shall be admitted at the Closing as a special limited partner of the Investment Partnership at the time that (a) this Agreement or a

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counterpart hereof is executed by or on behalf of such Person; and (b) such Person is listed as a special limited partner of the Investment Partnership on Schedule A to this Agreement.
ARTICLE V
CAPITAL CONTRIBUTIONS
5.1    Capital Calls.
(a)    Initial Capital Contributions. Each Limited Partner has made Capital Contributions to the Investment Partnership in the aggregate amount set forth opposite such Limited Partner’s name in Schedule A to this Agreement, which Schedule A shall be updated by the General Partner from time to time to reflect additional Capital Contributions pursuant to this ARTICLE V.
(b)    Additional Capital Contributions. In the event that the Investment Committee determines additional capital is required to be contributed to the Investment Partnership, except as provided in Section 5.2, each Limited Partner shall be required to make a Capital Contribution to the Investment Partnership in an amount in cash (by wire transfer of immediately available funds) equal to the product of such Limited Partner’s Percentage Interest and the aggregate amount required to be contributed to the Investment Partnership as determined by the Investment Committee (in each case, a “Subsequent Contribution”). All or any portion of each Limited Partner’s Subsequent Contribution shall be payable upon not less than ten (10) Business Days’ prior written notice (a “Capital Call”) from the General Partner in accordance with Section 5.2. No Partner shall have any right to make any Capital Contribution that has not been called by the General Partner pursuant to Section 5.2. Notwithstanding any provision of this Agreement to the contrary, a Feeder Fund Investor shall only be required to make Capital Contributions to the Investment Partnership to the extent of the pro rata obligation of such partner in such Feeder Fund.
(c)    Permitted Capital Calls. Either Manager shall have the right pursuant to the Investment Committee Agreement to issue a Permitted Capital Call and if any of the Partners fail to fund their respective Percentage Interest of such Permitted Capital Call, the Parties shall have the remedies described in Section 6.2(c).
5.2    Procedure for Capital Calls. A Capital Call shall be in the form of a written notice to all Limited Partners specifying (a) if the Capital Call is a Permitted Capital Call, a Permitted Investment Management Fee Capital Call, or otherwise, (b) the general purpose of such Capital Call, and, if such contribution is intended to be invested in a Designated Investment, a general description of the Designated Investment, which the General Partner (or applicable Manager, in the case of a Permitted Capital Call) deems appropriate (taking into account, among other things, any confidentiality requirements with the seller of such asset); (c) the aggregate dollar amount; and (d) the date on which payment shall be due, which date shall be no less than ten (10) Business Days after the date of receipt of such notice. Each Limited Partner, to the extent of a Permitted Capital Call or Permitted Investment Management Fee Capital Call shall be required to and to the extent of all other Capital Calls may, contribute an amount equal to the product of its Percentage Interest multiplied by the aggregate amount of such Capital Call. The General Partner may, subject to

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compliance with the above advance notice requirements, amend, delay or rescind Capital Calls at any time prior to the payment due date thereof. The amendment, delay or rescission of a Capital Call shall not affect or abridge the right of the General Partner to make any subsequent Capital Call.
5.3    Interest. No Partner shall be entitled to receive any interest on any Capital Contributions to the Investment Partnership.
ARTICLE VI
DEFAULTING PARTNERS
6.1    Pledge of Investment Partnership Interests. No Limited Partner shall pledge or grant a security interest in its Equity Interest without the prior approval of the General Partner, with such approval to be granted or withheld in the sole discretion of the General Partner.
6.2    Notice of Default and Interest.
(a)    If a Limited Partner fails to pay when due any Subsequent Contribution (or portion thereof) that is not a Permitted Capital Call (a “Defaulting Partner”) (the due date of such Subsequent Contribution being hereinafter referred to as the “Default Date”), the General Partner shall offer to all non-defaulting Limited Partners the option, by delivering written notice to the General Partner and Defaulting Partner of such election (which shall be made on or before the Default Date) to either:
(i)    advance to the Investment Partnership all or any portion of the Defaulting Partner’s share of such required Subsequent Contribution (or portion thereof) that such Defaulting Partner shall have failed to make (the “Default Contribution Amount”), which advance shall be treated as (A) a loan by the non-Defaulting Partner making such advance to the Defaulting Partner (such non-Defaulting Partner hereinafter referred to as the “Contributing Partner”) (a “Priority Loan”), which Priority Loan will earn interest thereon at an annual rate, compounded monthly, equal to the lesser of (x) the maximum rate of interest allowed by applicable law, and (y) 20.0%, and (B) a Subsequent Contribution to the Investment Partnership by the Defaulting Partner, in an amount equal to such Priority Loan, and so long as a Priority Loan is outstanding, the Defaulting Partner shall have the right to repay the Priority Loan (together with all accrued and unpaid interest thereon), in whole or in part;
(ii)    contribute to the Investment Partnership all or any portion of the Default Contribution Amount in the form of a Capital Contribution (a “Cram-Down Contribution”), in which case the Contributing Partner’s Capital Account shall be increased by an amount equal to the Cram-Down Contribution. At the time of a Cram-Down Contribution, (A) the Percentage Interest of the Defaulting Partner shall be decreased by an amount equal to the percentage (rounded to the nearest one hundred thousandth of one percent) determined by dividing (x) the Cram-Down Contribution multiplied by 150% by (y) the total Capital Contributions made by all of the Partners to the Investment Partnership

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on or prior to such date (including the Cram-Down Contribution) (provided, that the Defaulting Partner’s Percentage Interest shall not be reduced below zero) and (B) the Percentage Interest of the Contributing Partner shall be increased by the percentage determined under clause (A) of this Section 6.2(a)(ii); or
(iii)    cause the Investment Partnership to issue additional equity interests of the Investment Partnership, on terms and conditions to be determined by such non-Defaulting Partner, to a party that is not an Affiliate of any Limited Partner (“Default Third Party Issuance”); provided, that such Default Third Party Issuance shall not (x) adversely affect the governance rights expressly granted to any Limited Partner or its Affiliates under this Agreement or the Investment Committee Agreement, and (y) include any rights to vote, including, without limitation, rights to vote with respect to any matters relating to the Investment Partnership, any direct or indirect Subsidiary thereof or any Property. Notwithstanding any provision hereof but subject to the foregoing limitations, the non-defaulting Limited Partner is hereby authorized and directed to take any actions, including amending this Agreement, in order to effect such Default Third Party Issuances.
(b)    If a Limited Partner fails to pay when due any installment of a Permitted Capital Call (a “Permitted Capital Call Defaulting Partner”), the General Partner shall offer to each of the Limited Partners who have funded their respective pro rata portion of such Permitted Capital Call (each, a “Permitted Capital Call Contributing Partner”) the option to (1) fund the portion of such Permitted Capital Call that the Permitted Capital Call Defaulting Partner failed to fund in the form of a Capital Contribution (each, a “Permitted Capital Call Cram-Down Contribution”), which Capital Contribution shall be deemed made as of the date on which it is funded by such Limited Partner(s) and (2) the Permitted Capital Call Contributing Partner’s Capital Account shall be increased by an amount equal to the Permitted Capital Call Cram-Down Contribution. At the time of a Permitted Capital Call Cram-Down Contribution, (A) the Percentage Interest of the Permitted Capital Call Defaulting Partner shall be decreased by an amount equal to the percentage (rounded to the nearest one hundred thousandth of one percent) determined by dividing (x) the Permitted Capital Call Cram-Down Contribution by (y) the total Capital Contributions made by all of the Partners to the Investment Partnership on or prior to such date (including the Permitted Capital Call Cram-Down Contribution) (provided, that the Permitted Capital Call Defaulting Partner’s Percentage Interest shall not be reduced below zero) and (B) the Percentage Interest of the Permitted Capital Call Contributing Partner shall be increased by the percentage determined under clause (A) of this Section 6.2(b).
(c)    In addition to the rights and remedies specified in Section 6.2(a) and (b), a Defaulting Partner or a Permitted Capital Call Defaulting Partner (or the Manager Affiliated with the applicable Defaulting Partner or Permitted Capital Call Defaulting Partner) shall forfeit any rights to cast a vote on any matter to which it would otherwise be entitled (whether as a Partner pursuant to this Agreement or a Manager under the Investment Committee Agreement). If a Feeder Fund is a Defaulting Partner, the Feeder Fund shall forfeit its right to cast a vote on any matter to which it would otherwise be entitled only with respect to the indirect interest held by the defaulting Feeder Fund Investors.

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(d)    A copy of any notice of default provided to a Defaulting Partner or Permitted Capital Call Defaulting Partner pursuant to this Section 6.2 shall be transmitted promptly to all other Limited Partners. With the consent of each Partner that is not a Defaulting Partner or a Permitted Capital Call Defaulting Partner, the General Partner may choose not to designate any Limited Partner as a Defaulting Partner or Permitted Capital Call Defaulting Partner and may agree to waive or permit the cure of any Default by a Partner, subject to such conditions as the General Partner and the Defaulting Partner or Permitted Capital Call Defaulting Partner may agree upon (except that, in the case of a Limited Partner (other than a Feeder Fund Investor) that is an Affiliate of the General Partner, the General Partner shall exercise its discretion reasonably and in a manner that is reasonably consistent with the treatment of Limited Partners that are not Affiliates of the General Partner).
(e)    If the Partners’ Percentage Interests are adjusted pursuant to this Section 6.2, then the Capital Account balances of the Partners shall be adjusted so that the Economic Capital Accounts immediately after such adjustment (after taking into account all allocations of net income or net loss (or items thereof) through the date of the adjustment as deemed appropriate by the General Partner) are equal as closely as possible to their respective Target Capital Accounts, after giving effect to the adjustments to the amounts distributable resulting from changes to the Percentage Interests and Capital Contributions made by the Partners.
6.3    Feeder Fund Default. Notwithstanding any of the foregoing, in the event that a Feeder Fund Investor shall fail to pay its respective proportion of any Capital Contribution of such Feeder Fund, such Feeder Fund shall be a Defaulting Partner or Permitted Capital Call Defaulting Partner, as applicable, only with respect to such Feeder Fund Investor’s interest in such Feeder Fund, and the provisions of this ARTICLE VI shall apply only in respect of that proportion of the Feeder Fund Investor’s indirect interest in the Investment Partnership, and such Feeder Fund shall be deemed to be a non-defaulting Limited Partner in respect of the interests of those Feeder Fund Investors in such Feeder Fund which have paid their portion of such Feeder Fund’s Capital Contributions. The General Partner shall make appropriate adjustments to give effect to this provision including, to the extent necessary, coordinating with the relative Feeder Fund to apply the remedies in Section 6.2 reasonably to address any such default.
6.4    Additional Damages. Except in connection with a Permitted Investment Partnership Management Fee Capital Call, any actions taken by the General Partner or the Investment Partnership pursuant to this ARTICLE VI shall be in addition to, and not in limitation of, any other rights or remedies that the Investment Partnership or the General Partner may have against the Defaulting Partner or Permitted Capital Call Defaulting Partner, as applicable, including the right to hold the Defaulting Partner or Permitted Capital Call Defaulting Partner responsible for any damages or liabilities (including reasonable attorneys’ fees and expenses) to which the Investment Partnership or the General Partner may be subjected (in whole or in part) as a result of the default by the Defaulting Partner or the Permitted Capital Call Defaulting Partner.
6.5    Acknowledgment. Each of the Partners hereby consents to the application to it of the remedies provided in this ARTICLE VI in recognition of the risk and speculative damages its default would cause the other Partners. No right, power or remedy conferred upon the General

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Partner in this ARTICLE VI shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this ARTICLE VI or now or hereafter available at law or in equity or by statute or otherwise, all of which are retained. No course of dealing between the General Partner and any Defaulting Partner and no delay in exercising any right, power or remedy conferred in this ARTICLE VI or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.
ARTICLE VII
CAPITAL ACCOUNTS AND ALLOCATIONS
7.1    Capital Accounts. (a) A separate capital account (each a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 7.1 shall be interpreted and applied in a manner consistent therewith. Whenever the Investment Partnership would be permitted to adjust the Capital Accounts of the Partners pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Investment Partnership property, the Investment Partnership may so adjust the Capital Accounts of the Partners. In the event that the Capital Accounts of the Partners are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Investment Partnership property, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property; (ii) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c); and (iii) the amount of upward and/or downward adjustments to the book value of the Investment Partnership property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this ARTICLE VII. In the event that Code Section 704(c) applies to Investment Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Partners and shall have no effect on the amount of any distributions to any Partners in liquidation or otherwise.
(b)    Notwithstanding any other provision to the contrary, in furtherance and not in limitation of the provisions of Section 7.1(a), the following adjustments shall be made to the Capital Accounts of the Partners if and to the extent required by the Treasury Regulations promulgated under Code Section 704(b):
(i)    any Partner that is a disregarded entity for federal income tax purposes and is treated as the same taxpayer (or part of the same taxpayer) as any other Partner shall be treated as a single Partner. Such Partners shall be treated as distinct and separate Partners for all other purposes of this Agreement. Separate Capital Accounts shall be maintained for

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the General Partner for its General Partner interest and the Limited Partner Equity Interest held by the General Partner.
(ii)    any fees, expenses or other costs of the Investment Partnership that are paid by the General Partner and that are required to be treated as capital contributions to the Investment Partnership for purposes of Code Section 704(b) and the Treasury Regulations thereunder shall be added to the balance of the General Partner’s Capital Account. Any fees, costs or other expenses of a Partner that are paid by the Investment Partnership and that are required to be treated as distributions for purposes of Code Section 704(b) and the Treasury Regulations thereunder shall be so treated and subtracted from such Partner’s Capital Account, and the Investment Partnership’s payment thereof shall not be treated as an item of deduction or loss. This Section 7.1(b)(ii), in conjunction with Section 7.2, is intended to prevent any payments by the General Partner or the Investment Partnership from giving rise to a violation of Code Section 704(b) while at the same time preserving to the extent possible the parties’ intended economic arrangement and shall be applied consistent with such intent.
7.2    Allocation of Net Income and Net Loss.
(a)    After application of Section 7.4 and Section 7.5, and subject to the other provisions of this ARTICLE VII, any remaining net income or net loss for the taxable year (or items thereof) shall be allocated among the Partners in such ratio or ratios as may be required to cause the balances of the Partners’ Economic Capital Accounts to be as nearly equal to their Target Capital Accounts (computed after taking into account all distributions with respect to such taxable year and adjusted by such Partner’s share of Investment Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain) as possible, consistent with the provision of Section 7.6.
(b)    If the General Partner determines in its reasonable discretion that such allocations under this Section 7.2 are necessary to prevent permanent distortions, the allocations provided for under this Section may be made on a prospective basis.
(c)    Allocations Relating to Investments Held Through Blocker Corporations. Notwithstanding the provisions of Sections 7.2(a) and 7.2(b) hereof:
(i)    net profit and net loss realized by the Investment Partnership in relation to an Investment held by any Inside Blocker Corporation and costs and expenses attributable to such Inside Blocker Corporation shall be specially allocated among the Inside Blocker Limited Partners that participate in such Inside Blocker Corporation, and net profit and net loss realized by the Investment Partnership in respect of any Investment in an Intermediate Entity held directly by the Investment Partnership shall be specially allocated among the Partners other than such Inside Blocker Limited Partners, in each case in a manner consistent with the provisions of Section 8.4 hereof.
(ii)    if the General Partner has permitted an Outside Blocker Limited Partner to make Capital Contributions with respect to an Investment through a Related Blocker Limited Partner pursuant to Section 2.9(b), all net profit and net loss realized by

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the Investment Partnership attributable to the relevant Investment that otherwise would have been allocated to the Outside Blocker Limited Partner shall instead be allocated to the applicable Related Blocker Limited Partner, and the Outside Blocker Limited Partner shall not be allocated any net profit or net loss with respect to the relevant Investment.
7.3    Loss Limitation. No allocation of net loss shall be made pursuant to Section 7.2 to the extent that it causes or increases a deficit balance in any Partner’s Adjusted Capital Account. To the extent any allocation of net loss would cause the Adjusted Capital Account balance of any of the Partners to have a deficit balance, such net loss shall be allocated to the Partners with positive balances in their Adjusted Capital Accounts in proportion to their Percentage Interests (subject to the first sentence of this Section 7.3). Any remaining amount of such net loss shall be allocated as a non-recourse deduction pursuant to Section 7.4(b).
7.4    Minimum Gain Chargebacks and Non-Recourse Deductions.
(a)    Notwithstanding any other provisions of this Agreement, in the event there is a net decrease in Investment Partnership Minimum Gain during a taxable year, the Partners shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, any Partner’s share of Investment Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This Section 7.4(a) is intended to comply with the minimum gain charge-back requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.
(b)    Non-recourse deductions shall be allocated to the Partners, pro rata, in proportion to their Percentage Interests. “Non-recourse deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).
(c)    Notwithstanding any other provisions of this Agreement, to the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, loss or deduction of the Investment Partnership that are attributable to a nonrecourse debt of the Investment Partnership that constitutes Partner Nonrecourse Debt (including chargebacks of Partner Nonrecourse Debt Minimum Gain) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i). This Section 7.4(c) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the Partner Nonrecourse Debt Minimum Gain chargeback requirements) and shall be interpreted and applied in a manner consistent therewith.
7.5    Qualified Income Offset. Any Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in its Adjusted Capital Account shall be allocated items of income and gain in an amount and a manner sufficient to eliminate, to the extent required by Treasury Regulations Section 1.704-1(b)(2)(ii)(d), such deficit balance as quickly as possible.
7.6    Code Section 704(b) Compliance. The allocation provisions contained in this ARTICLE VII are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith.

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7.7    Elections. Subject to Sections 3.7, 3.10 and 3.12, any elections or other decisions relating to the allocations of Investment Partnership items of income, gain, loss, deduction or credit shall be made by the General Partner in any manner that reasonably reflects the purpose and intent of this Agreement.
7.8    Excess Non-Recourse Liabilities. Excess nonrecourse liabilities shall be allocated to the Special Limited Partners in such a manner as to comply with the provisions of Treasury Regulation Section 1.752-3(a)(3), which calls for such liabilities to be allocated in accordance with the “partners’ interests in partnership profits” determined by their respective rights to distributions pursuant to this Agreement.
ARTICLE VIII
DISTRIBUTIONS
8.1    Distribution Priorities.
(a)    Subject to the other provisions of this ARTICLE VIII, distributions of Distributable Proceeds shall be prioritized and distributed as follows:
(i)    First, to the payment of any amounts due under a Priority Loan, which shall be treated as an offset against the amounts that the applicable Defaulting Partner would have been entitled to receive pursuant to Sections 8.1(a)(ii), (iii), (iv) and (v) (and, for the avoidance of doubt, shall not reduce distributions to which other Limited Partners are entitled pursuant to this Section 8.1(a)); provided, that if more than one Priority Loan is outstanding, to the holders of each Priority Loan in proportion to the amounts outstanding under such Priority Loans;
(ii)    Second, to the Limited Partners and the General Partner (to the extent of its Capital Contribution) in proportion to their Percentage Interests until such Limited Partners and the General Partner have received an amount that, when aggregated with all previous distributions to the Limited Partners and the General Partner pursuant to this Section 8.1(a)(ii) for all prior periods, if any, is equal to a cumulative preferred return of ten percent (10%) per annum, compounded annually, on their respective cumulative unreturned Capital Contributions from the dates of such contributions to the Investment Partnership. For this purpose, the date of a contribution to the Investment Partnership for any Partner acquiring an interest pursuant to Section 4.4(a) shall be the date of such Partner’s contributions to the Investment Partnership;
(iii)    Third, to the Limited Partners and the General Partner (to the extent of its Capital Contribution) in proportion to their Percentage Interests until such Limited Partners and the General Partner have received an amount that, when aggregated with all previous distributions to the Limited Partners and the General Partner pursuant to this Section 8.1(a)(iii) for all prior periods, if any, is equal to the Limited Partners’ and the General Partner’s aggregate Capital Contributions;

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(iv)    Fourth, fifty percent (50%) to the Special Limited Partners and fifty percent (50%) to the Partners (other than the Special Limited Partners) in proportion to such Partners’ (other than the Special Limited Partners) Percentage Interests, until the aggregate amount distributed to the Special Limited Partners under this Section 8.1(a)(iv) equals twenty percent (20%) of the difference between all amounts distributed by the Investment Partnership to the Partners under Section 8.1(a)(ii), 8.1(a)(iii) and this Section 8.1(a)(iv) and the aggregate Capital Contributions of all Partners in the Investment Partnership; and
(v)    Thereafter, eighty percent (80%) to the Partners (other than the Special Limited Partners) and twenty percent (20%) to the Special Limited Partners.
(b)    Distributions to the Special Limited Partners pursuant to Sections 8.1(a)(iv) and 8.1(a)(v) are referred to as “Incentive Distributions.” Incentive Distributions do not include distributions to pay taxes made pursuant to Section 8.2. The Incentive Distributions shall be allocated among the Special Limited Partners as follows:
(i)    First, fifty percent (50%) to FC SLP and fifty percent (50%) to SAFANAD SLP until such Limited Partners have each received an amount that, when aggregated with all previous distributions to such Limited Partners or their Affiliates pursuant to Section 8.1(a) of the Investment Partnership Agreement for all prior periods, if any, is equal to a cumulative return of fifteen percent (15%) per annum, compounded annually, on their respective cumulative unreturned Capital Contributions from the dates of such contributions to the Investment Partnership in addition to full return of their aggregate Capital Contributions; and
(ii)    Thereafter, sixty-five percent (65%) to FC SLP and thirty-five percent (35%) to SAFANAD SLP.
(c)    The General Partner may reduce or waive the Incentive Distributions with respect to certain Limited Partners. To the extent that the Incentive Distributions are reduced, or waived for a Limited Partner, future distributions to such Limited Partner shall be increased by the amount of such waiver or reduction.
8.2    Tax Distribution. Notwithstanding anything to the contrary above, to the extent of the Investment Partnership’s Distributable Proceeds, the Investment Partnership shall distribute an amount to each Partner on a quarterly basis equal to the Tax Liability attributable to each Partner at the times described in this Section 8.2 (each such distribution, a “Special Tax Distribution”). If, with respect to any quarterly period, the Tax Liability exceeds the Special Tax Distribution, such excess shall be treated as an additional Tax Liability in the next succeeding applicable quarter. The Special Tax Distributions to be made under this Section 8.2 with respect to a calendar year shall be payable by the Investment Partnership on or before the first business day of each calendar month during which quarterly estimated tax payments are due for individual U.S. federal income tax purposes. Any amount distributed to the Partners pursuant to this Section 8.2 shall reduce the amount otherwise distributable to the Partners pursuant to Section 8.1(a)(ii), (iii) and (iv) of this Agreement. For the avoidance of doubt, Special Tax Distributions shall be made to a Partner regardless of

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whether such Partner or its direct and indirect owners are liable for U.S. federal, state or local income tax.
8.3    Distributions in-Kind. In the event the General Partner determines to make an in-kind distribution of assets of the Investment Partnership to any Partner, such distribution shall be made so as to ensure that the fair market value of such assets of the Investment Partnership are distributed in accordance with the priorities set forth in Section 8.1. In the event the assets of the Investment Partnership consist primarily of equity securities of a single issuer, and such issuer intends to conduct an initial public offering of such equity securities (“Single Issuer IPO”) by the filing of a registration statement with the U.S. Securities and Exchange Commission, the General Partner shall consider whether in connection with such Single Issuer IPO, an in-kind distribution of the subject equity securities to the direct or indirect non-U.S. resident Partners prior to the Single Issuer IPO would minimize any U.S. tax or other liabilities of such direct or indirect non-U.S. resident Partners. If the General Partner so concludes, the General Partner may, but shall not be obligated to, make an in-kind distribution of a portion the subject equity securities to the Partners immediately prior to the completion of the Single Issuer IPO in such amounts as is determined in good faith by the General Partner to be appropriate.
8.4    Investments Held Through Blocker Corporations. Notwithstanding the provisions of Section 8.1 hereof:
(a)    If any Investment is held, in part, through an Inside Blocker Corporation in accordance with Section 2.9(a), any amount distributable by the Intermediate Entity through which such Investment is held shall be distributed as follows: (A) an amount equal to the aggregate amount that would have been distributed to the Inside Blocker Limited Partners with respect to such Investment under Section 8.1, as applicable, if such Investment had been wholly owned by the Investment Partnership (and had not been owned in part through such Inside Blocker Corporation) shall be distributed to such Inside Blocker Corporation, and the proceeds of such distribution (net of all costs and expenses, including taxes, attributable to the Inside Blocker Corporation) thereafter shall be distributed to the Investment Partnership, and thereafter to such Inside Blocker Limited Partners, in proportion to the amounts that each such Inside Blocker Limited Partner would have received had its investment in such Investment been held through a separate Inside Blocker Corporation; (B) an amount equal to the aggregate amount that would have been distributed to the Special Limited Partners from Distributable Cash allocated to such Inside Blocker Limited Partners with respect to such Investment if such Investment had been wholly owned by the Investment Partnership (and had not been owned in part through such Inside Blocker Corporation) shall be distributed to the Investment Partnership and thereafter shall be distributed to the Special Limited Partners; and (C) the remaining amount distributable by such Intermediate Entity shall be distributed to the Investment Partnership and the resulting Distributable Cash thereafter shall be allocated solely among the Partners other than such Inside Blocker Limited Partners and thereafter distributed to such Partners in accordance with Section 8.1, as applicable. The portion of any distributions made by such Intermediate Entity to such Inside Blocker Corporation that are attributable to such Inside Blocker Limited Partners shall be treated, for all purposes of this Agreement, as having actually been made to such Inside Blocker Limited Partners pursuant to Section 8.1, as applicable (and any

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distributions made by such Inside Blocker Corporation to such Inside Blocker Limited Partners shall be disregarded).
(b)    If the General Partner has permitted an Outside Blocker Limited Partner to make Capital Contributions with respect to an Investment through a Related Blocker Limited Partner pursuant to Section 2.9(b), all Distributable Cash attributable to the relevant Investment that otherwise would have been distributed to the Outside Blocker Limited Partner shall instead be distributed to the applicable Related Blocker Limited Partner, and the Outside Blocker Limited Partner shall not be entitled to participate in any distributions with respect to the relevant Investment. The amount distributable to the Special Limited Partners in respect of an Outside Blocker Limited Partner and its Related Blocker Limited Partner shall be calculated and distributed as if the Related Blocker Limited Partner had not been formed.
8.5    Timing; Direction of Distribution Proceeds. Subject to Sections 8.2, 8.7 and 8.8, Distributable Proceeds (other than Capital Proceeds), if any, shall be distributed to the Partners on the fifteenth (15th) day following the end of each Fiscal Quarter or such earlier date as may be determined by the General Partner, or, if such fifteenth (15th) day is not a Business Day, on the first Business Day following such fifteenth (15th) day (each a “Quarterly Distribution Date”), and Capital Proceeds shall be distributed to the Partners as soon as reasonably practicable after receipt by the Investment Partnership. Distributions of Distributable Proceeds received by the Investment Partnership through the end of the Fiscal Quarter immediately prior to such Quarterly Distribution Date (or, in the case of the first Quarterly Distribution Date, since the date of this Agreement) shall be made to the Partners in accordance with Section 8.1. All distributions of funds made to a Partner pursuant to this Agreement shall, at the election of such Partner, be made via wire transfer pursuant to instructions provided by such Partner to the General Partner from time to time in writing, such instructions to be as initially set forth in such Partner’s Subscription Agreement.
8.6    No Deficit Restoration by Partners. Except as otherwise expressly provided in this Agreement in Section 16.6, no Partner shall have any obligation to restore a deficit balance in its Capital Account upon liquidation of its interest in the Investment Partnership.
8.7    Right of Set-Off. No part of any distribution shall be paid pursuant to this ARTICLE VIII to any Partner from which there is due and owing to the Investment Partnership, at the time of such distribution, any amount required to be paid to the Investment Partnership hereunder. Any such withheld distribution shall be deemed to have been distributed to such Partner, shall be set off against such Partner’s obligation to the Investment Partnership and shall reduce such Partner’s obligation to the Investment Partnership accordingly.
8.8    Withholding.
(a)    The Investment Partnership shall at all times be entitled to make payments with respect to any Partner in amounts required to discharge any obligation of the Investment Partnership to withhold from a distribution or make payments to any governmental authority with respect to any foreign, federal, state or local tax liability of such Partner arising as a result of such Partner’s interest in the Investment Partnership (a “Withholding Payment”). Any Withholding Payment made from funds withheld upon a distribution will be treated as distributed to such Partner

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for all purposes of this Agreement. Any other Withholding Payment will be deemed to be a recourse loan by the Investment Partnership to the relevant Partner. The amount of any Withholding Payment treated as a loan, plus interest thereon from the date of each such Withholding Payment until such amount is repaid to the Investment Partnership at an interest rate per annum equal to the prime rate quoted in the Wall Street Journal from time to time, plus two percent (2%), shall be repaid to the Investment Partnership upon demand by the Investment Partnership; provided, however, that in the General Partner’s sole discretion, any such amount may be repaid by deduction from any distributions payable to such Partner pursuant to this Agreement (with such deduction treated as an amount distributed to the Partner) as determined by the General Partner in its sole discretion.
(b)    In the event that the proceeds to the Investment Partnership from an investment are reduced on account of taxes withheld at the source, and such taxes are imposed on one or more, but not all of the Partners in the Investment Partnership, the amount of the reduction shall be borne by the relevant Partners and treated as if it were paid by the Investment Partnership as a Withholding Payment with respect to such Partners pursuant to Section 8.8(a). In the event that the proceeds to the Investment Partnership from an investment are reduced on account of taxes withheld at the source, and such taxes are imposed on the Investment Partnership, the amount of the reduction shall be treated as an expense of the Investment Partnership. This Section 8.8 and the other provisions of this Agreement shall be applied consistently with the requirements of the applicable Treasury Regulations.
ARTICLE IX
MANAGEMENT
9.1    General Authority. Except as expressly limited by the provisions of this Agreement, the General Partner shall have complete discretion in the management and control of the affairs and business of the Investment Partnership and shall have all powers necessary, convenient or appropriate to carry out the purposes, conduct the business and exercise the powers of the Investment Partnership. Except as so expressly limited, the General Partner shall possess and enjoy with respect to the Investment Partnership all of the rights and powers of a partner of a partnership without limited partners to the extent permitted by Delaware law. Notwithstanding the foregoing, the Limited Partners hereby acknowledge that the General Partner has entered into investment management agreements with the Managers, which investment management agreements relate to the Investment Partnership’s business and affairs (as the same may be amended or replaced from time to time, the “Investment Management Agreements”), pursuant to which the General Partner has delegated to the Managers the authority to acquire, manage and dispose of Investments for the Investment Partnership and to exercise the other rights and powers of the General Partner described in this Agreement (including the rights of the General Partner set forth in Section 9.3) and in the Investment Management Agreements. Nothing in this Agreement or the Investment Management Agreements shall cause the Managers to become a general partner of the Investment Partnership or to be liable for the obligations of the General Partner arising hereunder or under applicable law.
9.2    Managers; Investment Partnership Management Fees; Acquisition Fees.

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(a)    Subject to Section 9.2(b) and 9.2(c), the General Partner, or if directed by the General Partner, the Managers, shall be paid an annual asset management fee (the “Investment Partnership Management Fee”) by the Purchaser, payable monthly on the date of the Closing and on the last day of each month equal to sixty-five basis points (0.65%) per annum of the aggregate acquisition cost (including any portion of the acquisition cost attributable to leverage but excluding (x) any portion of the acquisition costs representing adjustments for cash or cash equivalents, and (y) any contingent payments unless and until such amounts are actually paid) of all Investments held directly or indirectly by the Investment Partnership as of such last day of the month; provided, that if either of the Investment Management Agreements is terminated during any monthly period, then the Investment Partnership Management Fee shall be reduced by the portion of the Investment Partnership Management Fee to which the applicable Manager would have been entitled pursuant to such Investment Management Agreement from the effective date of termination through the end of such month. For the avoidance of doubt, the Investment Partnership Management Fee shall not be payable with respect to any portion of an Investment owned by a co-investment entity. Payment of the Investment Partnership Management Fee shall in all events be subject to the terms of the Management Fee Side Letter. The Investment Partnership Management Fee shall be allocated between the Managers as provided in the Investment Management Agreements.
(i)    The Investment Partnership Management Fee shall be pro rated for any period less than a month based on the number of days during such period;
(ii)    The Investment Partnership Management Fee may be deducted by the General Partner from any distribution otherwise payable to the Limited Partners pursuant to Section 8.1, may be funded by means of a Capital Contribution pursuant to Section 5.1 hereof provided that any such capital call shall be limited to no more than 66 2/3% of the aggregate Investment Partnership Management Fee for the applicable year (a “Permitted Investment Management Fee Capital Call”);
(iii)    If not paid when due for any reason, the Investment Partnership Management Fee shall accrue and continue to be an obligation of the Purchaser, payable in accordance with the immediately preceding clause (ii); and
(iv)    The Managers may, by joint action, reduce or waive the Investment Partnership Management Fee with respect to certain Limited Partners (“Designated Limited Partners”); provided, that following such waiver and/or reduction, each Limited Partner (other than Designated Limited Partners) will be allocated and bear no more than its proportionate share of the Investment Partnership Management Fee.
(b)    Any and all break-up fees, directors’ fees, advisory fees, consulting fees, monitoring fees, or other fees received by the General Partner or an Affiliate of the General Partner in a month as a result of an Investment proposed to be acquired or acquired by the Investment Partnership (other than Transaction Fees payable in accordance with Section 9.2(c) and any fees received for services provided in accordance with Section 9.3(k) (“Other Fees”) will be credited (net of any related unreimbursed expenses incurred by the General Partner or an Affiliate of the General Partner) against the Investment Partnership Management Fee payable with respect to such month. If the amount of such Other Fees exceeds the Investment Partnership Management Fee for

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any period, then the General Partner shall, or shall cause such Affiliate to, pay (or direct the applicable third party to pay) any excess to the Investment Partnership.
(c)    If the Investment Partnership pays any placement or finders’ fees (“Placement Fees”) in connection with the admission of Limited Partners, then the amount of all Investment Partnership Management Fees payable, commencing with the first or the next (as applicable) Investment Partnership Management Fee payable by the Investment Partnership, shall be reduced by the amount of such Placement Fees until the total amount of such reduction equals the total amount of such Placement Fees paid by the Investment Partnership.
(d)    Upon the closing of an acquisition of Senior Healthcare Properties, including, without limitation, upon the closing of the transaction evidenced by the Purchase Agreement, a fee shall be paid (“Transaction Fees”) to the Managers in an amount equal to one percent (1.0%) of the aggregate acquisition cost (including any portion of the acquisition cost attributable to leverage but excluding (x) any portion of the acquisition costs representing adjustments for cash or cash equivalents, and (y) any contingent payments unless and until such amounts are actually paid) of the Investment; provided, that if either of the Investment Management Agreements is terminated, then the Transaction Fee shall be reduced by the portion of the Transaction Fee to which the applicable Manager would have been entitled pursuant to such Investment Management Agreement.  For the avoidance of doubt, the Transaction Fees shall not be payable with respect to any portion of an Investment owned by a co-investment entity.  The Transaction Fee shall be allocated between the Managers in the manner provided in the Investment Management Agreements.
9.3    Authority for Specific Actions. Subject to Section 3.3 of the Purchaser LLC Agreement and Section 3.12, Section 9.4 and Section 9.5 hereof and without limiting the authority granted pursuant to the foregoing Section 9.1, the General Partner shall have full power and authority, without the consent of any Limited Partner, to directly or indirectly through any direct or indirect subsidiary of the Investment Partnership:
(a)    acquire, hold, make and dispose of Interim Investments in accordance with the terms of this Agreement;
(b)    acquire, develop, construct, improve, maintain, own, hold, lend, operate, manage, lease, finance, mortgage, pledge, divide, combine, sell, transfer, convey, assign, grant options with respect to, dispose of or otherwise deal in and transact business with respect to Designated Investments;
(c)    negotiate restructurings or work-outs of Designated Investments, including the foreclosure or transfer in lieu of foreclosure of collateral securing a Designated Investment;
(d)    borrow money, issue (or guarantee) evidences of indebtedness and obtain lines of credit, loan commitments and letters of credit for the account of the Investment Partnership, any Subsidiary or any Person in which the Investment Partnership has a direct or indirect ownership interest and secure the same by mortgage, pledge, direct or indirect collateral assignment, or other lien on any Investment Partnership assets (including the obligations of the Partners to make Capital Contributions and other required payments to the Investment Partnership pursuant to and in

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accordance with this Agreement, the right to deliver Capital Calls, the Investment Partnership’s right, title and interest in and to the security interest of the Investment Partnership related thereto);
(e)    borrow funds to make Designated Investments or to obtain working capital or to otherwise leverage the Investment Partnership’s assets through securitizations or the issuance of mortgage- or other asset-backed securities or preferred equity interests (so long as such securitizations, mortgage- or other asset-backed securities or preferred equity investments are issued by a Subsidiary created pursuant to Section 9.3(l);
(f)    guarantee liabilities of third parties or to provide interim financing as the General Partner deems necessary in connection with Designated Investments;
(g)    hold assets of the Investment Partnership in the name of one or more trustees, nominees, other agents or directly or indirectly through one or more entities owned in whole or in part directly or indirectly by the Investment Partnership;
(h)    maintain such insurance as the General Partner may deem appropriate to protect the assets and interests of the Investment Partnership and Indemnified Parties and to satisfy any contractual undertakings of the Investment Partnership;
(i)    establish reserves for any Investment Partnership purposes and to fund such reserves with any Investment Partnership assets or borrowed funds;
(j)    enter into arrangements for property management, development, legal, accounting, engineering, leasing, brokerage, consulting, appraisal, artisan, construction, repair or custodian services or for any other services in connection with the management and operation of the Investment Partnership and its Investments, including arrangements that provide for incentive compensation;
(k)    enter into transactions on behalf of the Investment Partnership with the General Partner or Affiliates of the General Partner for brokerage, investment banking, property management, leasing and other services customarily obtained from unaffiliated third parties; provided that (i) the terms of such transactions are on an arm’s-length basis and no less favorable than those that could be obtained from unaffiliated third parties; (ii) the terms and conditions of any such transaction must be embodied in a written contract that precisely describes the transaction; (iii) any indemnification provided to any such Affiliate(s) in connection with any such transaction may not be broader than the indemnification provided for the General Partner under this Agreement; and (iv) such transaction must be of the type undertaken by the Investment Partnership in the ordinary course of its business;
(l)    create one or more directly or indirectly held entities (each, a “Subsidiary”) to hold any assets of the Investment Partnership or for any other Investment Partnership purpose. The purpose of this provision is to allow the General Partner to invest capital contributed to the Investment Partnership through parallel or wholly owned limited liability companies, partnerships, corporations or trusts or other arrangements when the General Partner deems such arrangements to be appropriate to minimize taxes, comply with regulatory requirements, structure transactions so

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as to avoid the application of taxes or regulatory requirements, satisfy financing requirements (such as by creating “single purpose” “bankruptcy remote” entities with one or more unaffiliated members whose consent would be required for the property owner to seek protection under the U.S. Bankruptcy Code), or otherwise achieve a benefit for the Partners consistent with the purposes of the Investment Partnership (provided, however, that the overall governance and economic relationship, including allocations, distributions and rights of the Partners, are preserved). Any such arrangements shall preserve the governance and economic relationship of the General Partner and the Limited Partners such that, subject to the following sentence, the distribution to the Partners of Distributable Proceeds and any other amounts distributed from any Investment made through an entity in accordance with this Section 9.3(l) will be materially the same as would be the case if such amounts had been distributed pursuant to Section 8.1. The amounts available for distribution will be subject to reduction due to the incurrence of formation and operational expenses attributable to such entity. One or more such Subsidiaries may borrow or otherwise incur indebtedness;
(m)    form, own, invest in and/or acquire shares or interests in one or more entities; provided that if such an entity is an Affiliate of the General Partner then the criteria set forth above in Section 9.3(k) must be satisfied;
(n)    cause the Investment Partnership to be a venturer, partner, stockholder, member, holder of a beneficial interest or other participant or owner in a joint venture, partnership (whether limited or general), corporation, trust, limited liability company or other venture or enterprise;
(o)    prepay in whole or in part, refinance, recast, increase, modify or extend any liabilities affecting any Designated Investment (or any underlying assets) and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Designated Investments (or any underlying assets);
(p)    negotiate and execute any deed, lease, easement, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, joint venture agreement, certificate or other instrument in connection with the acquisition, holding, financing, development, construction, management, maintenance, operation, lease, pledge, sale or other disposition of a Designated Investment (or any underlying assets);
(q)    lend money or other assets of the Investment Partnership upon such terms and with (or without) such security as the General Partner shall deem appropriate in connection with any Investment;
(r)    distribute funds to the Partners in accordance with the provisions of this Agreement;
(s)    prepare and cause to be prepared reports, statements and other relevant information for distribution to the Partners;
(t)    incur and pay all expenses and obligations incident to the operation and management of the Investment Partnership;

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(u)    open accounts and deposit, maintain and withdraw funds in the name of the Investment Partnership in banks, savings and loan associations, brokerage firms or other financial institutions;
(v)    bring and defend actions and proceedings at law or equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise;
(w)    prepare and file all necessary returns and statements and pay all taxes, assessments and other impositions applicable to the assets of the Investment Partnership;
(x)    grant third parties an interest in the Designated Investments (or any underlying assets); and
(y)    act for and on behalf of the Investment Partnership in all matters incidental to the foregoing.
9.4    Investment Restrictions. The Investment Partnership intends to acquire and dispose of Designated Investments that are selected by the General Partner. The acquisition or disposition of any Designated Investment shall be subject to the prior review and approval of the Investment Committee.
9.5    Reliance by Third Parties; Authorized Signatories. Any contract, instrument or act of the General Partner on behalf of the Investment Partnership shall be conclusive evidence in favor of any third party dealing with the Investment Partnership that the General Partner has the authority, power, and right to execute and deliver such contract or instrument and to take such action on behalf of the Investment Partnership. This Section 9.5 shall not, however, be deemed to limit the liabilities and obligations of the General Partner as set forth in this Agreement.
9.6    Expense Reimbursement. The Investment Partnership shall be responsible for the following expenses:
(a)    all reasonable fees and out-of-pocket costs and expenses incurred in connection with the formation of the Investment Partnership (including all Subsidiaries of the Investment Partnership and any Alternative Investment Vehicles and/or Parallel Investment Vehicles) and any Feeder Funds and the General Partner, SAFANAD and FC and the consummation of the Closing, including travel, legal (excluding legal services provided by in-house attorneys), accounting and other expenses incurred in connection with the offer and sale of the interests of the Limited Partners (excluding any Placement Fees); provided, that the foregoing shall not include any out-of-pocket costs and expenses incurred by Feeder Funds other than formation expenses related to the same;
(b)    the charges and expenses of maintaining the Investment Partnership’s (and its Subsidiaries’) bank accounts or of any banks, custodians or depositories appointed for the safekeeping of the Interim Investments or other property of the Investment Partnership, including the costs of bookkeeping and accounting services;

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(c)    all reasonable third party out-of-pocket costs and expenses incurred in connection with the administration of the Investment Partnership;
(d)    all reasonable third party out-of-pocket costs and expenses incurred by the General Partner, any Affiliate of the General Partner or the Managers that are related to the Investment Partnership’s operations, including reasonable travel costs, fees and other out-of-pocket expenses directly related to the investigation of investment opportunities (whether or not consummated), the acquisition, ownership, management, financing, hedging or sale of its Investments, meetings with the Limited Partners, taxes, fees of auditors, outside counsel and outside consultants, insurance (except any liability insurance for unindemnifiable acts under this Agreement, other than insurance for negligence in Custodial Activities, which shall specifically be included as an expense of the Investment Partnership), litigation expenses, expenses associated with the preparation and distribution of reports to Partners, the costs of any third parties and, subject to Section 9.3(k), any Affiliate of the General Partner, retained to provide necessary services relating to the assets held by the Investment Partnership (including any services for servicing and special servicing of loans and management, construction, leasing and other property management services), and any extraordinary expenses related to providing the services required under this Agreement;
(e)    all third-party fees and third party out-of-pocket costs and expenses incurred (i) in connection with conducing an offering of equity interests in the Purchaser and (ii) to elect and maintain the Purchaser’s status as a REIT, including all REIT compliance costs;
(f)    all other reasonable out-of-pocket expenses not specifically provided for in this Section 9.6 which are incurred by the General Partner or an Affiliate of the General Partner or a Manager in connection with operating the Investment Partnership, or performing the duties of the General Partner under this Agreement, other than (i) office overhead of the General Partner and its Affiliates (including but not limited to rents and telecommunications expenses), and (ii) compensation of the General Partner’s employees and the employees of its Affiliates; and
(g)    the Investment Partnership shall reimburse SAFANAD or its Affiliates up to $25,000 per calendar year the Investment Partnership is in existence (without proration for partial years) for the cost of offshore structuring and compliance relating to the Investment Partnership with respect to the Investments, including but not limited to expenses relating to any Alternative Investment Funds, Parallel Investment Funds, Blocker Corporations and Feeder Funds in which or through which SAFANAD, its Affiliates, its co-investors or any investors organized by SAFANAD or its Affiliates invest in the Investment Partnership.
For the avoidance of doubt, the Investment Partnership shall not be responsible following the Closing for any costs and expenses not specifically enumerated in Sections 9.6(a) through Section 9.6(f) above. In particular, no costs or expenses incurred by any Partner, or any member, shareholder or partner of any Partner, in connection with the administration or operations of such Partner, including, without limitation, any taxes or fees required in order for such Partner to maintain good standing in its jurisdiction of organization, shall be paid or reimbursed by the Investment Partnership.

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To the extent that expenses to be borne by the Investment Partnership in accordance with this Section 9.6 are paid by the General Partner or either Manager, the Investment Partnership shall reimburse the General Partner or such Manager for such expenses.
9.7    Other Permitted Business.
(a)    The General Partner shall not engage independently or with others in business ventures of any nature or description other than the Investment Partnership, any Alternative Investment Vehicle or Parallel Investment Vehicle or Feeder Fund.
(b)    Except to the extent otherwise limited by this Agreement, the Limited Partners, Affiliates of the General Partner and the Managers may engage independently or with others in other business ventures, activities or investments of every nature and description, whether similar or dissimilar to those of the type included within the definition of Designated Investments or with investment objectives substantially similar to those of the Investment Partnership, including the rendering of advice or services of any kind to other investors and the making or management of other investments and serving as the general partner, manager or advisor of other public or private investment funds. For the avoidance of doubt, nothing in this Agreement shall prohibit the Limited Partners, Affiliates of the General Partner or the Managers from investing in (i) any ancillary healthcare companies (such as hospice, therapy or staffing services companies) irrespective of whether such companies own or operate any real property, (ii) any companies that operate Senior Healthcare Properties, (iii) debt or other financing instruments or (iv) any other healthcare related investment. Nothing in this Agreement shall be deemed to prohibit any Affiliate of the General Partner, a Manager or any Affiliate of a Manager or any Key Person from dealing or otherwise engaging in business with Persons transacting business with the Investment Partnership or any Subsidiary, or from providing services relating to the purchase, sale, financing, management, development or operation of assets of the type included within the definition of Designated Investments and receiving compensation therefor. Neither the Investment Partnership, any Subsidiary nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other business ventures, activities or investments or to the income or proceeds derived therefrom, and the pursuit of such business ventures, activities or investments shall not be deemed wrongful or improper.
9.8    General Partner Guarantees. The Limited Partners acknowledge that the General Partner or any Affiliate of the General Partner may decide in its sole discretion to provide a lender with a so-called “bad acts” or similar guaranty in connection with any Indebtedness the General Partner determines in good faith should be incurred for the benefit of the Investment Partnership or any Subsidiary, pursuant to which such guarantor would be personally liable for the respective Indebtedness upon the occurrence of certain acts (“Prohibited Acts”) (such as, by way of example only, the filing of a voluntary petition in bankruptcy on behalf of the Investment Partnership or any Subsidiary). If the General Partner or an Affiliate of the General Partner provides such a guarantee, then the General Partner is implicitly agreeing with the beneficiary of the guarantee (i.e., the lender) to not take the Prohibited Acts, even if the Prohibited Acts would help forestall the lender’s exercise of remedies. The Limited Partners agree that in such a case, (i) neither the General Partner nor any Affiliate of the General Partner will have any liability to the Investment Partnership or any Subsidiary

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or any Limited Partner solely for failing to take or for failing to cause the Investment Partnership or any Subsidiary to take any such Prohibited Acts, except to the extent the General Partner’s failure to take or failure to cause the Investment Partnership or such Subsidiary to take such Prohibited Acts (a) constitutes fraud, gross negligence or willful misconduct of the General Partner; (b) was committed in bad faith; or (c) was the result of active, knowing and deliberate dishonesty on the part of the General Partner; and (ii) solely failing to file for bankruptcy will not constitute conduct described in clauses (a), (b) or (c) above. Notwithstanding anything to the contrary, in no event will any Partner or any constituent member or Affiliate of any Partner have any obligation to provide any guarantee to a third party.
9.9    Key Person Event.
(a)    Vincent T. Pica, II, Mark Benn, Ziad Dannaoui, Brian Beckwith, Steven Fishman and Arnold Whitman each shall each be deemed a “Key Person.” If, at any time, more than three of the Key Persons cease (including as a result of death or disability) to devote a substantial portion of their working time, either on behalf of the General Partner, the Managers or any other Affiliate of the General Partner, on the management and operation of FC or its Affiliates or SAFANAD or its Affiliates (as applicable) or the Investment Partnership (including as a result of death or disability) and such persons are not replaced by successors satisfactory to the Limited Partners holding more than two-thirds (66 2/3%) of the Limited Partner interests (such successors shall thereafter be considered Key Persons), such that there are at least three key persons devoting their time as described above, then such event shall be deemed to be a “Key Person Event.” Upon the occurrence of a Key Person Event, the General Partner shall promptly give notice to the Limited Partners of the Key Person Event. If the Limited Partners representing more than two-thirds (66 2/3%) of the Percentage Interests of all Voting Limited Partners vote to suspend future Capital Calls, then the General Partner’s right to make Capital Calls shall be suspended (the “Suspension Period”) and shall not resume until Limited Partners representing more than two-thirds (66 2/3%) of the Percentage Interests of all Voting Limited Partners approve replacements for such Key Persons or vote to reinstate the General Partner’s ability to make Capital Calls. Notwithstanding anything to the contrary, during a Suspension Period, Capital Calls may be made for the purpose of (x) funding Investments with respect to which the Investment Partnership has entered into a letter of intent or other commitment to purchase prior to such suspension of Capital Calls; and (y) paying the expenses of the Investment Partnership (other than the Investment Partnership Management Fee) in connection with Designated Investments made prior to such suspension of Capital Calls.
(b)    The Key Persons shall, collectively, devote a sufficient portion of their working time on the management and operation of FC or its Affiliates or SAFANAD or its Affiliates (as applicable) or the Investment Partnership, either on behalf of the General Partner, the Managers or any other Affiliate of the General Partner, as they in good faith deem appropriate to manage the business of FC or its Affiliates or SAFANAD or its Affiliates (as applicable) or the Investment Partnership.

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9.10    ERISA Matters.
(a)    The General Partner shall use its commercially reasonable efforts to conduct the affairs and operations of the Investment Partnership such that the assets of the Investment Partnership will not constitute Plan Assets of any ERISA Partner.
(b)    If, at any time on or after the Investment Partnership’s first Investment, the General Partner determines that “benefit plan investors” (within the meaning of Section 3(42) of ERISA) hold twenty five percent (25%) or more of the total value of any class of equity interest in the Investment Partnership (as determined in accordance with Section 3(42) of ERISA), the General Partner shall (i) promptly notify each ERISA Partner of such determination and (ii) within fifteen (15) Business Days following delivery of such notification, prepare and deliver to each ERISA Partner a certification that the Investment Partnership qualifies as a “venture capital operating company” or a “real estate operating company” (within the meaning of the Plan Asset Regulations) or notify each ERISA Partner that it is unable to do so.
(c)    If the General Partner is unable to provide the certification described in clause (ii) of Section 9.10(b) or an ERISA Partner delivers to the General Partner an opinion of counsel to the effect that there is a reasonable likelihood that the assets of the Investment Partnership constitute Plan Assets, the General Partner shall promptly provide each ERISA Partner with a notice to the effect that the same has occurred, and each ERISA Partner shall, with the consent of the General Partner, have the opportunity to withdraw from the Investment Partnership by providing written notice (a “ERISA Withdrawal Notice”) to the General Partner within ten (10) Business Days after obtaining the General Partner’s notice. The withdrawal of ERISA Partners electing to withdraw under this Section 9.10(c) shall be effected as of the last day of the Fiscal Quarter of the Investment Partnership during which the ERISA Withdrawal Notice is delivered (the “ERISA Withdrawal Date”), and such withdrawing ERISA Partner shall no longer be a Partner of the Investment Partnership as of such ERISA Withdrawal Date. If a partial withdrawal would be sufficient to prevent the assets of the Investment Partnership from constituting Plan Assets, an ERISA Partner may, with the consent of the General Partner, elect to withdraw only a portion of the ERISA Partner’s interest in the Investment Partnership.
(d)    Each ERISA Partner requesting withdrawal, in whole or in part, from the Investment Partnership shall not be required to make any Capital Contributions in respect of the withdrawn interest following the date of the General Partner’s receipt of the ERISA Withdrawal Notice.
(e)    The General Partner shall, subject to its consent, make a liquidating distribution to each ERISA Partner requesting withdrawal from the Investment Partnership, in each case, for an amount equal to the then Estimated Equity Interest Value of such ERISA Partner (provided that in the case of a partial withdrawal, the then Estimated Equity Interest Value of such ERISA Partner shall be calculated as if such ERISA Partner’s interest in the Investment Partnership consisted solely of the portion of its interest that is being withdrawn), out of available cash for such purposes, as soon as reasonably practicable following the ERISA Withdrawal Date, but the Investment Partnership shall not have any specific obligations to take any particular action (such as liquidating Investments or incurring Indebtedness) to satisfy such withdrawal request. No

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approval of or consultation with the Limited Partners shall be required prior to the making of such distribution. If, after ninety (90) days following the ERISA Withdrawal Date, a withdrawing ERISA Partner has not yet received full payment of the amount of its Estimated Equity Interest Value, payment of the unpaid amount shall be made by delivery to such ERISA Partner of a promissory note made by the Investment Partnership bearing interest at a rate of eight percent (8%) per annum, compounded annually, payable in cash no later than twenty-four (24) months from the ERISA Withdrawal Date.
(f)    Upon the withdrawal of any ERISA Partner from the Investment Partnership pursuant to this Section 9.10, the Partners (including the withdrawing ERISA Partner(s)) shall enter into an amendment to this Agreement reflecting such withdrawal and amending such provisions of this Agreement, including the provisions regarding allocations and distributions during the term of the Investment Partnership and upon its dissolution, as may be appropriate so that the intent, spirit, operation and effect of such allocation, distribution and other provisions shall, to the maximum extent possible, be preserved after taking into account the withdrawal of such ERISA Partner(s). As promptly as practicable following the ERISA Withdrawal Date, the General Partner shall, where necessary, file and record any required amendment to the Certificate of Limited Partnership of the Investment Partnership to reflect such withdrawal.
(g)    Each investor that is a “benefit plan investor” within the meaning of Section 3(42) of ERISA, by making a capital contribution to a Feeder Fund of which the underlying assets are deemed to constitute Plan Assets of such investor, (a) shall be deemed to direct the general partner (or similar managing entity) of such Feeder Fund to invest the amount of such capital contribution in the Investment Partnership and/or pay any related costs with such capital contribution and (b) will acknowledge that during any period when the underlying assets of such Feeder Fund are deemed to constitute Plan Assets, the general partner (or similar managing entity) of such Feeder Fund will act as a custodian with respect to the assets of such investor, but is not intended to be a fiduciary with respect to the assets of such investor for purposes of ERISA or Section 4975 of the Code.
9.11    Excess Conditions. Certain Limited Partners may have limitations on the percentage ownership interest in the Investment Partnership (including, indirectly, its Subsidiaries) they may hold, individually or collectively with other Limited Partners similarly situated (any such ownership interest in excess of such limits shall be referred to as an “Excess Condition”). The General Partner in its sole discretion may permit any such Limited Partner, following the occurrence of an Excess Condition, to withdraw a portion of its interest in the Investment Partnership, or may make other arrangements with the Limited Partner to reduce its interest in the Investment Partnership, in each case to the extent necessary to alleviate the Excess Condition. Notwithstanding the foregoing, the General Partner will use reasonable efforts to not permit an Excess Condition to occur that would result in any such withdrawal or other reduction by an affected Limited Partner.

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ARTICLE X
NO REGISTRATION AS A BROKER, DEALER OR INVESTMENT ADVISOR
10.1    No Registration or Recommendation. In no event shall the Investment Partnership, the General Partner, the Managers nor any of their Affiliates be required to (i) register as a “broker” or “dealer” under the Securities Exchange Act of 1934, as amended, or any similar state securities law, or as an investment advisor under the Investment Advisors Act of 1940, as amended, or any similar state securities law, as a result of its actions under this ARTICLE X; or (ii) take action under this ARTICLE X if any such registration would be required solely as a result thereof. No offer by the Investment Partnership pursuant to this ARTICLE X shall be deemed to be a recommendation to purchase any specific securities or as to the suitability of any such purchase for any Limited Partner.
ARTICLE XI
INDEMNIFICATION
11.1    Exculpation. Neither the General Partner, the Managers, any Affiliate of the General Partner or the Managers, any member of the Investment Committee, nor any principal, heir, executor, administrator, partner, member, stockholder, employee, employer, officer, director, manager, agent, successor or assign of any of the foregoing (including any Person who serves at the request of the General Partner as a director, officer, manager, partner, member, employee or agent of another entity in which the Investment Partnership has an interest as a security holder, creditor or otherwise) (each an “Indemnified Party”) shall have any liability to the Investment Partnership, any Subsidiary, any Limited Partner or any Feeder Fund Investor for any loss suffered by the Investment Partnership, any Subsidiary, any Limited Partner or any Feeder Fund Investor as a result of any act or omission on behalf of the Investment Partnership or otherwise taken or omitted in connection with providing services to the Investment Partnership or any Subsidiary, or the performance of the General Partner’s duties under this Agreement or the Managers’ duties under the Investment Management Agreements, unless such action or inaction constitutes fraud, gross negligence (or, with respect to Custodial Activities, negligence), bad faith or willful misconduct of such Indemnified Party.
11.2    Indemnification. Subject to the limitations contained in this Section 11.2, the Investment Partnership shall indemnify each Indemnified Party against all losses, liabilities, damages and expenses incurred by such Indemnified Party as a result of any actions or omissions taken or omitted in connection with providing services to the Investment Partnership or any Subsidiary, or the performance of the General Partner’s duties under this Agreement or the Managers’ duties under the Investment Management Agreements or by reason of any action or omission taken or omitted on behalf of the Investment Partnership or any Subsidiary. Such indemnity shall cover, without implied limitation, judgments, settlements, fines, penalties and counsel fees and expenses reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before or threatened to be brought before any court, administrative body, arbitrator, mediator or other dispute resolution process, in which an Indemnified Party may be or may have been involved as a party or otherwise, or with which it may have been

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threatened, by reason of any act or omission on behalf of the Investment Partnership or otherwise taken or omitted in connection with providing services to the Investment Partnership or any Subsidiary, or the performance of the General Partner’s duties under this Agreement or the Managers’ duties under the Investment Management Agreements; provided, however, that an Indemnified Party shall not be entitled to indemnification pursuant to this Section 11.2 with respect to any matter as to which such Indemnified Party shall have been finally adjudicated (without any further right of appeal or further proceeding) in any such action, suit or other proceeding, or otherwise by a court of competent jurisdiction or before any administrative body, arbitrator, mediator, or otherwise including in any action, suit or other proceeding commenced by any Limited Partner or any Feeder Fund Investor to have committed an act or omission constituting fraud, gross negligence (or, with respect to Custodial Activities, negligence), bad faith or willful misconduct. The right of indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which any Indemnified Party may be entitled and nothing contained in this Section 11.2 shall limit any lawful rights to indemnification existing independently of this Section 11.2.
11.3    Payment of Indemnification Expenses. Prior to the final disposition of any claim or proceeding with respect to which any Indemnified Party may be entitled to indemnification hereunder, at the direction of the General Partner, the Investment Partnership shall pay to the Indemnified Party an amount equal to all expenses of said Indemnified Party reasonably incurred in the defense of said claim or proceeding, in advance of such final disposition and as such expenses are incurred, so long as the Investment Partnership has received a written undertaking of said Indemnified Party to repay to the Investment Partnership the amount so advanced if it shall be finally adjudicated by a court of competent jurisdiction (without any further right of appeal therefrom) that said Indemnified Party was not entitled to indemnification hereunder. Upon making full payment to an Indemnified Party for any indemnification claim hereunder, if the Indemnified Party has no continuing liability with respect to any claim or proceeding with respect to which such Indemnified Party may be entitled to indemnification hereunder, then the Investment Partnership shall be subrogated to the extent of such payment to any rights which the Indemnified Party may have to receive indemnification payments from other Persons with respect to the subject matter underlying such indemnification claim.
ARTICLE XII
TRANSFERS OF LIMITED PARTNERSHIP INTERESTS
12.1    Assignability of Interests.
(a)    Except as specifically provided by this Agreement (including, for the avoidance of doubt, as provided in Section 3.12(b) hereof), the Equity Interest of a Limited Partner or a Special Limited Partner may not be directly or indirectly sold, assigned, pledged, hypothecated or otherwise transferred (each such transaction being herein called a “Transfer”) in whole or in part without the prior written consent of the General Partner, which may be withheld in its sole and absolute discretion (and if the General Partner or the Investment Partnership is required to obtain the consent of any lender to the Investment Partnership or a Subsidiary, the General Partner shall refuse to grant such consent absent any required consent of such lender). In addition, no Limited

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Partner nor any Special Limited Partner may assign, pledge, hypothecate or otherwise transfer in whole or part its interest in the Investment Partnership without providing to the General Partner such evidence as the General Partner may reasonably require, including an opinion of a nationally recognized counsel (which in the General Partner’s sole discretion may be a Partner’s in-house counsel), such counsel having expertise in the subject matter of such opinion, if so required, that the assignment or transfer will not:
(i)    jeopardize the status of the Investment Partnership as a partnership for United States federal income tax purposes or result in a termination of the Investment Partnership under the Code;
(ii)    cause the Investment Partnership to be taxed as a corporation under Code Section 7704;
(iii)    cause a violation of Section 3.12(a);
(iv)    cause a dissolution of the Investment Partnership under the Act;
(v)    cause the Investment Partnership’s assets to be deemed to be Plan Assets;
(vi)    cause the Investment Partnership to be an “investment company” within the meaning of the 40 Act;
(vii)    violate, or cause the Investment Partnership to violate, any applicable law or regulation, including any applicable federal or state securities laws; or
(viii)    cause the Investment Partnership or any Partner to be in violation of any contract, financing or other obligation legally binding upon any of them or otherwise cause the Investment Partnership or any Partner to suffer any material adverse consequence, including any mandatory prepayment obligations under any financing, which, in each case, has been identified by the General Partner, based on the advice of counsel, as a violation or adverse consequence likely to occur as a result of such assignment or transfer.
(b)    In addition, no assignment, other than pursuant to Section 3.12(b) or Section 12.2, shall be permitted if, at the time of such assignment, the assigning Limited Partner is in default of its obligations under this Agreement. No assignment shall be binding upon the Investment Partnership until the General Partner receives an executed copy of an assignment and assumption agreement, which shall be in form and substance reasonably satisfactory to the General Partner, and, other than in the case of an assignment pursuant to Section 3.12(b), until such assignment is approved by the General Partner pursuant to this Section 12.1. Notwithstanding the assignment of all or any portion of a Partner’s Equity Interest in the Investment Partnership, other than in the case of an assignment pursuant to Section 3.12(b), the assignment of an economic interest in the Investment Partnership shall not entitle the assignee to be admitted as a substitute Limited Partner other than pursuant to Section 12.2.

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(c)    Each Limited Partner agrees that it will pay all reasonable expenses, including attorneys’ fees and disbursements, incurred by the Investment Partnership in connection with the assignment of an Equity Interest of such Limited Partner.
(d)    Notwithstanding the provisions of Section 12.1(a), the General Partner will not unreasonably withhold its consent to any Transfer of Equity Interests by a Limited Partner to an estate planning trust or similar estate planning vehicle for the benefit of the persons in such Limited Partner’s Family Members; provided that all of the other conditions set forth in Section 12.1(a) are satisfied.
(e)    Notwithstanding the provisions of Section 12.1(a), the General Partner shall consent to any Transfer of Equity Interests by SAFANAD or FC or a respective Affiliate thereof (or, in the case of FC, NorthStar or its Affiliates) to another Affiliate of SAFANAD or FC (or, in the case of FC, NorthStar or its Affiliates), as applicable; provided that all of the other conditions set forth in Section 12.1(a) and Section 3.12(a) are satisfied.
(f)    Notwithstanding any provision contained in this Agreement to the contrary, FC hereby acknowledges and agrees that with respect to FC: (A) subject to Section 7.05 of the FC LLC Agreement pursuant to which FC Member may be removed as the Managing Member of FC, the FC Management Team shall at all times possess sole control of the policies and management of FC, and be responsible for the day-to-day management of the same; (B) the FC Management Team and/or employees of Formation Capital LLC, shall at all times beneficially own, directly or indirectly, at least five percent (5%) of the equity and other ownership interests in FC and (C) FC Member, shall at all times beneficially own, directly or indirectly, at least twenty percent (20%) of the equity and other ownership interests in FC, or such lesser percentage as a result of NorthStar exercising its rights to make additional capital contributions to FC. FC shall provide prior written notice to the General Partner and SAFANAD of any decrease in FC Member’s beneficial ownership of FC.
(g)    Notwithstanding any provision contained in this Agreement to the contrary, except as otherwise set forth in Section 3.12(a), any Transfer of Equity Interests in NorthStar shall require the consent of SAFANAD, such consent not to be unreasonably withheld; provided, however, that it shall not be unreasonable for SAFANAD to withhold such consent if after giving effect to such Transfer of Equity Interests in NorthStar will result in Purchaser no longer being able to maintain the status of a domestically controlled qualified investment entity; provided, further that subject to Section 3.12, the consent of SAFANAD shall not be required for (i) any Transfer of all or a portion of NorthStar’s Equity Interests to any entity in which the managing member, general partner or similar governing body is, directly or indirectly, Controlled by or under common Control with NHI or any Affiliate thereof, or any Person Controlled by, NorthStar Asset Management Group Inc. or any of its Affiliates (any of the foregoing permitted NorthStar transferees or pledgees being referred to herein as a “Permitted NorthStar Member Affiliate”); (ii) any indirect Transfer of Equity Interests in NorthStar as to any Person among the existing holders of the partnership, limited liability company, stock or other legal or beneficial ownership interests in such Person or as to any other Person so long as, after giving effect to such indirect Transfer, NorthStar is, directly or indirectly, Controlled by a Permitted NorthStar Member Affiliate; (iii) the Transfer by the direct or

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indirect members, partners, shareholders or other beneficial owners of NorthStar of any of their respective direct or indirect beneficial ownership Equity Interests in NorthStar among themselves; or (iv) (x) any Transfer of direct or indirect ownership interests in NHI or NorthStar HealthCare Operating Partnership, LP, or (y) a Transfer as part of a merger, consolidation, spin off, sale of all or substantially all of the assets of, or similar transaction involving NHI or NorthStar HealthCare Operating Partnership, LP; provided, that other than in the case of Transfers described in the foregoing clause (iv)(x) to the extent such Transfer does not relate to a Controlling interest therein, the NorthStar Member shall provide ten (10) days prior written notice of such Transfers (including relevant identity information with respect to the transferee to ensure such Transfer does not require any advance notice to governmental authorities) unless a longer time period is required to address regulatory requirements in which case the NorthStar Member shall provide sufficient notice to address the same. To the extent a Transfer under the foregoing clause (iv)(y) occurs as a result of which the NorthStar Member is no longer Controlled (directly or indirectly through another entity or entities) by NorthStar Asset Management Group Inc. or any of its Affiliates, the NorthStar Member shall provide notice to the Members concurrent with the consummation of the same and in which case, following the expiration of the Lockout Period, SAFANAD and the FC Member shall have a one-time right (which right may be triggered either by SAFANAD or the FC Member, but no event may the same be triggered more than once) to trigger the sale process as described in, and in accordance with, Section 12.4. The FC Member shall be an express third-party beneficiary of this Section 12.1(g).
12.2    Substitute Limited Partners. Except for a Transfer pursuant to Section 3.12(b), a person that acquires an economic interest in the Investment Partnership by assignment from a Limited Partner in accordance with the provisions of Section 12.1 may only be admitted to the Investment Partnership as a substitute Limited Partner with the consent of the General Partner, which may be withheld in its sole and absolute discretion. The admission of an assignee as a substitute Limited Partner shall in all events be conditioned upon the assignee’s written assumption, in form and substance reasonably satisfactory to the General Partner, of all obligations of the assigning Limited Partner and execution of an instrument reasonably satisfactory to the General Partner whereby such assignee becomes a party to this Agreement as a Limited Partner.
12.3    Fund Transfer.
(a)    FC may at any time, transfer the Limited Partnership and Special Limited Partnership interests held by it to a real estate investment trust (“REIT”) or other fund organized by one or more Affiliates of FC in which portfolios of real properties owned by Affiliates of FC are to be combined (a “Fund”). The parties acknowledge that any such REIT or Fund may thereafter be subject to an initial public offering or other capital transaction pursuant to which FC or its Affiliates no longer own a majority of the interests in or control such REIT or Fund. It shall not be a condition precedent to any such transfer that FC or its Affiliates own a majority of the equity interests in or control such REIT or Fund at the time of the contribution or thereafter. In the event that FC wishes to contribute their interests to any such REIT or Fund, FC shall, no less than thirty (30) days prior to the anticipated date for such contribution deliver to the General Partner a written offer pursuant to which the Investment Partnership may contribute all of its interests in the Investments to such REIT or Fund and exchange the equity interests in the Subsidiaries of the

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Investment Partnership for equity interests in such REIT or Fund. In the event that the Investment Committee approves the contribution of the equity interests held by the Investment Partnership to the REIT or Fund, such contribution shall be made on substantially the same economic terms and conditions as those offered to FC. Following such contribution, this Agreement and the organizational documents of the General Partner shall be amended as may be reasonably required in order to reflect the voting and other control rights that were afforded to the Investment Partnership in connection with such contribution and each Limited Partner, each Special Limited Partner and the General Partner agrees to execute and deliver such revised documents recommended by the Investment Committee.
(b)    If (i) the Investment Committee approves a contribution of the equity interests in accordance with Section 12.3(a), and the REIT or Fund proposes to undertake an initial public offering (an “IPO”) and (ii) the IPO is an underwritten offering and the managing underwriters advise the REIT or Fund in writing that in their opinion the REIT’s or Fund’s capital structure will adversely affect the marketability of the offering, each holder of Limited Partner or Special Limited Partner interests will consent to and vote for a recapitalization, reorganization and/or exchange of the existing equity interests of the Investment Partnership in the REIT or Fund into securities that the managing underwriters and the Investment Committee find acceptable and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization or exchange; provided that (i) the resultant securities reflect and are generally and reasonably consistent with the economic rights, benefits and preferences set forth in this Agreement with respect to the Limited Partners and Special Limited Partners as in effect immediately prior to such IPO and (ii) SAFANAD has notified FC in writing that such recapitalization, reorganization and/or exchange would not have a material adverse tax impact on SAFANAD or on its direct or indirect investors. In the case of any contribution approved by the Investment Committee, the provisions of this Section 12.3 and all references to the defined term “IPO” in this Agreement will apply, mutatis mutandis, to any initial public offering and sale of any common stock of any Subsidiary of the Investment Partnership and the liquidation of the Investment Partnership into any such Subsidiary in connection therewith, as approved by the Investment Committee.
12.4    Sale of Interests in Purchaser.
(a)    Subject to Section 12.4(f), any sale of the Purchaser by the Investment Partnership during the Lockout Period shall require the consent of the General Partner.  At any time after the expiration of the Lockout Period, SAFANAD may notify FC of its desire to cause the Investment Partnership to sell the Purchaser. After receipt of such notice (each, a “Liquidity Notice”) from SAFANAD, SAFANAD and FC shall negotiate in good faith for a period of either (x) six (6) months from the date of the Liquidity Notice, or (y) three (3) months from the date of the Liquidity Notice if SAFANAD delivers a Liquidity Notice at any time following the 48 month anniversary of the Closing (the “Negotiation Period”) to determine whether the Investment Partnership should sell the Purchaser. SAFANAD may not deliver more than one Liquidity Notice during any consecutive 12-month period (the “Liquidity Notice Limitation”).
(b)    If upon the expiration of the Negotiation Period FC and SAFANAD have not determined whether the Investment Partnership should sell the Purchaser and SAFANAD still

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desires to cause the Investment Partnership to sell the Purchaser, SAFANAD shall have the right to cause the Investment Partnership to obtain an appraisal from an independent qualified third party appraiser reasonably acceptable to FC and SAFANAD of the fair market value of the Purchaser (such fair market value determination, the “Price”). The fair market value of the Purchaser shall be the price at which the Purchaser and/or all of its Investments could be sold at such time of determination in an open and unrestricted market between informed and reasonable non-Affiliated parties acting at arms’ length and under no compulsion to act. Subject to the foregoing, the appraiser may take into consideration such additional factors as he or she determines to be relevant to the determination of the fair market value. The appraiser shall be required to deliver a report setting forth its determination of the fair market value in writing to each of FC and SAFANAD within thirty (30) days following the appointment of such appraiser. For the purposes of determining the fair market value, the appraiser shall have access to all books and records of the Purchaser that are relevant to its value. The General Partner shall cooperate with the appraiser for such purpose and provide all information and documents reasonably requested by the appraiser.
(c)    Within no later than fifteen (15) days following receipt of such appraisal, SAFANAD may, by written notice to FC (the “Post-Valuation Liquidity Notice”), elect to either (x) not cause the Investment Partnership to sell the Purchaser or (y) cause the Investment Partnership to sell the Purchaser for an amount at least equal to the Price.  If SAFANAD elects to not cause the Investment Partnership to sell the Purchaser, SAFANAD shall continue to have the right, subject to the Liquidity Notice Limitation, to submit a new Liquidity Notice. If SAFANAD determines that it desires to cause the Investment Partnership to sell the Purchaser for an amount equal to the Price, FC, or, Formation and/or NorthStar, shall have the right to purchase (the “Purchase Right”) SAFANAD’s indirect interest in the Purchaser (the “SAFANAD Interest”) for an amount equal to the net proceeds (the “SAFANAD Interest Price”) that would be distributed to SAFANAD and SAFANAD SLP pursuant to Section 16.2 in the event the Purchaser were sold for an amount at least equal to the Price, after deducting reasonable and customary costs and expenses expected to be incurred in connection with such sale (such as, by way of example only, transfer taxes) and repayment of any Indebtedness to which the Purchaser and/or any of its Subsidiaries may be subject.  Either FC, or Formation and/or NorthStar, shall be entitled to exercise the Purchase Right on behalf of FC by providing (x) written notice (each, an “Election Notice”), no later than thirty (30) days following the receipt the Sale Notice, to the General Partner, each Limited Partner and NorthStar stating that the applicable party (each, an “Interest Purchaser”) desires to acquire SAFANAD’s Interest, and (y) a non-refundable deposit (the “Interest Purchase Deposit”) in an amount equal to five percent (5%) of the SAFANAD Interest Price to be deposited with a mutually acceptable escrow agent. Upon exercise of the Purchase Right by one or more Interest Purchasers SAFANAD will sell the SAFANAD Interest to the applicable Interest Purchaser in accordance with the terms hereof. If both Formation and NorthStar desire to exercise the Purchase Right, then the SAFANAD Interest shall be acquired and allocated, pro rata between Formation and NorthStar based on their respective ownership interests in FC. If only one of Formation or NorthStar desire to exercise the Purchase Right but not both, then the electing party may only be an Interest Purchaser if it acquires all of the SAFANAD Interest.
(d)    If none of FC, Formation or NorthStar exercises the Purchase Right, then SAFANAD shall be permitted to cause the Investment Partnership to sell the Purchaser pursuant

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to a customary sale process, and customary sale contract, reasonably acceptable to SAFANAD and FC for a cash amount equal to or greater than the Price but only if such sale is consummated within 180 days following FC’s (or Formation and NorthStar, if applicable) election to not exercise, or failure to exercise, the Purchase Right.
(e)    The closing of the sale of the SAFANAD Interest to the Interest Purchaser(s) shall occur on the one hundred twentieth (120th) day following delivery of the last Election Notice, or such later date as may be required in order to obtain necessary regulatory or third party approvals (the “Interest Closing Date”). On the Interest Closing Date, the Interest Purchaser(s) shall purchase from SAFANAD and SAFANAD shall sell to the Interest Purchaser(s) the SAFANAD Interest for the SAFANAD Interest Price, subject to the further terms and conditions hereof. Time shall be of the essence with respect to the parties’ obligation to close the purchase of the SAFANAD Interest on the scheduled Interest Closing Date. On the Interest Closing Date:
(i)    SAFANAD and the Interest Purchaser(s) shall deliver to one another one or more duly executed and acknowledged instrument(s) of assignment and related documentation conveying the SAFANAD Interest to the applicable Interest Purchaser free and clear of all liens and encumbrances, which instrument shall contain customary provisions, reasonably acceptable to SAFANAD and the Interest Purchaser(s), including: (A) surviving representations concerning due organization and authority of SAFANAD and the absence of liens and encumbrances on the SAFANAD Interest, (B) a provision indemnifying and holding the applicable Interest Purchaser harmless from certain loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation, subject to customary limitations, (C) a mutual release by SAFANAD, FC, NorthStar, the Investment Partnership, the General Partner of all claims arising from or relating to the ownership of SAFANAD’s ownership of the Investment Partnership and the operation of the General Partner, the Investment Partnership and their respective Subsidiaries on or prior to the Interest Closing Date, (D) an agreement that the Investment Partnership Agreement and SAFANAD or its Affiliate’s right to receive any Incentive Distributions or other fees from the Investment Partnership hereunder shall terminate as of the Interest Closing Date without further liability to the Investment Partnership, the Interest Purchaser or their respective Affiliates and (E) confidentiality obligations similar to the obligations set forth in Section 14.3(a);
(ii)    the Interest Purchaser(s) shall pay the SAFANAD Interest Price, net of the Interest Purchase Deposit (as adjusted by the credits and apportionments herein set forth) to SAFANAD in immediately available funds;
(iii)    the Investment Partnership accountants shall close the books of the Investment Partnership as of the Interest Closing Date, and all items of revenue and expense which are customarily apportioned in the sale of properties comparable to the Properties and/or Investments shall be apportioned between SAFANAD and the Interest Purchaser(s) as of 11:59 p.m. on the day preceding the Interest Closing Date in accordance with the customs and practices usual in similar transactions in proportion to their respective shares of Distributable Proceeds for the then current calendar period;

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(iv)    notwithstanding Section 7.2, net profit and net loss (and other items referred to in Section 7.2) attributable to the SAFANAD Interest for the taxable year of the sale shall be allocated between SAFANAD and the Interest Purchaser(s) by closing the books of the Investment Partnership as of the Interest Closing Date, unless otherwise agreed to by SAFANAD and the Interest Purchaser(s);
(v)    Distributable Proceeds up to (but not including) the Interest Closing Date shall be distributed in accordance with the provisions of Section 8.1;
(vi)    the SAFANAD Interest Price shall be (A) increased by the aggregate amount of all Capital Contributions and Priority Loans (and accrued and unpaid return thereon) made by SAFANAD on account of the SAFANAD Interest in the period between the date of the Election Notice and the Interest Closing Date and (B) decreased by any Distributable Proceeds distributed to SAFANAD pursuant to Section 8.1 (including in repayment of any Priority Loans made by SAFANAD) or tax distributions pursuant to Section 8.2 on account of the SAFANAD Interest during such period;
(vii)    SAFANAD and the Interest Purchaser(s) shall each pay a portion of the transfer, stamp or similar taxes due in connection with the conveyance of the SAFANAD Interest in such allocations as is customary in the applicable jurisdiction where such transfer, stamp or similar taxes may be due;
(viii)    SAFANAD shall discharge of record all liens and encumbrances affecting the SAFANAD Interest, and if SAFANAD fails to do so, the Interest Purchaser(s) may use any portion of the SAFANAD Interest Price to pay and discharge any such liens and encumbrances and any related expenses and adjourn the Interest Closing Date for such period as may be necessary for such purpose; and
(ix)    the Partners shall execute all amendments to fictitious name, limited partnership or similar certificates necessary to reflect the withdrawal of SAFANAD from the Investment Partnership, the admission of any new Partner to the Investment Partnership, if applicable, or as may otherwise be required by law.
(f)    If SAFANAD shall default in its obligation to close the sale of the SAFANAD Interest on the Interest Closing Date, then SAFANAD shall no longer be entitled to deliver any Liquidity Notices, and the Interest Purchaser(s) shall be entitled to retain the Interest Purchase Deposit and pursue its or their respective rights and remedies under this Agreement, seek specific performance of SAFANAD’s obligations or pursue its remedies at law or in equity, all of which rights and remedies shall be cumulative and nonexclusive. If Interest Purchaser(s) shall default in its or their respective obligation to close the purchase of the SAFANAD Interest on the Interest Closing Date, then SAFANAD shall be entitled to retain the Interest Purchase Deposit and pursue its rights and remedies under this Agreement and may thereafter cause the Investment Partnership to sell the Purchaser to any unrelated third party pursuant to Section 12.4(d).
(g)    It is acknowledged and agreed by the Partners and NorthStar that, other than as set forth in Section 3.12, the foregoing shall not restrict the transferability of interests in the

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Purchaser and that in order to maintain the status of the Purchaser as a REIT, the interests in Purchaser shall be freely transferable.
(h)    NorthStar shall be an express third-party beneficiary of this Section 12.4.
(i)    To the extent a Transfer occurs as described in Section 12.1(g)(iv)(y), the FC Member shall be entitled to exercise the rights set forth under this Section 12.4. The FC Member shall be an express third-party beneficiary of this Section 12.4.
12.5    Obligations of Assignee. Any assignee of the interest of a Limited Partner in the Investment Partnership, irrespective of whether such assignee has accepted and adopted in writing the terms and provisions of this Agreement or been admitted as a substituted Limited Partner, shall be deemed by the acceptance of such assignment to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its assignor.
12.6    Allocation of Distributions Between Assignor and Assignee. Upon the permitted assignment of an interest in the Investment Partnership pursuant to this ARTICLE XII, distributions pursuant to ARTICLE XII shall be made to the Person owning the interest in the Investment Partnership at the date of distribution, unless the assignor and assignee otherwise agree and direct the General Partner in a written statement signed by both. Subject to Section 13.2, any reference in this Agreement to the Capital Contributions of a Partner who is an assignee of all or a portion of an Equity Interest shall include the Capital Contributions of the assignor (or a pro rata portion thereof in the case of an assignment of less than the entire Equity Interest of the assignor).
12.7    Limited Partner Withdrawal Rights. Except as otherwise provided in this Section 12.7 or Section 9.10 and subject to the following sentence, no Limited Partner shall be permitted to withdraw profits, gains or capital from the Investment Partnership prior to liquidation without the prior written approval of the General Partner, which approval may be withheld for any reason or no reason, including if the General Partner does not believe that such withdrawal is in the best interests of the Investment Partnership or the other Limited Partners, whether because of the cash position of the Investment Partnership, the undesirability of liquidating any of the Investments of the Investment Partnership, the applicability of any laws, rules or regulations, or otherwise. Partial withdrawals of profits, gains or capital with respect to a Partner’s Capital Contributions shall not be permitted and a Partner desiring to withdraw must withdraw its entire interest relating to its Capital Contributions.
12.8    Limited Partner Liability. Each Limited Partner shall be liable to the other Partners in the event that a Transfer of such Limited Partner’s Equity Interest, or a Transfer of any of the interests in the entity or entities of which it is composed, without the prior consent of the General Partner or which is otherwise not permitted pursuant to the terms of this Agreement, including any Transfer of economic or beneficial interest resulting from any reorganization or restructuring of the entity or entities of which it is composed, causes the Investment Partnership to be deemed an investment company for purposes of the 40 Act or causes a violation of the USA PATRIOT Act, U.S. Executive Order 13224 or other anti-money laundering legislation or regulation, the laws, regulations and orders administered by the Office of Foreign Asset Control of the U. S. Department of Treasury, or certain other applicable laws.

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12.9    SAFANAD Consent. Notwithstanding anything to the contrary in this Article XII, the Transfer of any indirect interest in the Purchaser shall be subject to the provisions of Section 3.12(a) hereof.
ARTICLE XIII
TRANSFER OF INVESTMENT PARTNERSHIP INTEREST BY GENERAL PARTNER; WITHDRAWAL
13.1    Single General Partner. Notwithstanding anything in this ARTICLE XIII which may be interpreted to the contrary, the Investment Partnership shall have at all times only one General Partner.
13.2    Assignability of Interest. The General Partner may not transfer its interest in the Investment Partnership (a) without the consent of the Limited Partners representing two-thirds of the Percentage Interests of all Voting Limited Partners; and (b) unless the general partner (or the equivalent) of any Alternative Investment Vehicle and any Parallel Investment Vehicle concurrently transfers its interest in the Alternative Investment Vehicle and Parallel Investment Vehicle (subject to and in accordance with the terms of the Alternative Investment Vehicle and Parallel Investment Vehicle Agreements). Any assignment of the General Partner’s interest which requires consent pursuant to this Section 13.2 shall only become effective upon (i) the execution by the General Partner of a written assignment, the execution by the successor of this Agreement, and the written assumption by the successor of the obligations of the General Partner hereunder; (ii) the receipt by the Investment Partnership of an opinion, in form and substance satisfactory to the Investment Partnership, of nationally-recognized counsel having expertise in the subject matter thereof that such assignment and assumption will not, violate the registration provisions of the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction; (iii) delivery of notice of such assignment to the Limited Partners; and (iv) written confirmation from the General Partner that the general partner (or the equivalent) of each Alternative Investment Vehicle and Parallel Investment Vehicle has concurrently transferred its interest in the Alternative Investment Vehicle and Parallel Investment Vehicle (subject to and in accordance with the terms of the Alternative Investment Vehicle and Parallel Investment Vehicle Agreements). In the event of an assignment of the interest of the General Partner, upon the effectiveness thereof, the successor shall become the General Partner hereunder, and the predecessor and successor General Partner shall cause the execution of any necessary papers, including an amendment to the Certificate to record the substitution of the successor as General Partner.
13.3    Voluntary Withdrawal. The General Partner shall not effect a voluntary withdrawal (a “Voluntary Withdrawal”) as a General Partner from the Investment Partnership until such time as (a) a new general partner shall have been selected who (i) shall have stated a willingness to be admitted; and (ii) shall have received the written consent of the Limited Partners representing two-thirds of the Percentage Interests of all Voting Limited Partners; and (b) the conditions to a voluntary withdrawal by the general partner (or the equivalent) of any Alternative Investment Vehicle and any Parallel Investment Vehicle under the Alternative Investment Vehicle and Parallel Investment Vehicle Agreements have been satisfied; provided, however, the new general partner of the

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Investment Partnership shall be the same Person as the new general partner of each Alternative Investment Vehicle and Parallel Investment Vehicle.
13.4    Involuntary Withdrawal. The General Partner shall be deemed to have involuntarily withdrawn (an “Involuntarily Withdrawal”) as a General Partner from the Investment Partnership upon the occurrence of any of the following events: the making of an assignment for the benefit of creditors, the filing of a voluntary petition in bankruptcy, or an adjudication of bankruptcy, or any other event which constitutes an event of withdrawal under the Act.
13.5    Removal of General Partner.
(a)    Subject to Section 13.5(b), the General Partner or either Manager may be removed as a General Partner or Manager of the Investment Partnership (“Removed” or a “Removal”) by the written consent of Limited Partners that represent in the aggregate not less than two thirds of the Percentage Interests of all Limited Partners (excluding from the numerator and denominator of such calculation any Limited Partner that is an Affiliate of the General Partner or Manager proposed for removal, as applicable) (the “Required Voting Threshold”) (x) in the event of a judgment by a court or governmental body of competent jurisdiction that the General Partner, either Manager or any Key Person, as applicable (i) is convicted of fraud, embezzlement or a similar felony, in each case involving the misappropriation of the funds of the Investment Partnership, (ii) is convicted of a material federal securities law violation or (iii) has been found by a court of competent jurisdiction to have engaged in fraud, gross negligence, willful breach or willful misconduct in carrying out its duties and obligations to the Investment Partnership under this Agreement or (y) there occurs an Event of Default with respect to the General Partner or such Manager; provided, that to the extent any of the foregoing clauses (x) or (y) occurs with respect to the FC Manager, then notwithstanding the Required Voting Threshold either SAFANAD, or NorthStar, on behalf of FC, shall be entitled to elect to remove the FC Manager. To the extent the FC Manager is removed, SAFANAD and NorthStar shall mutually agree on a replacement manager to be retained and the fee to be paid to such replacement manager which may be an amount up to the portion of the Investment Partnership Management Fee to which the FC Manager was entitled until the effective date of its removal.
(b)    Notwithstanding the foregoing, the General Partner may only be Removed if the general partner (or the equivalent) of any Alternative Investment Vehicle and any Parallel Investment Vehicle is concurrently removed from such Alternative Investment Vehicle and Parallel Investment Vehicle (subject to and in accordance with the terms of the applicable Alternative Investment Vehicle and Parallel Investment Vehicle Agreements).
13.6    Payment of Expenses to General Partner Upon Withdrawal. Upon the assignment of all of the General Partner’s interest, a Voluntary Withdrawal or an Involuntary Withdrawal (collectively, a “Withdrawal”) or Removal of the General Partner, the withdrawn or Removed General Partner or its estate or legal representatives shall be entitled to receive from the Investment Partnership any reimbursements of expenses due and owing to it by the Investment Partnership. The right of the General Partner, its estate or legal representatives to payment of said amounts shall be subject to any claim for damages which the Investment Partnership or any Partner may have

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against such General Partner, its estate or legal representatives if such Withdrawal is in contravention of this Agreement.
13.7    Further Consequences of Removal or Withdrawal.
(a)    Upon the Withdrawal or Removal of the General Partner or the FC Manager, the Withdrawn or Removed General Partner or FC Manager hereby agrees, immediately at such time of Withdrawal or Removal, to terminate or withdraw or resign from all relationships and positions of control over the Investment Partnership and all Subsidiaries and to terminate the Investment Management Agreement with Formation or its successor.
(b)    After Withdrawal or Removal of the General Partner, the Withdrawn or Removed General Partner or its estate or successor shall remain liable for all obligations and liabilities incurred by it while the General Partner and for which it was liable as the General Partner, but shall be free of any obligation or liability incurred on account of or arising from the activities of the Investment Partnership from and after the time such Withdrawal or Removal shall have become effective.
(c)    If a court of competent jurisdiction makes a final, non-appealable determination that the Investment Partnership has suffered any loss, damage or liability in consequence of the conduct that formed the basis for the General Partner’s Removal under Section 13.5, then the amount of any distributions to the former General Partner shall be reduced by the value of such loss, damage or liability (as determined by the court) to the extent not otherwise paid by the former General Partner.
(d)    The General Partner’s Withdrawal or Removal as the General Partner shall not affect any interest in the Investment Partnership held by the General Partner in its capacity as a Limited Partner.
(e)    Notwithstanding the Withdrawal or Removal of the General Partner, the Investment Partnership shall not be terminated thereby unless it ceases to continue pursuant to the terms of Section 13.8.
13.8    Continuation of Investment Partnership Business. If, following the Withdrawal or Removal of the General Partner, there is no substitute General Partner, any Limited Partner (including the former General Partner in its capacity as a Limited Partner) may notify the other Limited Partners of such circumstances. Any Limited Partner may then propose for admission a substitute General Partner. If a substitute General Partner proposed pursuant to this Section 13.8 (a) receives the specific written consent of the Limited Partners representing two-thirds of the Percentage Interests of all Voting Limited Partners (excluding from the numerator and denominator of such calculation any Limited Partner that is an Affiliate of the General Partner proposed for removal, as applicable); provided that if the FC Manager has been removed, NorthStar shall be the sole party entitled to cast a vote on behalf of FC, and (b) concurrently receives such written consent of the limited partners (or the equivalent) of any Alternative Investment Vehicle (subject to and in accordance with the terms of the applicable Alternative Investment Vehicle Agreement), then such proposed substitute General Partner shall become the substitute General Partner as of the date of

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Withdrawal or Removal of the former General Partner, upon his or its execution of this Agreement and shall thereupon continue the Investment Partnership business. If no substitute General Partner has received such consent and executed this Agreement, in each case, within ninety (90) calendar days from the date of the General Partner’s Withdrawal or Removal, then the Investment Partnership and the any Alternative Investment Vehicle shall thereupon terminate and dissolve in accordance with ARTICLE XVI hereof.
ARTICLE XIV
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS
14.1    Limited Liability. A Limited Partner or any Feeder Fund Investor that receives the return of any part of its Capital Contribution shall be liable to the Investment Partnership for the amount of its Capital Contribution so returned to the extent, and only to the extent, provided by the Act, except as provided in Article VI. Except as provided in Article VI or the Act, the Limited Partners and the Feeder Fund Investors shall not otherwise be liable to the Investment Partnership for the repayment, satisfaction, or discharge of the Investment Partnership’s debts, liabilities or obligations. Except as provided in the Act, no Limited Partner nor any Feeder Fund Investor shall be personally liable to any third party for any liability or other obligation of the Investment Partnership.
14.2    Authority of Limited Partners. The Limited Partners shall not participate in, or have any control over, the management of the Investment Partnership or its business and affairs (except as expressly provided for herein) and shall not have any power or authority to act for or bind the Investment Partnership.
14.3    Confidentiality.
(a)    For the purposes of this Section 14.3, “Confidential Information” means information delivered pursuant to this Agreement that is proprietary in nature; provided that such term, with respect to a Partner, does not include information that (a) was publicly known or otherwise known to such Partner prior to the time of such disclosure; (b) subsequently becomes publicly known through no act or omission by such Partner or any Person acting on such Partner’s behalf; (c) otherwise becomes known to such Partner other than through disclosure by the Investment Partnership; or (d) constitutes financial statements delivered to such Partner under Section 3.3 if otherwise publicly available. Partners shall maintain the confidentiality of such Confidential Information in accordance with internal procedures adopted by a Partner in good faith to protect confidential information of third parties delivered to such Partner; provided that a Partner may deliver or disclose Confidential Information to (i) its Affiliates (which, in the case of FC, shall include for all purposes under this Section 14.3, NorthStar) and their respective trustees, directors, officers, employees, agents, attorneys and auditors; (ii) any Feeder Fund Investor and its respective trustees, directors, officers, employees, agents, attorneys and advisors; (iii) its financial advisors and other professional advisors; (iv) any other Partner; (v) any party to which a Partner sells or offers to sell its Partner interest or any part thereof pursuant to a permissible transaction; (vi) any federal or state regulatory authority having jurisdiction over a Partner; (vii) the National Association

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of Insurance Commissioners (including the Securities Valuation Office) or any similar organization, or any nationally recognized rating agency that requires access to information about a Partner’s investment portfolio; or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to a Partner or its Affiliate; (x) in response to any subpoena or other legal process; (y) in connection with any litigation to which a Partner or its Affiliate is a party; or (z) to the extent a Partner or its Affiliate may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of such Partner’s rights and remedies under this Agreement or the organizational documents of such Partner; provided that such recipient of Confidential Information shall, to the extent legally permissible, agree for the benefit of the Investment Partnership and the General Partner to be bound by a confidentiality undertaking on substantially the same terms as set forth in this Section 14.3; provided, however, that such Partner’s and its Affiliate’s trustees, directors, board members, attorneys and auditors shall not be required to be bound by a separate confidentiality undertaking as long as such Partner has informed such parties of, and such parties have acknowledged that the such Partner is subject to, the confidentiality obligations set forth herein. In any event, such Partner shall be responsible for any breach of this Section 14.3 caused by any of its or its Affiliate’s trustees, directors, board members, attorneys and auditors.
(b)    Notwithstanding anything in this Agreement or any other express or implied agreement, arrangement or understanding to the contrary, each party to this Agreement (and each of its Affiliates and their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind (other than as provided in the last sentence of this Section 14.3(b)), the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement (including the identity of any party and any information that could lead another to determine the identity of any party). This authorization to disclose the tax treatment and tax structure is limited to the extent that confidentiality is required to comply with any applicable securities laws.
14.4    Meetings of the Limited Partners. The Investment Partnership shall hold an annual meeting of the Limited Partners at such place, date and time as shall be designated by the General Partner; provided that such meeting shall be held at the same place, date and time as the annual meeting of the limited partners (or the equivalent) of any Alternative Investment Vehicle and any Parallel Investment Vehicle. The General Partner shall provide written notice of the place, date and time of the annual meeting of the Limited Partners to the Limited Partners at least thirty (30) calendar days prior to the date of the annual meeting.
ARTICLE XV
DURATION AND TERMINATION OF THE INVESTMENT PARTNERSHIP
15.1    Duration. Except as provided in Section 13.8, the term of the Investment Partnership shall continue until the date that is forty-nine (49) years from the date of the Closing. The General

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Partner may extend the term of the Investment Partnership for up to a maximum of two (2) additional one (1) year periods in order to permit orderly dissolution of the Investment Partnership.
15.2    Bankruptcy of Limited Partner. The bankruptcy, insolvency, dissolution, or liquidation of, or the making of an assignment for the benefit of creditors by, or any other act or circumstance with respect to, a Limited Partner shall not cause the dissolution or termination of the Investment Partnership.
ARTICLE XVI
LIQUIDATION OF THE INVESTMENT PARTNERSHIP
16.1    General.
(a)    Upon the termination and dissolution of the Investment Partnership, the Investment Partnership shall be liquidated in accordance with this ARTICLE XVI and the Act. The termination, dissolution and liquidation shall be conducted and supervised (i) if the General Partner has Withdrawn or been Removed and there is no remaining General Partner and no substitute General Partner has been appointed following the Withdrawal or Removal of a General Partner, by a Person who shall be designated for such purpose by the vote of Limited Partners representing two-thirds of the Capital Contributions of all Voting Limited Partners (excluding from the numerator and denominator of such calculation any Limited Partner that is an Affiliate of the General Partner proposed for removal, as applicable), or (ii) in all other cases, by the General Partner (the General Partner or such other Person, as applicable, being referred to in this ARTICLE XVI as the “Liquidating Agent”). The Liquidating Agent shall have all of the rights, powers, and authority with respect to the assets and liabilities of the Investment Partnership in connection with the liquidation, dissolution and termination of the Investment Partnership that the General Partner has with respect to the assets and liabilities of the Investment Partnership during the term of the Investment Partnership, and the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation of the Investment Partnership and the transfer of any assets or liabilities of the Investment Partnership. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and such authority and power to execute documents and, in connection therewith, to fix the reasonable compensation of each such Person, which compensation shall be charged as an expense of liquidation.
(b)    The Liquidating Agent shall liquidate the Investment Partnership as promptly as shall be practicable after termination, consistent with the preservation of capital. Without limiting the rights, powers, and authority of the Liquidating Agent as provided in this Section 16.1, any Investment Partnership asset that the Liquidating Agent may sell shall be sold at such price and on such terms as the Liquidating Agent may, in its sole discretion, deem appropriate.
(c)    For the avoidance of doubt, notwithstanding anything to the contrary in this Article XVI, the Liquidating Agent shall not be permitted to cause the Purchaser to dispose of any USRPI without the prior written consent of the Investment Committee.

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16.2    Priority on Liquidation; Distributions. The proceeds of liquidation shall be applied in the following order of priority:
(a)    to pay the costs and expenses of the dissolution and liquidation;
(b)    to pay matured debts and liabilities of the Investment Partnership to all creditors of the Investment Partnership (including any liability to any Partner);
(c)    to establish any reserves which the Liquidating Agent may deem necessary or advisable for any contingent or unmatured liability of the Investment Partnership to all Persons who are not Partners;
(d)    to establish any reserves which the Liquidating Agent may deem necessary or advisable for any contingent or unmatured liability of the Investment Partnership to Partners; and
(e)    the balance, if any, to the Partners in accordance with Section 8.1.
16.3    Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Investment Partnership and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation. The Liquidating Agent shall, however, if possible consistent with the preceding sentence, dispose of Investment Partnership assets and effect distributions to the Partners within one hundred eighty (180) calendar days after the date of termination of the Investment Partnership.
16.4    Source of Distributions. The General Partner shall not be liable out of its own assets for the return of the Capital Contributions of the Limited Partners, it being expressly understood that any such return shall be made solely from the Investment Partnership’s assets.
16.5    Statements on Termination. Each Partner shall be furnished with a statement prepared by the Investment Partnership’s accountant, which shall set forth the assets and liabilities of the Investment Partnership as at the date of complete liquidation, and each Partner’s share thereof Upon consummation of the liquidation of the Investment Partnership set forth in this ARTICLE XVI, the Limited Partners shall cease to be such, and the Liquidating Agent shall execute, acknowledge, and cause to be filed a certificate of cancellation of the Investment Partnership.
16.6    Special Limited Partners Clawback. Within sixty (60) calendar days after the termination and dissolution of the Investment Partnership, the Special Limited Partners shall be required to restore funds to the Investment Partnership on a pro rata basis on behalf of the Limited Partners in an amount equal to the excess of (a) the cumulative amounts received by the Special Limited Partners during the life of the Investment Partnership under Sections 8.1 and 8.2 (other than distributions made to the Special Limited Partners in respect of any Limited Partner interest held by them) over (b) the sum of the amounts that would be distributable to the Special Limited Partners pursuant to Section 8.1 (other than distributions made to the Special Limited Partners in respect of any Limited Partner interest held by them) applied on an aggregate basis for the life of the Investment Partnership taking into account all Investments of the Investment Partnership (as if

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no distributions were made to the Special Limited Partners until immediately prior to the liquidation of the Investment Partnership). The Investment Partnership shall distribute to each Limited Partner the amount of such contribution made by the Special Limited Partners pursuant to this Section 16.6 that each such Limited Partner would have received pursuant to Section 8.1(a) if such amount had never been distributed to the Special Limited Partners. Notwithstanding the foregoing provisions of this Section 16.6, in no event shall the aggregate amount payable by a Special Limited Partner to the Investment Partnership pursuant to this Section 16.6 exceed the excess of (i) the cumulative amounts received by such Special Limited Partner during the life of the Investment Partnership under Section 8.1 and 8.2 (other than distributions made to such Special Limited Partner in respect of any Limited Partner interest held by them) over (ii) the Special Limited Partner’s Carry Distribution Tax Coverage Amount. If pursuant to Section 2.9 a Limited Partner invests through an Inside Blocker Corporation or an Outside Blocker Corporation, the amounts specified in this Section 16.6 shall be calculated based upon the Capital Contributions such Limited Partner would have made and the distributions such Limited Partner would have received if such Limited Partner had not invested through an Inside Blocker Corporation or an Outside Blocker Corporation, but instead had invested directly, and any distributions made to the Special Limited Partners in respect of a Related Blocker Limited Partner designated by such Limited Partner shall be deemed to have been made to the Special Limited Partners in respect of such Limited Partner.
ARTICLE XVII
POWER OF ATTORNEY
17.1    General. Each Limited Partner irrevocably constitutes and appoints each officer and director of the General Partner and each Liquidating Agent the true and lawful attorney-in-fact, with power of substitution, of such Limited Partner to execute, acknowledge, swear to and file: (i) any certificate or other instrument which may be required to be filed by the Investment Partnership under the laws of any jurisdiction in which the Investment Partnership or any Subsidiary does business, or which the General Partner shall deem advisable to file, so long as no such certificate or instrument shall have the effect of amending this Agreement or imposing any liability or obligation on such Limited Partner; (ii) any agreement, document, certificate or other instrument which any Limited Partner is required to execute in connection with the termination of such Limited Partner’s interest in the Investment Partnership and the withdrawal of such Limited Partner pursuant to ARTICLE XII hereof and which such Limited Partner has failed to execute and deliver within ten (10) calendar days after written request therefor by the General Partner; (iii) any instrument which the General Partner deems necessary or appropriate to facilitate the implementation of the terms of this Agreement, so long as such instruments do not alter the rights or obligations of the Limited Partners under the terms of this Agreement; and (iv) the agreement of limited partnership (or similar organizational documents) of any Alternative Investment Vehicle (each such agreement being hereinafter referred to as an “Alternative Investment Vehicle Agreement”) and any Parallel Investment Vehicle (each such agreement being hereinafter referred to as a “Parallel Investment Vehicle Agreement”).
17.2    Survival of Power of Attorney. It is expressly acknowledged by each Limited Partner that the foregoing power of attorney is coupled with an interest and shall survive death, legal

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incapacity, bankruptcy, insolvency, assignment for the benefit of creditors and assignment by a Limited Partner of its Limited Partner’ s interest in the Investment Partnership; provided, however, that if a Limited Partner shall assign all of its interest in the Investment Partnership and the assignee shall, in accordance with the provisions of this Agreement, become a substitute Limited Partner, then such power of attorney shall survive such assignment only for the purpose of enabling the General Partner to execute, acknowledge, swear to and file any and all instruments necessary to effect such substitution.

17.3    Written Confirmation of Power of Attorney. Each Limited Partner hereby agrees to execute, upon fifteen (15) calendar days’ prior written notice, a confirmatory or special power of attorney, containing the substantive provisions of this ARTICLE XVII.
ARTICLE XVIII
MISCELLANEOUS
18.1    Further Assurances. The Partners agree to execute such instruments and documents as may be required by the Act or by law or which the General Partner reasonably deems necessary or appropriate to carry out the intent of this Agreement so long as they do not alter the rights and obligations of the Limited Partners under this Agreement.
18.2    Successors and Assigns. The agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto.
18.3    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Act and judicial interpretations thereof to the extent applicable, and otherwise in accordance with the laws of the State of Delaware and without regard to conflicts of laws rules.
18.4    Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby, unless the absence of the invalid, illegal or unenforceable provision would materially affect the respective interests of the Partners, in which case the Partners shall use their best efforts to make such changes or adjustments in this Agreement as would restore the respective economic interests of the Partners as originally contemplated hereby.
18.5    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same Agreement.
18.6    Entire Agreement. This Agreement, including Schedule A to this Agreement as modified from time to time, the Subscription Agreements pursuant to which Limited Partners shall subscribe to purchase Limited Partner interests and the agreements and documents expressly

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contemplated hereby and thereby represent the entire agreement and understanding of the parties hereto.
18.7    Amendment. The provisions of this Agreement may be amended or waived at any time and from time to time (a) with the consent of the General Partner and of Limited Partners representing more than two-thirds (66 2/3%) of the Percentage Interests of all Voting Limited Partners; and (b) if the general partner (or the equivalent) of any Alternative Investment Vehicle and any Parallel Investment Vehicle and the limited partners of the Alternative Investment Vehicle and the Parallel Investment Vehicle concurrently consent to amend or waive such provisions in the applicable Alternative Investment Vehicle and Parallel Investment Vehicle Agreements (subject to and in accordance with the terms of the applicable Alternative Investment Vehicle and Parallel Investment Vehicle Agreements). Notwithstanding the prior sentence, (i) any provision in this Agreement that expressly provides for a higher voting threshold with respect to a particular matter may not be amended or waived absent the consent of Limited Partners sufficient to meet such higher voting threshold and the General Partner; (ii) any amendment or waiver that would adversely affect the Limited Partners by amending or waiving any provision relating to (A) the amount or timing of distributions to the Limited Partners or the General Partner; (B) increasing or decreasing the amount of the Investment Partnership Management Fee payable by a Limited Partner; (C) decreasing the potential liability of the General Partner under Section 11.1 or increasing the General Partner’s or its Affiliates’ or employees’ rights to indemnification under Section 11.2; or (D) altering the amount or timing of allocations of items of income, gain, loss and deduction (other than in accordance with the terms of this Agreement), in each case shall require the consent of all affected Limited Partners and the General Partner; and (iii) any amendment or waiver that would disproportionately affect any Limited Partner, including amendments that would increase any Limited Partner’s obligations to make Capital Contributions, shall require such affected Limited Partner’s consent (in addition to the consent of the General Partner and more than 66 2/3% of all Limited Partners as set forth in the first sentence of this Section); provided, however, that no such amendment to or waiver of the provisions of this Agreement shall be effective unless such provisions of any Alternative Investment Vehicle Agreement and any Parallel Investment Vehicle Agreement are concurrently amended or waived (subject to and in accordance with the terms of the applicable Alternative Investment Vehicle and Parallel Investment Vehicle Agreements). No amendment shall be made to the definition of “ERISA Partner,” Section 9.10 or Section 12.1(a)(v) without (x) the consent of the General Partner and of the ERISA Partners that have made at least two-thirds of the aggregate Capital Contributions made by all of the Limited Partners that are ERISA Partners; and (y) the general partner (or the equivalent) of any Alternative Investment Vehicle and any Parallel Investment Vehicle and such ERISA Partners (as the term is defined in the applicable Alternative Investment Vehicle Agreement) of the applicable Alternative Investment Vehicle and Parallel Investment Vehicle concurrently amend such provisions of the applicable Alternative Investment Vehicle and Parallel Investment Vehicle Agreements. Notwithstanding the foregoing, without the consent or vote of any of the Limited Partners, the General Partner (or, in the case of clause (iii) below, the applicable non-Defaulting Partner) may:
(i)    amend Schedule A to this Agreement to reflect changes, in accordance with the terms of this Agreement, in the membership of the Investment Partnership or the amount of (and the obligation to fund the full amount of) the Capital Contributions and

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Percentage Interests of any Partner (and any such amendment or revision to Schedule A to this Agreement shall not be deemed an amendment to this Agreement),
(ii)    enter into agreements with Persons who are Transferees pursuant to the terms of this Agreement, providing in substance that such Persons will be bound by this Agreement and will become substitute Limited Partners,
(iii)    amend this Agreement as may be required to implement the issuance of equity interests to Limited Partners and the terms and conditions thereof pursuant to a Default Third Party Issuance to the extent such amendments are limited solely to what is expressly permitted pursuant to Section 6.2(a)(iii),
(iv)    amend this Agreement as may be required to implement (A) Transfers of interests of Limited Partners; (B) the admission of any substitute Limited Partner at Closing; (C) any admission of Limited Partners or changes in their Capital Contributions and Percentage Interests; or (D) any changes in Schedule A to this Agreement due to a Defaulting Partner or Permitted Capital Call Defaulting Partner,
(v)    amend this Agreement (A) as may be necessary or desirable for the Investment Partnership, the General Partner or any Affiliate Limited Partner to comply with applicable legal or regulatory requirements; (B) as may be necessary or advisable to comply with the Investment Advisers Act of 1940, as amended, and any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated by the Subscription Agreements; and (C) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the IRS or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the General Partner deems to be in the best interests of the Investment Partnership,
(vi)    amend this Agreement as may be necessary or desirable to enable the Investment Partnership to comply with (A) the requirements of the “liquidation value safe harbor” election within the meaning of the Proposed Revenue Procedure of Notice 2005-43, 2005-24 I.R.B. 1, Proposed Treasury Regulations Section 1.83-3(1) or Proposed Treasury Regulations Section 1.704-1(b)(4)(xii) at such time as such proposed Procedure and Treasury Regulations are effective; and (B) pronouncements or Treasury Regulations issued by the IRS or Treasury Department after the date of this Agreement, so long as the General Partner determines that such amendment under this clause (v) does not adversely affect the interests of the Limited Partners hereunder in any material respect,
(vii)    amend this Agreement in any manner if, after the Closing, any statute, rule or regulation is enacted or promulgated (or if the General Partner determines that such enactment or promulgation is imminent), or the IRS issues any notice or announcement, that affects the U.S. federal income tax treatment of any interest in the Investment Partnership held by the General Partner, so long as the General Partner determines that such amendment

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under this clause (vii) does not adversely affect the interests of the Limited Partners hereunder in any material respect,
(viii)    amend this Agreement to change the name of the Investment Partnership, and
(ix)    amend this Agreement to cure any ambiguity, to correct any printing, stenographic, clerical or other minor errors or omissions, or to correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained herein, so long as such amendment under this clause (ix) does not adversely affect the interests of the Limited Partners hereunder.
18.8    Construction. The captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement. As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires. The words “hereof’, “herein”, and “hereunder”, and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise specifically described in this Agreement, the words and phrases “including,” “shall include,” “inclusive of’ and words and phrases of similar import are deemed to be followed by “without limitation” or “but not limited to.”
18.9    Force Majeure. Whenever any act or thing is required of the Investment Partnership or the General Partner hereunder to be done within any specified period of time, the Investment Partnership or the General Partner, as the case may be, shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Investment Partnership or the General Partner, as the case may be, including actions of governmental agencies, acts of war or terrorism, national emergency or financial crises of a nature materially affecting the purchase and sale of securities; provided that this provision shall not have the effect of relieving the Investment Partnership or the General Partner from the obligation to perform any such act or thing.
18.10    Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing and shall be sufficiently given if personally delivered, transmitted by facsimile, or sent postage prepaid by overnight courier or registered or certified mail, return receipt requested, addressed as follows: (a) if intended for the Investment Partnership or the General Partner, to the Investment Partnership’s principal business office or registered office, and (b) if intended for any Limited Partner to the address of such Limited Partner set forth on Schedule A to this Agreement, or to such other address as such Partner may designate from time to time by written notice to the Investment Partnership. Notices shall be deemed to have been given when personally delivered or transmitted by facsimile or, if mailed or sent by overnight courier, on the date on which received. The provisions of this Section 18.10 shall not prohibit the giving of written notice in any other manner; provided that in any such case any such written notice shall be deemed given only when actually received.

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18.11    Venue. Each Partner and each successor-in-interest to any Partner hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute brought by any Partner hereunder, in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the transaction documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding brought by any Partner, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper.
18.12    No Right of Partition for Redemption. No Partner and no successor-in-interest to any Partner shall have the right while this Agreement remains in effect to have the property of the Investment Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Investment Partnership partitioned or, except on such terms and conditions as the General Partner may, in its sole discretion, approve, to require the redemption of its interest in the Investment Partnership.
18.13    Third-Party Beneficiaries. Except as expressly provided for in Section 9.6, Section 12.4 and ARTICLE XI, the provisions of this Agreement are not intended to be for the benefit of any creditor or other person to whom any debts or obligations are owed by, or who may have any claim against, the Investment Partnership or any of its Partners, except for Partners, in their capacities as such. Notwithstanding any contrary provision of this Agreement, no such creditor or person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the Investment Partnership or any Partner.
18.14    General Partner as Limited Partner. The General Partner may also be a Limited Partner, and in such event its rights, powers, restrictions and liabilities as the General Partner shall remain unaffected, and in addition it shall, in respect of its Capital Contributions as a Limited Partner, have all of the rights and powers and be subject to all of the restrictions and liabilities of a Limited Partner, except as otherwise expressly provided in this Agreement.
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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first set forth above.

General Partner:	FC DOMINO GENERAL PARTNER, LLC,
a Delaware limited liability company

	By:	/s/ Christina K. Firth
Name: Christina K. Firth
Title: President and Secretary

Limited Partners:	See attached Signature Pages

Signature Page to Agreement of Limited Partnership
Safanad Senior Care Investment Partnership VI, LP
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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first set forth above.

Limited Partner:	SSCIP VI SPLITTER, LLC,
a Delaware limited liability company

	By:	/s/ Vincent T. Pica, II
Name: Vincent T. Pica, II
Title: President

[SIGNATURE PAGES CONTINUED ON NEXT PAGE]

Signature Page to Agreement of Limited Partnership
Safanad Senior Care Investment Partnership VI, LP
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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first set forth above.

Limited Partner:	FC DOMINO INVESTORS, LLC,
a Delaware limited liability company

	By:	/s/ Christina K. Firth
Name: Christina K. Firth
Title: Authorized Signatory

[SIGNATURE PAGES CONTINUED ON NEXT PAGE]

Signature Page to Agreement of Limited Partnership
Safanad Senior Care Investment Partnership VI, LP
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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first set forth above.

NorthStar:

NorthStar hereby acknowledges and agrees to the terms of this Agreement:

DOMINO HOLDINGS NT-HCI, LLC,
a Delaware limited liability company

By:	/s/ Jenny B. Neslin
Name: Jenny B. Neslin
Title: Associate General Counsel and Assistant Secretary

[SIGNATURE PAGES CONTINUED ON NEXT PAGE]

Signature Page to Agreement of Limited Partnership
Safanad Senior Care Investment Partnership VI, LP
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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first set forth above.

Special Limited Partner:	SSCIP VI SLP, LLC,
a Delaware limited liability company

	By:	Safanad Inc., its manager

	By:	/s/ Vincent T. Pica, II
Name: Vincent T. Pica, II
Title: President

[SIGNATURE PAGES CONTINUED ON NEXT PAGE]

Signature Page to Agreement of Limited Partnership
Safanad Senior Care Investment Partnership VI, LP
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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first set forth above.

Special Limited Partner:	FC SLP VI, LLC,
a Delaware limited liability company

	By:	/s/ Christina K. Firth
Name: Christina K. Firth
Title: President and Secretary

Signature Page to Agreement of Limited Partnership
Safanad Senior Care Investment Partnership VI, LP
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Schedule A
List of Partners
General Partner

Name	Address
FC Domino General Partner, LLC	3820 Mansell Road, Suite 280 Alpharetta, GA 30022

Special Limited Partners

Name	Address	Capital Contribution (in its capacity as a Special Limited Partner)	Date of Admission
SSCIP VI SLP, LLC	500 Fifth Avenue 50th Floor New York, NY 10110	$0.00	July 1, 2015
FC SLP VI, LLC	3820 Mansell Road, Suite 280 Alpharetta, GA 30022	$0.00	July 1, 2015
Limited Partners (including Feeder Funds)

Name	Address	Capital Contribution as of Closing (including contributed assets)	Percentage Interest as of Closing
SSCIP VI Splitter, LLC	500 Fifth Avenue 50th Floor New York, NY 10110	$70,000,000	46.72%
FC Domino Investors, LLC	3820 Mansell Road, Suite 280 Alpharetta, GA 30022	$79,825,000	53.28%
Total		$149,825,000	100%

Schedule A

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INVESTMENT COMMITTEE AGREEMENT

THIS INVESTMENT COMMITTEE AGREEMENT (this “Agreement”), dated and effective as of July 1, 2015 (the “Effective Date”), by and between FORMATION CAPITAL ASSET MANAGEMENT III, LLC, a Delaware limited liability company (the “FC Manager”), SAFANAD SSCIP VI MANAGEMENT, LLC, a Delaware limited liability company (the “SAFANAD Manager”) and DOMINO HOLDINGS NT-HCI, LLC, a Delaware limited liability company (the “NorthStar Member”). The parties hereto are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, each of the FC Manager and the SAFANAD Manager have been appointed as investment managers (collectively, the “Managers” and, individually, a “Manager”) for Safanad Senior Care Investment Partnership VI, LP, and FC Domino Acquisition, LLC, pursuant to those two certain Investment Management Agreements dated of even date herewith (the “Investment Management Agreements”); and

WHEREAS, in order to regulate certain matters between the Managers and the NorthStar Member, the Parties have agreed to create an Investment Committee composed of representatives from each of the Managers and the NorthStar Member; and

WHEREAS, the Managers and the NorthStar Member now wish to set forth their rights, obligations and responsibilities with respect to the Investment Committee as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Affiliate” means, with respect to any Person, (i) any other Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with such Person and (ii) any other Person owning or Controlling 10% or more of the outstanding voting securities of, or other ownership interests in, such Person, if such Person is a publicly traded entity, or 25% or more of the outstanding voting securities of, or other ownership interests in, such Person if such Person is privately held.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Approved Budget” has the meaning set forth in the Investment Management Agreements.

“Bankruptcy” means, with respect to the affected party, (i) the entry of an order for relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the application by such party for the appointment of a receiver for the assets of such party, (vi) the filing of an involuntary petition seeking liquidation, reorganization,

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arrangement or readjustment of its debts or any other similar relief under the Bankruptcy Code or any other federal or state insolvency law or (vii) the imposition of a judicial or statutory lien on all or a substantial part of its assets.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Business” means the business of managing and advising the Investment Partnership as well as acting on behalf of the Investment Partnership.

“Business Day” means any day other than (i) a Saturday or Sunday and (ii) a day on which banks in the State of New York are authorized or obligated by law, governmental decree or executive order to be closed.

“Confidential Information” has the meaning set forth in Section 2.9.

“Control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Defaulting Manager” has the meaning set forth in Section 2.3.

“Designated Courts” has the meaning set forth in Section 4.10.

“Disposition” means any sale, transfer, assignment or other disposition of all or any portion of the Property or any Investment Partnership Asset, or any agreement or option to sell, transfer, assign or otherwise dispose of all or any portion of the Property or any Investment Partnership Asset (except immaterial sales, transfers and assignments of items of personal property sold in the ordinary course of business), or any amendment, renegotiation, modification, supplement or extension of any agreement to sell, transfer, assign or otherwise dispose of all or any portion of the Property or any Investment Partnership Asset.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Emergency Expenditure Capital Call” has the meaning set forth in Section 2.5.
“Event of Default” means, with respect to a particular Manager, the occurrence of any of the following regarding such Manager or its Affiliates (including for the avoidance of doubt the occurrence of such an event as to an employee of such Manager or its Affiliates):
(a)    a finding by a court of competent jurisdiction of fraud in each case related to or in connection with the Investment Partnership or any subsidiary or property thereof;
(b)    a finding by a court of competent jurisdiction of gross negligence, willful misconduct, willful breach, misappropriation or misapplication of funds of the Investment Partnership or any subsidiary or property thereof, in each case related to or in connection with the Investment Partnership or any subsidiary or any property thereof;
(c)    entry of a plea of no contest or conviction by a court of competent jurisdiction of any crime (i) involving fraud, theft, larceny, embezzlement or conversion, bribery, forgery, making or filing knowingly

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false statements, perjury, counterfeiting, murder, manslaughter, rape, spousal abuse, child abuse, kidnapping or robbery, or aiding and abetting any of the foregoing, and such crime, whether or not a felony is committed against or with respect to the Managers, the Investment Partnership or any subsidiary thereof, or (ii) involving fraud, theft, larceny, embezzlement or conversion, bribery, forgery, making or filing knowingly false statements, perjury, counterfeiting, murder, manslaughter, rape, spousal abuse, child abuse, kidnapping or robbery, or aiding and abetting any of the foregoing, and such crime is a felony;
(d)    failure to perform any material obligations regarding the Investment Partnership or the General Partner, or breach of any of the terms, conditions, representations, warranties or covenants regarding the Investment Partnership or the General Partner (other than the failure to fund any capital contributions pursuant to Section 5 of the Investment Partnership Agreement) and a continuation of such failure or breach for more than thirty (30) days after notice from the other Manager; provided, that if such failure or breach is of the nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, such period shall be extended so long as such Manager, in good faith, commences all reasonable curative efforts within ten (10) days of its receipt of such notice and diligently continues its curative efforts to completion;
(e)    transfer of equity interests in the Investment Partnership or a Subsidiary of the Investment Partnership in violation of the terms of the Investment Partnership Agreement;
(f)    failure of a Subsidiary Representative Director designated by such Party to act as directed by the Investment Committee; or
(g)    a breach of any of the terms, conditions, representations, warranties or covenants of such Manager under the Limited Liability Company Operating Agreement of the General Partner and a continuation of such failure or breach for more than thirty (30) days after notice from the other Manager; provided that if such failure or breach is of the nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, such period shall be extended so long as such Manager, in good faith, commences all reasonable curative efforts within ten (10) days of its receipt of such notice and diligently continues its curative efforts to completion.

Notwithstanding the foregoing, for purposes of any of the acts or events described in clause (a), (b), (c) or (d) of this definition, such act or event shall not be deemed an Event of Default with respect to a Party if (i) such act or event is the result of an action or inaction of any individual other than the FC Management Team or the SAFANAD Management Team, as applicable, and does not trigger liability under any guarantee, (ii) neither such relevant Manager nor any of its Affiliates had actual knowledge of the occurrence thereof until after the occurrence thereof, (iii) notice of such act or event shall have been delivered to the other Manager promptly after such Manager learns of such act or event, (iv) the Managers and the NorthStar Member settle among themselves, within fifteen (15) Business Days after delivering the notice described in clause (iii) above, an amount equal to all of the losses, damages and out-of-pocket expenses sustained by the other Manager and the NorthStar Member (including reasonable and actual attorneys’ fees and costs), and (iv) such individual’s employment with the relevant Manager or Affiliate thereof is either (A) terminated or (B) transferred to an area of business that is unrelated to the Investment Partnership or any subsidiary or property thereof.

“FC Committee Members” has the meaning set forth in Section 2.1(a).

“FC Manager” has the meaning set forth in the introductory paragraph hereof.

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“FC Management Team” means Arnold Whitman, Steven E. Fishman and Brian Beckwith.

“Feeder Fund” has the meaning set forth in the Investment Partnership Agreement.

“Formation Member” means FC Domino Investors, LLC.

“Formation Member Agreement” means the Amended and Restated Limited Liability Company Agreement of FC Domino Investors, LLC, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

“General Partner” means FC Domino General Partner, LLC, a Delaware limited liability company and the general partner of the Investment Partnership.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever of or for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP as of the date of the applicable document, recorded as capital leases, to the extent required to be so recorded, (f) all reimbursement, payment or similar obligations of such Person under acceptance, letter of credit or similar facilities, (g) all completion guaranties or similar obligations of such Person to the extent that such obligation is required, in accordance with GAAP, to be reflected as a liability on such Person’s balance sheet, (h) all Indebtedness referred to in clauses (a) through (g) above guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss in respect of such Indebtedness, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss in respect of such Indebtedness, in each case under this clause (h), to the extent such obligation is required, in accordance with GAAP, to be reflected as a liability or such Person’s balance sheet or otherwise disclosed on such Person’s balance sheet, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Investment Committee” has the meaning set forth in Section 2.1(a).

“Investment Committee Members” has the meaning set forth in Section 2.1(a).

“Investment Management Agreements” has the meaning set forth in the recitals.

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“Investment Partnership” means Safanad Senior Care Investment Partnership VI, LP, a Delaware limited partnership, that will invest in Senior Healthcare Properties.

“Investment Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Investment Partnership, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

“Investment Partnership Assets” means all right, title and interest of the Investment Partnership in and to all or any portion of the assets of the Investment Partnership and any property (real, personal, tangible or intangible) or estate acquired in exchange therefor or in connection therewith, including, without limitation, as the context may require the Subsidiaries of the Investment Partnership and indirectly the properties or assets of any entity in which the Investment Partnership invests.

“Landlord” means collectively, the entities listed on Exhibit A attached hereto.

“Lockout Period” means the period commencing on the Effective Date and ending on the last day of the 42nd month following the Effective Date.

“Manager” has the meaning set forth in the recitals.
“Master Lease” means collectively the Master Lease and Security Agreements, dated of even date herewith, as amended, restated, supplemented or otherwise modified from time to time, and further described on Exhibit B attached hereto.
“Master Tenant” means collectively, the entities listed on Exhibit C attached hereto.

“Material Master Lease Terms” has the meaning set forth in Section 2.6.

“NHI” has the meaning set forth in Section 2.9(c).

“Non-Defaulting Manager” has the meaning set forth in Section 2.3.

“Notified Action” has the meaning set forth in Section 2.1(e).

“Organizational Document” means, with respect to any Person, (i) in the case of a corporation, such Person’s certificate of incorporation, by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock or the holders thereof, (ii) in the case of a limited partnership, such Person’s certificate of limited partnership, limited partnership agreement and any voting trusts or similar arrangements applicable to its partners or any of its partnership interests, (iii) in the case of a limited liability company, such Person’s certificate of formation or certificate of organization, limited liability company agreement, and any other document affecting the rights or duties of managers or holders of limited liability company interests, or (iv) in the case of any other legal entity, such Person’s organizational documents and all other documents establishing or affecting the duties or rights of holders of equity interests in such Person.

“Party” has the meaning set forth in the introductory paragraph hereof.

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“Permanent Major Decisions” means the Significant Decisions listed in Sections 2.5(7), (10), (12), (15) and (22) hereof (but with respect to Section 2.5(22) solely to the extent such transaction is not on market terms at the time such decision is made).

“Permitted Capital Calls” has the meaning set forth in Section 2.5.

“Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Property” means individually and collectively the assisted living facilities and skilled nursing facilities owned indirectly by the Investment Partnership including any personal property or equipment located therein or otherwise used in connection with the operation thereof.

“Purchase Agreement” means that certain Share Purchase Agreement, dated November 7, 2014, by and between Purchaser and Extendicare International, Inc., as amended, restated, supplemented or otherwise modified from time to time.

“Purchaser” means FC Domino Acquisition, LLC, a Delaware limited liability company.

“Purchaser LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of Purchaser, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

“Safanad Committee Members” has the meaning set forth in Section 2.1(a).

“SAFANAD Manager” has the meaning set forth in the introductory paragraph hereof.

“SAFANAD Management Team” means Vincent T. Pica, II, Mark Benn and Ziad Dannaoui.

“Senior Healthcare Properties” means skilled nursing facilities, assisted living facilities, Alzheimer’s facilities and other senior healthcare related properties or facilities.

“Significant Decision” has the meaning set forth in Section 2.5.

“Subsidiary” means, with respect to any Person, any entity in which such Person holds a majority ownership interest, whether directly or through one or more other Persons and “Subsidiaries” means such entities, collectively.

“Subsidiary Representative Director” means the managers nominated to the board of managers of Purchaser, a Subsidiary of the Investment Partnership.

1.2    Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(b)    the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

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(c)    references herein to a “Schedule” are to one of the Schedules attached to this Agreement and references to an Article or a Section are to one of the Articles or Sections of this Agreement. Each Schedule attached hereto and referred to herein is hereby incorporated herein by reference.

ARTICLE 2
INVESTMENT COMMITTEE

2.1    Investment Committee.

(a)    In order to coordinate and regulate the matters addressed herein between the Managers, the Parties agree to create an investment committee with the rights, obligations, privileges, duties and powers as set forth herein (the “Investment Committee”). The Investment Committee shall consist of six (6) members (or such lesser number as provided for in the next sentence) and shall have such powers as set forth in this Agreement. Two (2) of the members shall be appointed by FC Manager (the “FC Committee Members”), one (1) of the members shall be appointed by the NorthStar Member (the “NorthStar Committee Member”) and three (3) of the members shall be appointed by SAFANAD Manager (the “SAFANAD Committee Members”, and together with the NorthStar Committee Member and the FC Committee Members, the “Investment Committee Members”). The initial FC Committee Members shall be Steven Fishman and Arnold Whitman, the initial NorthStar Committee Member shall be Ronald Jeannault and the initial SAFANAD Committee Members shall be Vincent Pica, Ziad Dannaoui and Mark Benn. Notwithstanding Section 2.1(c), in the event FC Manager appoints less than two (2) members, the FC Committee Members will nonetheless be entitled to cast up to two (2) votes (or written consents) and any FC Committee Member shall be entitled to cast the vote or give the consent for any member that was not appointed. Notwithstanding Section 2.1(c), in the event SAFANAD Manager appoints less than three (3) members, SAFANAD Committee Members will nonetheless be entitled to cast up to three (3) votes (or written consents) and any SAFANAD Committee Member shall be entitled to cast the vote or give the consent for any member that was not appointed.

(b)    Each of the FC Manager, the NorthStar Member and the SAFANAD Manager, as the case may be, may appoint an alternate for each member appointed by it to the Investment Committee, who shall have all the powers of such Investment Committee member in his absence or inability to serve. The FC Manager, the NorthStar Member or the SAFANAD Manager, as the case may be, shall have the power to remove any member or alternate member of the Investment Committee appointed by it by delivery of written notice to all Investment Committee Members of such removal. Vacancies on the Investment Committee shall be filled by the Manager (or the NorthStar Member, as applicable) that appointed the Investment Committee Member previously holding the position which is vacant.

(c)    Each Investment Committee Member shall be entitled to cast one (1) vote with respect to any decision made by the Investment Committee, provided that the Investment Committee Members who are actually present at a meeting of the Investment Committee shall be entitled to cast the vote of any Investment Committee Member not present who was appointed by the same Manager.

(d)    The Investment Committee shall meet at least once each month at the offices of the FC Manager or via conference call (unless such meeting shall be waived by all Investment Committee Members) or on the call of either Manager upon three (3) days’ notice to all Investment Committee Members by telephone, electronic mail, telex, telecopy (with receipt confirmed by the sender’s fax machine) or telegraph. If none of the FC Committee Members, on the one hand, or the SAFANAD Committee Members,

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on the other hand, are able to attend the meeting on the date set forth in the notice, the Manager calling the meeting shall use its good faith efforts to select an alternate date within five (5) Business Days of the date of such proposed meeting, and if there is such a date when the FC Committee Members, on the one hand, and the SAFANAD Committee Members, on the other hand, can attend, the meeting shall be held on such alternate date. An agenda for each meeting shall be prepared in advance jointly by FC Manager and SAFANAD Manager. FC Committee Members and the SAFANAD Committee Members entitled to cast four (4) votes shall constitute a quorum, including at least one (1) FC Committee Member and one (1) SAFANAD Committee Member; provided, however, that (x) a quorum for purposes of any meeting in which a Significant Decision is to be discussed and/or approved shall also require the NorthStar Committee Member, and (y) in the event that any member of the Formation Member loses voting rights pursuant to Section 5.03(e) of the Formation Member Agreement or if a Removal Event (as such term is defined in the Formation Member Agreement) occurs, then the member of the Formation Member not losing such voting rights shall provide written notice of the loss of such voting rights by the other such member to all Investment Committee members, on which notice the Investment Committee members will be entitled to rely, and then upon delivery of such notice, regarding any Significant Decision which is not a Permanent Major Decision, (i) only the presence of the Contributing Member or Permitted Capital Call Contributing Member (as each such term is defined in the Formation Member Agreement) or the replacement managing member appointed under the Formation Member Agreement, as the case may be, shall be required for a quorum on behalf of the FC Committee Members and NorthStar Committee Member and (ii) the Contributing Member or Permitted Capital Call Contributing Member or the replacement managing member appointed under the Formation Member Agreement, as the case may be, shall have the right to direct the votes of the FC Committee Members and the NorthStar Committee Member. In the event that any member of the Formation Member previously losing voting rights pursuant to Section 5.03(e) of, or as a result of a Removal Event under, the Formation Member Agreement shall have such rights restored under the Formation Member Agreement, the member of the Formation Member not losing such voting rights shall provide written notice of the restoration of such voting rights by the other such member to all Investment Committee members, on which notice the Investment Committee members will be entitled to rely, and then upon delivery of such notice the previous notice regarding the loss of voting rights shall no longer apply. Except with respect to Significant Decisions, the vote of at least four of the FC Committee Members and the SAFANAD Committee Members shall be required for all actions of the Investment Committee, and any such action for which a vote of the majority of the FC Committee Members and the SAFANAD Committee Members has not been received, shall be deemed to be resolved as not approved. Approval of a Significant Decision shall require, at a minimum, the affirmative vote of two (2) SAFANAD Committee Members, one (1) FC Committee Member and one (1) NorthStar Committee Member and any Significant Decision for which the affirmative vote of the foregoing has not been received shall be deemed to be resolved as not approved. The Investment Committee may act without a meeting if the action taken is approved in advance in writing by a majority of the Investment Committee Members or Investment Committee Members entitled to cast a majority of the vote regarding the action.

(e)    The Investment Committee shall approve in advance any Significant Decisions or any matters on which its consent or approval is specifically required under this Agreement, any matters on which the Subsidiary Representative Directors will vote in their capacity as Subsidiary Representative Directors, and any other matter regarding the Investment Partnership, the General Partner or the Subsidiaries of the Investment Partnership (other than Purchaser) not specifically delegated to either Manager pursuant to the applicable Investment Management Agreement. The Investment Committee shall also have the right and power to approve any actions with respect to which the SAFANAD Manager notifies the Investment Committee that it deems such action to be outside the ordinary course of business and that it wants such action to be submitted to the Investment Committee (a “Notified Action”). With respect to such an action (including any Significant Decisions or any matters for which its consent or approval is specifically required

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under this Agreement), the FC Manager or the SAFANAD Manager, as the case may be, will not take such action except as directed by the Investment Committee.

(f)    Each Investment Committee Member shall promptly disclose to each other Investment Committee Members any fees payable to the Manager that appointed such Investment Committee Member (or such Manager’s Affiliates) as a result of any transaction entered into by the Investment Partnership, the General Partner or any Subsidiary with such Manager or its Affiliates.

(g)    Notwithstanding anything to the contrary set forth in this Agreement or any duty (fiduciary or otherwise) that might otherwise have existed at law or in equity, and to the fullest extent permitted by applicable law, each Investment Committee Member in his or her capacity as such shall not be deemed to owe any duty (including fiduciary duties) to the Manager or the NorthStar Member, as applicable, that did not appoint such Investment Committee Member, and an Investment Committee Member shall be entitled to act in its sole and absolute discretion and in the interests of the Manager or the NorthStar Member, as applicable, that appointed such Investment Committee Member or its Affiliates. Nothing herein shall be deemed to relieve any Manager or the NorthStar Member, as applicable, from any liability that it might otherwise have as a result of actions by its appointees on the Investment Committee.

(h)    Each Party shall appoint its respective Investment Committee Members to serve as Subsidiary Representative Directors. Each Manager shall cause its respective Subsidiary Representative Directors to act in a manner consistent with the terms of this Agreement. If any Subsidiary Representative Director selected by the FC Manager or NorthStar Member fails to act as advised by the Investment Committee in his capacity as a Subsidiary Representative Director on matters submitted for approval to the board of directors of the Purchaser, then, upon written notice from the SAFANAD Manager, the FC Manager or NorthStar Member, as applicable, shall take all action necessary to cause such Subsidiary Representative Director to be removed from the board of directors of the Purchaser, and the Parties shall cause the election of a director selected by the SAFANAD Manager to fill such vacancy.  In the event any such director selected by the SAFANAD Manager fails to act as advised by the Investment Committee in his capacity as a Subsidiary Representative Director on matters submitted for approval to the board of directors of the Purchaser, then, upon written notice from the FC Manager, the SAFANAD Manager shall take all action necessary to cause such Subsidiary Representative Director to be removed from the board of directors of the Purchaser, and the Parties shall cause the election of a director selected by the FC Manager to fill such vacancy.

2.2    Authority of Managers. Except as otherwise expressly provided in this Agreement, no Manager shall have any authority to bind or act for the other Manager or any right to vote on or consent to any matter for the other Manager. No Manager shall hold itself out as representing the Investment Partnership, the General Partner or any Subsidiary except in circumstances in which said Manager has been granted express authority pursuant to this Agreement or the applicable Investment Management Agreement to bind the Investment Partnership, the General Partner or any Subsidiary, as applicable. Any action taken by any Manager or any of its Affiliates without authority shall be void ab initio and have no effect.

2.3    Manager Default. If an Event of Default occurs with respect to either Manager (such Manager, a “Defaulting Manager”, and such other Manager, the “Non-Defaulting Manager”), such Defaulting Manager shall be placed in default under this Agreement and the Non-Defaulting Manager shall have the right to pursue or cause the Investment Partnership to pursue any available remedy at law or in equity against the Defaulting Manager or to enforce the performance of any provision of this Agreement. No remedy is exclusive of any other remedy.

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2.4    Right to Indemnification. For the avoidance of doubt, no consent of the Investment Committee shall be required and no member of the Investment Committee shall exercise any rights under this Agreement in order to prevent, delay or impede the ability of any Manager (or its Affiliates or personnel) to claim indemnification from the Investment Partnership in accordance with the provisions of the Investment Partnership Agreement.

2.5    Significant Decisions. Notwithstanding anything to the contrary set forth in this Agreement (but subject to Section 4.15 and Section 3 of the Purchaser LLC Agreement) or either or both of the Investment Management Agreements, neither of the Managers nor any of their Affiliates shall take or cause or permit the Investment Partnership, the General Partner, or any Subsidiary thereof to take, or decide not to take, any of the following actions, expend any amount of money, make any decision or incur any obligation on behalf of the Investment Partnership, the General Partner, or any Subsidiary thereof with respect to any matter within the scope of any of the matters enumerated below (each, a “Significant Decision”) unless the action, expenditure or other decision has been approved by the Investment Committee in advance and has been approved in accordance with any other requirements of this Agreement and the Purchaser LLC Agreement, as applicable.

(1)    to the extent an annual budget (or relevant portion thereof) of the Investment Partnership has not been approved in respect of the applicable annual period (the “Budget Year”) then in effect, incur or cause or permit to be incurred any capital, operating or other expenditure on behalf of the Investment Partnership, provided, however, that the FC Manager may incur or cause or permit to be incurred by or on behalf of the Investment Partnership or its Subsidiaries such capital or operating expenditures upon one (1) day’s prior notice to the Investment Committee, in case of an emergency, which the FC Manager determines in good faith is necessary in order to avoid immediate harm to Persons at or loss to any Property, or with such shorter or no prior notice (but subsequent notice of such emergency and the expenditures relating thereto as soon as possible thereafter) to the extent that one (1) day’s prior notice would jeopardize the existence of any Property or human health or safety of any Persons located thereon;

(2)    to the extent there is an Approved Budget (or relevant portion thereof) of the Investment Partnership or the Purchaser which has been approved in respect of the Budget Year then in effect, the approval of which Approved Budget shall constitute a Significant Decision hereunder, incur or cause or permit to be incurred on behalf of the Investment Partnership or the Purchaser any capital, operating or other expense that would, individually or in the aggregate, cause such expenditures to be greater than 110% of the expenses in the corresponding line item of such Approved Budget or 105% of the aggregate expenses in the Approved Budget; provided, however, that the FC Manager may incur or cause or permit to be incurred on behalf of the Investment Partnership or its Subsidiaries (including the Purchaser) such excess capital or operating expenditures upon one (1) day’s prior notice to the Investment Committee, in case of an emergency, which in its reasonable discretion is necessary in order to avoid immediate harm to persons at or loss to the Property, or with such shorter or no prior notice (but a subsequent notice of such emergency and the expenditures related thereto as soon as possible thereafter) to the extent that one (1) day’s prior notice would jeopardize the viability of any Property or human health or safety of Persons located thereon;

(3)    approve any acquisition of, or cause or permit the Investment Partnership, the General Partner or any of their respective Subsidiaries to acquire, any investment;

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(4)    enter into, or cause or permit the Investment Partnership, the General Partner or any Subsidiary thereof to enter into any Disposition (including any actions to be taken by the General Partner pursuant to Section 12.3 (Fund Transfer) of the Investment Partnership Agreement) (x) at any time during the Lockout Period and (y) except as otherwise expressly permitted pursuant to Section 12.4 of the Investment Partnership Agreement, at any time after the expiration of the Lockout Period;

(5)    a Notified Action;

(6)    cause or permit the Investment Partnership, the General Partner, or any Subsidiary thereof to acquire or lease, as lessee, any land or other real property or interest therein;

(7)    dissolve and wind-up the Investment Partnership, the General Partner, or any Subsidiary thereof or elect to continue the Investment Partnership or elect to continue the business of the Investment Partnership;

(8)    incur, renew, refinance or pay or otherwise discharge Indebtedness of the Investment Partnership or any Subsidiary thereof other than trade payables (not more than 60 days outstanding) incurred in the ordinary course of business in accordance with the Approved Budget and the repayment of Indebtedness authorized by the Approved Budget;

(9)    modify or grant any waiver or consent under or terminate (i) any agreement executed by the Investment Partnership, the General Partner, or any Subsidiary thereof or (ii) any other document the execution of which required approval of the Investment Committee, in each case of clauses (i) and (ii) other than the Organizational Document of the Investment Partnership, the General Partner or any Subsidiary thereof, which shall be governed by clause (13);

(10)    institute proceedings on behalf of the Investment Partnership, the General Partner and any Subsidiary thereof, for bankruptcy protection, or consent to the filing of a Bankruptcy proceeding against such entity, or file a petition or answer or consent to seeking reorganization of such entity, under the Bankruptcy Code or any other similar applicable federal, state or foreign law, or consent to the filing of any such petition against such entity, or consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of such entity or of its property, or make an assignment for the benefit of creditors of such entity, or admit in writing such entity’s inability to pay its debts generally as they become due;

(11)    organize or form, or permit to be organized or formed, any Subsidiary or any Alternative Investment Vehicle, Parallel Investment Vehicle, Inside Blocker Corporation, Outside Blocker Corporation, Feeder Fund (each, as defined in the Investment Partnership Agreement) or similar alternative investment vehicle of the Investment Partnership or the General Partner, or acquire, or become an owner of, equity interests in any entity;

(12)    change the nature of the business of the Investment Partnership from the Business;

(13)    amend any Organizational Document of the Investment Partnership, the General Partner or any Subsidiary thereof, other than any amendment to reflect any adjustments in capital accounts and/or percentage interests in the Investment Partnership or the admission of additional limited partners pursuant to Article VI (Defaulting Partners) of the Investment Partnership Agreement;

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(14)    enter into, or cause or permit the Investment Partnership or any Subsidiary thereof to enter into, a subscription agreement with an investor in the Investment Partnership or any Subsidiary thereof, any other agreement or side letter with any investor in the Investment Partnership or any Subsidiary thereof or any placement agreement, finders agreement or other agreement relating to the offering or sale of interests in the Investment Partnership or any Subsidiary thereof, other than any agreement with any additional limited partners entered into pursuant to the express provisions of Article VI (Defaulting Partners) of the Investment Partnership Agreement;

(15)    merge or consolidate the Investment Partnership, the General Partner or any Subsidiary thereof with or into any other Person (or engage in any other transaction having substantially the same effect);

(16)    cause or permit the Investment Partnership, the General Partner or any Subsidiary thereof to issue equity interests in such entity other than pursuant to the exercise of any remedy pursuant to the express provisions of Article VI (Defaulting Partners) of the Investment Partnership Agreement;

(17)    make or revoke any federal tax election by or on behalf of or take any tax position with respect to the Investment Partnership, the General Partner or any Subsidiary thereof;

(18)    settle any condemnation action involving a claim in excess of $100,000;

(19)    enter into or amend any contract on behalf of the Investment Partnership, the General Partner or any Subsidiary thereof that involves payments in excess of $100,000 in the aggregate or that is not cancelable upon thirty (30) days’ notice;

(20)    create or permit the creation of any lien on the Investment Partnership’s interest in any Subsidiary or any other Investment Partnership Asset, or authorize the Investment Partnership, the General Partner or any Subsidiary thereof to create any lien on any Investment Partnership Assets;

(21)    cancel or otherwise forgive or release any material claim or Indebtedness owed to the Investment Partnership, the General Partner or any Subsidiary thereof by any Person, except in the ordinary course of its business;

(22)    enter into, or be a party to, or authorize the Investment Partnership to enter into or be a party to, any transaction with any Affiliate of either Manager;

(23)    lend or authorize the Investment Partnership, the General Partner or any Subsidiary thereof to lend, money or make advances to any Person;

(24)    take any action or exercise any rights or authorize the Investment Partnership or the General Partner to take any action or exercise any rights pursuant to the Investment Partnership Agreement, or any advisory and/or management agreement, including without limitation making capital calls; provided, that either the Formation Manager or the Safanad Manager, may, without the consent of the other, issue capital calls (collectively, “Permitted Capital Calls”) which may be necessary to (i) prevent a threat to the health, safety or welfare of any resident or other person in the immediate vicinity of any Property, (ii) prevent damage or loss to any Property, (iii) remediate or repair any Property, (iv) avoid the suspension of services to, or licenses at, a Property, (v) avoid

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criminal or civil liability on the part of the Investment Partnership, any Partner or any Subsidiary with respect to activities at any Property (each capital call made pursuant to clauses (i) through (v), an “Emergency Capital Call”); which either Manager determines in good faith is necessary in order to avoid immediate harm to Persons at, or loss to, any Property but in no event as to Emergency Capital Calls which exceed $10,000,000 in any Budget Year, or (vi) if the Investment Partnership or any Subsidiary thereof requires capital to cure a default, or prevent an imminent default, under a borrowing arrangement with NorthStar Healthcare Income, Inc. or its Affiliates, and provided further that either Manager may, without the consent of the other, spend funds contributed to the Investment Partnership pursuant to a Permitted Capital Call for the purpose for which such Permitted Capital Call was issued;

(25)    cause the Investment Partnership, the General Partner or any Subsidiary thereof to make in kind distributions or any determination of reserves under the definition of “Distributable Proceeds” in the Investment Partnership Agreement;

(26)    demand, receive, acknowledge and institute legal action for recovery of any and all revenues, receipts and considerations exceeding Fifteen Thousand Dollars ($15,000) due and payable to the Investment Partnership, the General Partner and any Subsidiary thereof in accordance with prudent business practices;

(27)    execute and deliver leases and other contracts and/or instruments exceeding Fifteen Thousand Dollars ($15,000) on behalf of the Investment Partnership, the General Partner and any Subsidiary thereof as necessary or desirable to carry out the business of, the Investment Partnership, the General Partner and any Subsidiary thereof;

(28)    maintain all funds of the Investment Partnership, the General Partner and the Subsidiaries in appropriate bank accounts, which funds shall not be commingled with the funds of any other Person;

(29)    coordinate the defense of any claims, demands, suits or legal proceedings made or instituted against the Investment Partnership, the General Partner and any Subsidiary thereof exceeding Fifteen Thousand Dollars ($15,000) in dispute by other parties, through legal counsel for such entity;

(30)    take such action as is necessary on behalf of the Investment Partnership, the General Partner and any Subsidiary thereof to cause them to comply with the material terms and provisions of any and all contracts and other agreements and instruments exceeding Fifteen Thousand Dollars ($15,000) entered into or assumed by them in accordance with the provisions of this Agreement; and

(31)    subject to Section 2.8, take such action on behalf of the Investment Partnership, the General Partner and any Subsidiary thereof to cause it to be in compliance with all laws, ordinances, orders, rules, regulations and requirements of all Governmental Authority and to contest the validity or application of any such law, ordinance, order, rule, regulation or requirement.

Notwithstanding the foregoing, neither the SAFANAD Manager, FC Manager nor the NorthStar Member shall take any action (or fail to take any action) which would prevent the Purchaser from obtaining a written opinion by nationally recognized counsel that (i) the Purchaser is organized in conformity with the requirements for qualification and taxation as a REIT for such

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year, and (ii) that based on the Purchaser's proposed method of operation, the Purchaser will meet the requirements for qualification and taxation as a REIT for the next year.

2.6    Material Master Lease Terms. Notwithstanding any other provision of this Agreement, each of the SAFANAD Manager and NorthStar Manager shall have the right, but not the obligation, to require that the FC Manager take action on behalf of the Investment Partnership or its Subsidiaries to enforce the Material Master Lease Terms against the Master Tenant and the operators of any Property or to exercise the rights of the Investment Partnership and its Subsidiaries against the Master Tenant. Within ten Business Days of the occurrence of an event of default under a Master Lease as a result of any Material Master Lease Terms, the FC Manager will either (i) take such action as results in the Master Tenant being in compliance with the terms of the Master Lease or (ii) propose to the SAFANAD Manager and the NorthStar Manager a plan of action as to the steps that should be taken to remedy or cure such event of default or remedies that should be exercised by the Master Tenant based upon such event of default. Each of the SAFANAD Manager and NorthStar Manager shall consult with the FC Manager with respect to any plan submitted by the FC Manager. In the event that the FC Manager either fails to remedy such event of default or either the SAFANAD Manager or NorthStar Manager rejects the plan proposed by the FC Manager, either the SAFANAD Manager or NorthStar Manager may initiate any action on behalf of the Investment Partnership or its Subsidiaries or take over the prosecution or defense of any action brought, or which could be brought, by or against the Master Tenant with respect to such Material Master Lease Terms. “Material Master Lease Terms” shall mean provisions in the Master Lease with any Master Tenant who is then an Affiliate of the FC Manager that constitute an event of default thereunder related to (A) payment of rent and other amounts owed to the Landlord by the Master Tenant, (B) the Master Tenant’s obligations with respect to taxes, (C) the Master Tenant’s obligations with respect to insurance coverage, (D) the Master Tenant’s obligations with respect to use, maintenance and alteration of the leased premises, including, without limitation, capital expenditure funding, (E) the Master Tenant’s obligations with respect to cash management, or (F) the Master Tenant’s reporting obligations to Landlord under the Master Lease.

2.7    Conflicts of Interest.
(a)    In the event that the SAFANAD Manager or any of its Affiliates has an actual conflict of interest as to the determination of a Significant Decision, such Significant Decision will be determined by the unanimous decision of NorthStar Member and FC Manager.
(b)    In the event that the FC Manager or any of its Affiliates has an actual conflict of interest as to the determination of a Significant Decision, such Significant Decision will be determined by the unanimous decision of NorthStar Member and SAFANAD Manager.
(c)    In the event that the NorthStar Member or any of its Affiliates has an actual conflict of interest as to the determination of a Significant Decision (including, as it relates to NorthStar, any actual conflict as it relates to any loan by NorthStar to Purchaser and/or its subsidiaries), such Significant Decision will be determined by the unanimous decision of the SAFANAD Manager and FC Manager.

2.8    Regulatory and Marketing Cooperation.
(a)    FC Manager and SAFANAD Manager will cooperate regarding regulatory compliance matters relating to the Investment Partnership. FC Manager shall have responsibility

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for ensuring regulatory compliance by the Investment Partnership and its Subsidiaries and shall comply with the Investment Advisers Act of 1940, as amended and the regulations promulgated thereunder with respect to the Investment Partnership; provided that FC Manager and SAFANAD Manager shall have the right to review and approve (i) any regulatory filing or other communications to any Governmental Authority made by or on behalf of the Investment Partnership, its subsidiaries or the General Partner (and shall have a reasonable opportunity, and in any event no less than 10 calendar days, to review drafts of such filings and communications prior to the date on which they are due) and (ii) any regulatory determinations made with respect to the Investment Partnership, its subsidiaries or the General Partner. Each Manager shall be responsible for compliance with applicable law and regulation by any Feeder Fund or other investment vehicle formed by such Manager or its Affiliate that invests, directly or indirectly, in the Investment Partnership. For the avoidance of doubt, the foregoing provisions do not provide any oversight, review or approval rights to FC Manager or SAFANAD Manager in respect of any regulatory filing that either Formation Capital, LLC or SAFANAD, Inc. may be required to file with the Securities and Exchange Commission (the “SEC”) in connection with its obligations as an investment advisor registered with the SEC.
(b)    Each of FC Manager and SAFANAD Manager will cooperate on, and the Investment Committee shall have the right to approve in advance, all press, news, conference participation and marketing efforts relating to or performed on behalf of the Investment Partnership or its Subsidiaries. For the avoidance of doubt, the foregoing provision shall not apply to private placement memoranda or similar offering materials that are not issued by the Investment Partnership and are provided to investors or prospective investors in a Feeder Fund.
2.9    Investor Information and Status.
(a)    On or prior to the date hereof, the FC Manager shall provide to the SAFANAD Manager a list setting forth (i) the name and address of each person or entity investing in the Investment Partnership indirectly through FC (as defined in the Investment Partnership Agreement) and (ii) the name and address of each person or entity that is a direct or indirect beneficial owner of each entity listed in clause (i) (other than the owners of any publicly traded company). The FC Manager shall deliver promptly to the SAFANAD Manager an update to such list in the event of (x) any subsequent closing adding any new person or entity to the list in clause (i) or (y) any transfer of a direct or indirect interest in any FC Investor to any person or entity not disclosed in the list most recently provided to the SAFANAD Manager. On or prior to the date hereof, the SAFANAD Manager shall provide to the FC Manager a list setting forth (i) the name and address of each person or entity investing in the Investment Partnership indirectly through each SAFANAD Investor (as defined in the Investment Partnership Agreement) and (ii) the name and address of each person or entity that is a direct or indirect beneficial owner of each entity listed in clause (i) (other than the owners of any publicly traded company).The SAFANAD Manager shall deliver promptly to the FC Manager an update to such list in the event of (x) any subsequent closing adding any new person or entity to the list in clause (i) or (y) any transfer of a direct or indirect interest in any SAFANAD Investor to any person or entity not disclosed in the list most recently provided to the FC Manager.

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(b)    Information provided by either Party to the other Party shall constitute “Confidential Information.” Each Party agrees not to use such Confidential Information for any purpose unrelated to this Agreement or the Investment Partnership. Each Party further agrees to maintain the confidentiality of Confidential Information provided under this Section 2.11; provided that a Party may deliver or disclose Confidential Information to: (i) on a confidential basis, the directors, officers and employees of such Party or its Affiliates who need to know such information in performance of their professional duties; (ii) its agents, attorneys and auditors who are bound to maintain the confidentiality of such Confidential Information; and (iii) any governmental or regulatory authority having jurisdiction over such Party or as is otherwise required by law, regulation or legal process. Each Party shall be responsible for any breach of this Section 2.11 caused by any of the directors, officers or employees of such Party or its Affiliates and the agents, attorneys and auditors of such Party.
(c)    Each Party shall cause each of its Affiliates that are a party to the Investment Partnership Agreement to use commercially reasonable efforts to comply in all respects with Section 3.12(a) of the Investment Partnership Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of Managers. Each Party hereby represents and warrants to and acknowledges with respect to itself only (after giving effect to the consummation of the transactions under the Transaction Documents), that:

(a)    such Party is duly formed and has the authority to do business in any jurisdiction in which it currently does business, is authorized to execute and deliver this Agreement and to perform its obligations hereunder, and such Party has duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligations of such Party, enforceable against such Party in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity;

(b)    its execution and delivery of this Agreement and the performance of its obligations hereunder will not (i) conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, (ii) conflict with or violate any of the provisions of its Organizational Documents or any other agreement to which it is a party, or (iii) violate any statute or any order, rule or regulation of any Governmental Authority, in any manner that would adversely affect the performance of its duties hereunder;

(c)    such Party has obtained any consent, approval, authorization or order of any Governmental Authority required for the execution, delivery and performance by such Party of its obligations hereunder;

(d)    there is no action, suit or proceeding pending against such Party, or, to its knowledge, threatened in any court or by or before any other Governmental Authority that would prohibit its entering into or performing its obligations under this Agreement;

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(e)    such Party acknowledges and agrees that the terms of this Agreement shall not modify the right to indemnification of any party pursuant to the Investment Partnership Agreement or either Investment Management Agreement; and

(f)    such Party, if it is a Manager, agrees to comply with the terms of its Investment Management Agreement.

ARTICLE 4
MISCELLANEOUS

4.1    Term. The term of this Agreement shall commence on the Effective Date and shall continue until the Investment Partnership is dissolved as provided in the Investment Partnership Agreement.

4.2    No Partnership or Joint Venture. The Parties intend that the relationship between the Parties created pursuant to this Agreement shall not be a partnership or joint venture, and that no Party to this Agreement or any representative or officer of same shall, as a result of its being a party to this Agreement, be a partner or joint venturer of any other Party for any purposes and this Agreement shall not be construed to the contrary.

4.3    Amendments. This Agreement may only be amended, supplemented or otherwise modified with the prior written consent of the Investment Committee, provided, however, that any amendment to Section 2.1, Section 2.5, Section 2.7 and this Section 4.3 (including in each case the defined terms referenced therein) shall require the affirmative vote of the NorthStar Committee Member.

4.4    Further Assurances. Each Party agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the other Parties, may be necessary or advisable to carry out the intent and purpose of this Agreement.

4.5     Notices. Unless otherwise specified in this Agreement, all notices, approvals, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight air express, or sent by facsimile (upon confirmation of receipt) or by email (upon confirmation of receipt) as follows:
If to FC Manager, to:

3820 Mansell Road, Suite 280,

Alpharetta, GA 30022-1328
Attention: Christina Firth

Facsimile: (770) 678-4942

E-mail: cfirth@formationcapital.com

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with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square
New York, New York 10036

Attention: Vered Rabia

Facsimile: (917) 777-2892

E-mail: vered.rabia@skadden.com
If to SAFANAD Manager, to:

c/o Safanad (Dubai) Limited
Level 4

The Gate (East)
DIFC
Dubai
Attention: Chief Executive Officer, Chief Financial Officer and General Counsel

E-mail: mbenn@safanad.com;
kamal@safanad.com; dwall@safanad.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5306
Attention: Arthur Pasternak
Facsimile: (202) 530-9577
E-mail: apasternak@gibsondunn.com

or to such other Person or address as any Party shall specify by notice in writing in accordance with this Section 4.5 to each of the other Parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of actual delivery, except for a notice of a change of address, which shall be effective only upon receipt thereof.

4.6    Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto is inserted for convenience only and shall not be deemed a part of this Agreement.

4.7    Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

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4.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

4.9    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

4.10    Consent to Jurisdiction. To the fullest extent permitted by law, each Party hereto hereby irrevocably consents and agrees, for the benefit of each Party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, shall be brought in any city, state or federal court located in the Borough of Manhattan, the City of New York (the “Designated Courts”), and hereby irrevocably accepts and submits to the jurisdiction of the Designated Courts (and of the appropriate appellate courts) of each such Designated Court with respect to any such action, suit or proceeding. Each Party hereto also hereby irrevocably consents and agrees, for the benefit of each other Party, that any legal action, suit or proceeding against it shall be brought in any Designated Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Designated Court with respect to any such action, suit or proceeding. Each Party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such Designated Court and hereby further waives and agrees not to plead or claim in any such Designated Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. Each Party agrees that (i) to the fullest extent permitted by law, service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth above and (ii) all notices that are required to be given hereunder may be given by the attorneys for the respective Parties.

4.11    Validity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

4.12    Successors and Assigns. This Agreement shall be binding upon the Parties hereto. Without the consent of the other Party, no Party may assign its rights or obligations hereunder. During the term of this Agreement, the direct and indirect equity interests in the Managers may not be assigned, sold or transferred (including by pledge or hypothecation) to any other Person.

4.13    Entire Agreement. This Agreement supersedes all prior agreements among the Parties with respect to the subject matter hereof and contains the entire Agreement among the parties with respect to such subject matter.

4.14    Waivers. No waiver of any provision hereof by any Party hereto shall be deemed a waiver by any other Party nor shall any such waiver by any Party be deemed a continuing waiver of any matter by such Party.

4.15    Certain Approvals. The Parties acknowledge and agree that the NorthStar Member shall be an express third party beneficiary of Section 4.3 and this Section 4.15 and entitled to enforce the breach by either Manager of the foregoing.

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4.16    No Third Party Beneficiaries. Except as expressly stated herein (including Section 4.15), this Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a Party to this Agreement.

4.17    Construction of Documents. The Parties acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the Party that drafted same.

4.18    Survival. The representations, warranties, agreements and covenants by each Party shall survive the Effective Date.

4.19    Waiver of Jury Trial. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION HEREOF OR (B) IN ANY WAY CONNECTED OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE PARTIES HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

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IN WITNESS WHEREOF, the parties have entered into this Investment Committee Agreement as of the date first set forth above.

FC Manager:	FORMATION CAPITAL ASSET MANAGEMENT III, LLC,
a Delaware limited liability company

	By:	/s/ Steven Fishman
Name: Steven Fishman
Title: President

SAFANAD Manager:	SAFANAD SSCIP VI MANAGEMENT, LLC,
a Delaware limited liability company

	By:	/s/ Vincent T. Pica
Name: Vincent T. Pica
Title: President

NorthStar Member:	DOMINO HOLDINGS NT-HCI, LLC,
a Delaware limited liability company

	By:	/s/ Jenny B. Neslin
Name: Jenny B. Neslin
Title: Associate General Counsel and Assistant Secretary

1160165.07-NYCSR03A - MSW